UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

SCHEDULE 14A

Proxy Statement Pursuant to Section 14(a) of the
Securities Exchange Act of 1934

Filed by the Registrant ☒
Filed by a Party other than the Registrant ☐

Check the appropriate box:

☒	Preliminary Proxy Statement

☐	Confidential, for Use of the Commission Only (as permitted by Rule 14a-6(e)(2))

☐	Definitive Proxy Statement

☐	Definitive Additional Materials

☐	Soliciting Material Pursuant to §240.14a-12

CUTERA, INC.
(Name of Registrant as Specified In Its Charter)

(Name of Person(s) Filing Proxy Statement, if other than the Registrant)

Payment of Filing Fee (Check all boxes that apply):

☒	No fee required.

☐	Fee paid previously with preliminary materials.

☐	Fee computed on table in exhibit required by Item 25(b) per Exchange Act Rules 14a-6(i)(1) and 0-11
i

NOTICE OF 2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON

July 15, 2024

at 10:00 A.M. Pacific Time

To Our Stockholders:

You are cordially invited to attend the 2024 Annual Meeting of Stockholders (including any adjournments, postponements or continuations thereof, the “Annual Meeting”) of Cutera, Inc. (the “Company”). The meeting will be held on July 15, 2024, at 10 a.m. Pacific Time, virtually by visiting www.virtualshareholdermeeting.com/CUTR2024, where you will be able to listen to the meeting live, submit questions and vote online. The meeting is being held for the following purposes:

1.Elect five directors, constituting the entire Board of Directors, to each serve a one-year term that expires at the 2025 Annual Meeting of Stockholders and until their successors have been duly elected and qualified;
2.Ratify the selection of BDO USA, P.C. as the independent registered public accounting firm of the Company (the “Independent Registered Public Accounting Firm”) for the fiscal year ending December 31, 2024;
3.Hold a non-binding advisory vote on the compensation of our Named Executive Officers;
4.Approve the amendment and restatement of our 2019 Equity Incentive Plan to increase the total number of shares of our common stock available for issuance under the 2019 Equity Incentive Plan by 2,395,275 shares and make certain other changes; and
5.Approve the amendment of outstanding stock options to reduce the exercise price per share to the closing price on the date of the Annual Meeting;
6.Transact such other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

The foregoing items of business are more fully described in the proxy statement accompanying this Notice of Annual Meeting (the “Proxy Statement”).

We intend to mail the Proxy Statement, our 2023 Annual Report and a proxy card or voting instruction card (collectively referred to as “Proxy Materials”) on or about June 17, 2024, to all stockholders of record entitled to vote at the Annual Meeting. Your vote is important, regardless of the number of shares that you own. Whether or not you intend to attend the Annual Meeting, please vote as soon as possible to make sure that your shares are represented. The meeting will begin promptly at 10 a.m., Pacific Time. Only holders of record of shares of our common stock (NASDAQ: CUTR) at the close of business on May 23, 2024 will be entitled to notice of, and to vote at, the meeting and any postponements or adjournments of the meeting.

IMPORTANT

YOUR VOTE IS IMPORTANT. You are cordially invited to attend the Annual Meeting whether you own a few or many shares. Whether or not you expect to attend the meeting, please complete, date, sign and return the enclosed proxy, or vote over the telephone or the Internet as instructed in these materials, as promptly as possible in order to ensure your representation at the meeting. A return envelope (which is postage prepaid if mailed in the United States) has been provided for your convenience. Even if you have voted by proxy, you may still vote at the meeting by attending the meeting virtually. Please note, however, that if your shares are held of record by a broker, bank or other nominee and you wish to vote at the meeting, you must obtain a proxy issued in your name from that record holder.

By order of the Board of Directors,

/s/ Taylor C. Harris	Brisbane, California June , 2024

Taylor C. Harris Chief Executive Officer & Director

Page
QUESTIONS & ANSWERS REGARDING THIS SOLICITATION AND VOTING AT THE ANNUAL MEETING	2

What is a proxy statement and what is a proxy?	2
Why am I receiving these proxy materials?	2
I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?	2
What is the purpose of the Annual Meeting?	2
Who is entitled to attend the meeting?	2
Who is entitled to vote at the meeting?	3
How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum)?	3
What items of business will be voted on at the meeting?	3
Will any other matters be decided at the Annual Meeting of Stockholders?	3
How does the Board recommend that I vote?	4
What shares can I vote at the meeting?	4
What is the difference between holding shares as a stockholder of record and as a beneficial owner?	4
How can I vote my shares without attending the meeting?	4
How can I vote my shares at the virtual meeting?	5
Can I change my vote?	5
Is my vote confidential?	5
What vote is required to approve each item and how are votes counted?	5
What is a “broker non-vote” and how are they voted?	6
How are “broker non-votes” counted?	6
How are abstentions counted?	6
What happens if additional matters are presented at the meeting?	7
Who will serve as inspector of election?	7
What should I do in the event that I receive more than one set of proxy/voting materials?	7
Who is soliciting my vote and who will bear the costs of this solicitation?	7
Where can I find the voting results of the meeting?	7
What is the deadline to propose actions for consideration at next year’s Annual Meeting of stockholders or to nominate individuals to serve as directors?	8

STOCK OWNERSHIP	9

Security Ownership of Certain Beneficial Owners and Management	9
Delinquent Section 16(a) Reports	11

CORPORATE GOVERNANCE AND BOARD MATTERS	12

Director Independence	12
Board Leadership Structure	12
Risk Oversight and Analysis	12
Committees of the Board	13
Meetings Attended by Directors	13
Director Nomination Process	14
Director Compensation	14
2023 Director Compensation Table	15

v

PROXY STATEMENT FOR 2024 ANNUAL MEETING OF STOCKHOLDERS TO BE HELD ON JULY 15, 2024

The Board of Directors (“Board”) of Cutera, Inc., a Delaware corporation, is soliciting your proxy to vote at our 2024 Annual Meeting of Stockholders to be held on July 15, 2024, beginning at 10 a.m., Pacific Time, virtually by visiting www.virtualshareholdermeeting.com/CUTR2024, and at any postponements or adjournments thereof.

We are sending these Proxy Materials on or prior to June 17, 2024, to all stockholders of record at the close of business on May 23, 2024 (the “Record Date”). There were 20,097,827 shares of Cutera common stock outstanding on the Record Date.

If you are a shareholder of record at the close of business on May 23, 2024, you will receive these Proxy Materials by mail. Our Annual Report on Form 10-K was filed with the Securities and Exchange Commission (the “SEC”) on May 10, 2024.

Attending the Annual Meeting Online. We will host the 2024 Annual Meeting live via the Internet only. You will attend the meeting virtually by visiting www.virtualshareholdermeeting.com/CUTR2024, including to vote and/or submit questions online. Whether or not you attend the meeting, we encourage you to vote by Internet or to complete, sign and mail your voting instruction form or proxy prior to the meeting.

Virtual Meeting Philosophy. We have held our annual meeting of stockholders as a virtual meeting via the Internet since 2020. We also offer stockholders the option to ask questions live via telephone. The Board believes that holding the annual meeting of stockholders in a virtual format provides the opportunity for participation by a broader group of stockholders while reducing the costs associated with planning, holding, and arranging logistics for in-person meeting proceedings. This balance allows the meetings to remain focused on matters directly relevant to the interests of stockholders in a way that recognizes the value to stockholders of an efficient use of company resources. The Board intends that the virtual meeting format provide stockholders a level of transparency as close as possible to the traditional in-person meeting format and takes the following steps to ensure such an experience:

•providing stockholders with the ability to submit appropriate questions in advance of the meeting to ensure thoughtful responses from management and the Board;
•providing stockholders with the ability to submit appropriate questions in real-time either via telephone or the meeting website, limiting questions to one per stockholder unless time otherwise permits;
•answering as many questions submitted in accordance with the meeting rules of conduct as possible in the time allotted for the meeting without discrimination; and
•offering separate engagement opportunities with stockholders on appropriate matters of governance or other relevant topics as outlined under the section titled “Communications with the Board by Stockholders” below.

Submit Your Questions. We invite you to submit any questions of general stockholder interest to the Corporate Secretary via email at cutera-shareholders@cutera.com. You may also submit live questions during the meeting.

Voting. You may vote via the Internet, the telephone or by mail.

For more information, see “Questions And Answers Regarding This Solicitation And Voting At The Annual Meeting” in this Proxy Statement which contains important information regarding the meeting. Specifically, the Proxy Statement identifies the matters upon which you are being asked to vote, provides information that you may find useful in determining how to vote and describes the voting procedures.

In this Proxy Statement, the terms “we”, “our”, “Cutera” and the “Company” each refer to Cutera, Inc.; the term “Board” means our Board of Directors; the term “proxy materials” means this Proxy Statement, the enclosed proxy card, our Annual Report on Form 10-K for the year ended December 31, 2023, filed with the SEC on May 10, 2024; and the term “Annual Meeting” means our 2024 Annual Meeting of Stockholders.

QUESTIONS AND ANSWERS REGARDING THIS SOLICITATION AND VOTING AT THE ANNUAL MEETING

What is a proxy statement and what is a proxy?	A proxy statement is a document that the rules and regulations of the United States, including the SEC, require us to give to you when it asks you to give a proxy designating individuals to vote on your behalf. A proxy is your legal designation to another person to vote shares that you own. That other person is called a proxy. If you delegate someone as your proxy in a written document, that document is also called a proxy or proxy card.

Why am I receiving these proxy materials?	You are receiving these proxy materials from us because you were a stockholder of record at the close of business on the Record Date. As a stockholder of record, you are invited to attend the meeting virtually and are entitled to and requested to vote on the items of business described in this Proxy Statement.

I share an address with another stockholder, and we received only one paper copy of the proxy materials. How may I obtain an additional copy of the proxy materials?
Under the rules adopted by the SEC, the Company may deliver a single set of proxy materials to one address shared by two or more of the Company’s stockholders. This delivery method is referred to as “householding” and can result in significant cost savings. To take advantage of this opportunity, the Company and the Board have delivered only one set of proxy materials to multiple stockholders who share an address, unless the Company or the Board received contrary instructions from the impacted stockholders prior to the mailing date. The Company and the Board agree to deliver promptly, upon written or oral request, a separate copy of the proxy materials, as requested, to any stockholder at the shared address to which a single copy of these documents was delivered. If you prefer to receive separate copies of the proxy materials, contact Broadridge Financial Solutions, Inc. by calling 1-800-542-1061 or in writing at Broadridge, Householding Department, 51 Mercedes Way, Edgewood, New York 11717.

In addition, if you currently are a stockholder who shares an address with another stockholder and would like to receive only one copy of future notices and proxy materials for your household, you may notify your broker if your shares are held in a brokerage account or you may notify us if you hold registered shares. Registered stockholders may notify us by contacting Broadridge Financial Solutions, Inc. at the above telephone number or address or sending a written request to:

Cutera, Inc. Corporate Secretary
3240 Bayshore Blvd.
Brisbane, California 94005-1021

What is the purpose of the Annual Meeting?	At our Annual Meeting, stockholders of record will vote upon the items of business outlined in the notice of meeting (on the cover page of this Proxy Statement), each of which is described more fully in this Proxy Statement. In addition, management will report on the performance of the Company and respond to questions from stockholders.

Who is entitled to attend the meeting?	You are entitled to attend the meeting virtually only if you owned our common stock (or were a joint holder) as of the Record Date, or if you hold a valid proxy for the meeting.

Please also note that if you are not a stockholder of record, but hold shares in street name (that is, through a broker or nominee), you will need to provide proof of beneficial ownership as of the Record Date, such as your most recent brokerage account statement, a copy of the voting instruction card provided by your broker, trustee or nominee, or other similar evidence of ownership.

The meeting will begin promptly at 10:00 a.m., Pacific Time.

Who is entitled to vote at the meeting?
All stockholders of record at the close of business on the Record Date are entitled to notice of and to vote at the meeting, and at any postponements or adjournments thereof. As of the Record Date, 20,097,827 shares of our common stock were outstanding. Each outstanding share of our common stock entitles the holder to one vote on each matter properly brought before the meeting. Accordingly, there are a maximum of 20,097,827 votes that may be cast at the meeting.

How many shares must be present or represented to conduct business at the meeting (that is, what constitutes a quorum)?
The presence at the meeting virtually or by proxy, of the holders of a majority of the shares of our common stock issued and outstanding and entitled to vote constitutes a quorum. A quorum is required to conduct business at the meeting. Accordingly, the presence of the holders of our common stock representing at least 10,048,914 votes will be required to establish a quorum at the meeting. Abstentions are counted for the purpose of determining the presence of a quorum. Unless someone else provides a beneficial owner with competing proxy materials (in addition to the Company’s proxy materials), broker non-votes will also be counted for the purpose of determining the presence of a quorum.

What items of business will be voted on at the meeting?	The items of business scheduled to be voted on at the meeting are as follows:

1.Elect five nominees to serve as directors on our Board;

2.Ratify BDO USA, P.C. (“BDO”) as the Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2024;

3.Hold a non-binding advisory vote on the compensation of our Named Executive Officers;

4.Approve the amendment and restatement of our 2019 Equity Incentive Plan to increase the total number of shares available for issuance under the 2019 Equity Incentive Plan by 2,395,275 shares and make certain other changes;

5.Approve the amendment of certain outstanding stock options to reduce the exercise price per share to the closing price on the date of the Annual Meeting; and

6. Transact any other business as may properly come before the Annual Meeting, including any motion to adjourn to a later date to permit further solicitation of proxies, if necessary, or before any adjournment thereof.

These proposals are described more fully in this Proxy Statement. As of the date of this Proxy Statement, the only business that our Board intends to present, or knows of that others will present at the meeting, is set forth in this Proxy Statement. If any other matter or matters are properly brought before the meeting, it is the intention of the persons who hold proxies to vote the shares they represent in accordance with their best judgment.

Will any other matters be decided at the Annual Meeting of Stockholders?
At the date of this Proxy Statement, the Company does not know of any other matters to be raised at the Annual Meeting other than those described in this Proxy Statement. If any other matters are, in accordance with the Delaware General Corporation Law, other applicable law, or the Company’s Amended and Restated Certificate of Incorporation (the “Charter”) and the Bylaws, properly presented for consideration at the Annual Meeting, such matters will, subject to the Delaware General Corporation Law, other applicable law, the Charter and the Bylaws, be considered at the Annual Meeting and the individuals named in the proxy card will vote on such matters in their discretion.

How does the Board recommend that I vote?
Our Board recommends that you vote your shares (i) “FOR” each of the five director nominees, (ii) “FOR” the ratification of BDO as the Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2024, (iii) “FOR” the non-binding advisory vote on the compensation of our Named Executive Officers, (iv) “FOR” approval of the amendment and restatement of our 2019 Equity Incentive Plan to increase the total number of shares available for issuance under the 2019 Equity Incentive Plan by 2,395,275 shares and make certain other changes, and (v) “FOR” the approval of the amendment of certain outstanding stock options to reduce the exercise price per share to the closing price on the date of the Annual Meeting.

What shares can I vote at the meeting?
You may vote all shares owned by you as of the Record Date, including (1) shares held directly in your name as the stockholder of record, and (2) shares held for you as the beneficial owner through a broker, trustee or other nominee such as a bank.

What is the difference between holding shares as a stockholder of record and as a beneficial owner?
Most of our stockholders hold their shares through a broker or other nominee rather than directly in their own name. As summarized below, there are some distinctions between shares held of record and those owned beneficially.

Stockholders of Record. If your shares are registered directly in your name with our transfer agent, Computershare Trust Company, Inc., you are considered, with respect to those shares, the stockholder of record, and these proxy materials are being sent directly to you by us. As the stockholder of record, you have the right to grant your voting proxy directly to the individuals listed on the proxy card or to vote at the virtual meeting. We have enclosed the proxy card for your use.

Beneficial Owner. If your shares are held in a brokerage account or by another nominee, you are considered the beneficial owner of shares held in street name, and these proxy materials are being forwarded to you together with a voting instruction card. As the beneficial owner, you have the right to direct your broker, trustee or nominee how to vote and are also invited to attend the meeting virtually. Please note that since a beneficial owner is not the stockholder of record, you may not vote these shares at the virtual meeting unless you obtain a “legal proxy” from the broker, trustee or nominee that holds your shares, giving you the right to vote the shares at the meeting. Your broker, trustee or nominee has enclosed or provided voting instructions for you to use in directing the broker, trustee or nominee how to vote your shares.

How can I vote my shares without attending the meeting?
Whether you hold shares directly as the stockholder of record or beneficially in street name, you may direct how your shares are voted without virtually attending the meeting. Stockholders of record of our common stock may submit proxies by completing, signing, and dating their proxy cards and mailing them in the accompanying pre-addressed envelope. Our stockholders who hold shares beneficially in street name may vote by mail by completing, signing and dating the voting instruction cards provided by the broker, trustee or nominee and mailing them in the accompanying pre-addressed envelope. Further, you may vote by internet as instructed in this Proxy Statement. Please have your proxy card in hand when visiting the website, as you will need your Proxy number to vote your shares.

How can I vote my shares virtually at the meeting?	Shares held in your name as the stockholder of record may be voted at the meeting if you attend virtually. At the meeting, you will be instructed how to submit your vote. Shares held beneficially in street name may be voted at the virtual meeting only if you obtain a legal proxy from the broker, trustee or nominee that holds your shares giving you the right to vote the shares. Even if you plan to attend the meeting virtually, we recommend that you also submit your proxy card or voting instructions as described above so that your vote will be counted if you later decide not to, or are unable to, attend the meeting.

Can I change my vote?
You may change your vote at any time prior to the vote at the meeting. If you are the stockholder of record, you may change your vote by granting a new proxy bearing a later date (which automatically revokes the earlier proxy), by entering a new vote by Internet, by providing a written notice of revocation to our Corporate Secretary prior to your shares being voted, or by attending the meeting virtually. Attendance at the meeting will not cause your previously granted proxy to be revoked unless you specifically so request.

For shares you hold beneficially in street name, you may change your vote by submitting new voting instructions to your broker, trustee or nominee, or, if you have obtained a legal proxy from your broker, trustee or nominee giving you the right to vote your shares, by attending the meeting virtually.

Is my vote confidential?	Proxy instructions, ballots and voting tabulations that identify individual stockholders are handled in a manner that protects your voting privacy. Your vote will not be disclosed either within Cutera or to third parties, except: (1) as necessary to meet applicable legal requirements, (2) to allow for the tabulation of votes and certification of the vote, and (3) to facilitate a successful proxy solicitation. Occasionally, stockholders provide written comments on their proxy card, which are then forwarded to our management.

What vote is required to approve each item and how are votes counted?
The vote required to approve each item of business and the method for counting votes is set forth below:

Election of Directors. Each director nominee receiving affirmative “FOR” votes in excess of “AGAINST” votes at the meeting (a majority of votes cast) will be elected to serve as a director. You may vote either “FOR” or “AGAINST”, or “ABSTAIN” from voting for, the director nominees. A properly executed proxy marked “ABSTAIN” with respect to the election of one or more directors will not be voted with respect to the director or directors indicated, although it will be counted for purposes of determining whether there is a quorum.

Ratification of BDO as our Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2024. The affirmative “FOR” vote of a majority of the shares personally represented or by proxy at the meeting and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

Non-binding advisory vote on the compensation of our Named Executive Officers. The affirmative “FOR” vote of a majority of the shares personally represented or by proxy and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

Approval of the amendment and restatement of our 2019 Equity Incentive Plan to increase the total number of shares available for issuance under the 2019 Equity Incentive Plan and make certain other changes. The affirmative “FOR” vote of a majority of the shares personally represented or by proxy and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

The approval of the amendment of certain outstanding stock options to reduce the exercise price per share to the closing price on the date of the Annual Meeting. The affirmative “FOR” vote of a majority of the shares personally represented or by proxy and entitled to vote on the item will be required for approval. You may vote “FOR,” “AGAINST” or “ABSTAIN” for this item of business. If you “ABSTAIN,” your abstention has the same effect as a vote “AGAINST.”

If you provide specific instructions with regard to certain items, your shares will be voted as you instruct on such items. If you sign your proxy card, voting instruction card or voting online without giving specific instructions, your shares will be voted in accordance with the recommendations of the Board (“FOR” all of the Company’s nominees to the Board, “FOR” ratification of BDO as our Independent Registered Public Accounting Firm, “FOR” the approval, by non-binding vote, of executive compensation, “FOR” the approval of the amendment and restatement of our 2019 Equity Incentive Plan to increase the total number of shares available for issuance under the 2019 Equity Incentive Plan by 2,395,275 shares, “FOR” the approval of the amendment of certain outstanding stock options to reduce the exercise price per share to the closing price on the date of the Annual Meeting, and in the discretion of the proxy holders on any other matters that may properly come before the meeting).

What is a “broker non-vote” and how are they voted?
A broker non-vote occurs when a broker holding shares for a beneficial owner submits a proxy but does not vote on a particular proposal because the broker does not have discretionary voting power for that matter and has not received voting instructions from the beneficial owner. Brokers are not allowed to exercise their voting discretion with respect to the election of directors or for the approval of other matters which the New York Stock Exchange (“NYSE”) rules governing brokers determine to be “non-routine,” without specific instructions from the beneficial owner. We expect that, except for the ratification of BDO as the Independent Registered Public Accounting Firm, all other matters will be considered “non-routine” by the NYSE. Additionally, brokers are not allowed to exercise their voting discretion with respect to matters which the NYSE rules would otherwise determine to be “routine” to the extent that the broker has provided the applicable beneficial owner with competing proxy materials (in addition to the Company’s proxy materials).

How are “broker non-votes” counted?	Broker non-votes will be counted for the purpose of determining the presence or absence of a quorum for the transaction of business, but they will not be counted in tabulating the voting result for any particular proposal.

How are abstentions counted?	If you return a proxy card that indicates an abstention from voting on all matters, the shares represented will be counted for the purpose of determining the presence of a quorum, but they will not be voted on any matter at the meeting. In the absence of controlling precedent to the contrary, we intend to treat abstentions in this manner. Abstentions will have no effect on the election of directors, and will have the same effect as a vote “AGAINST” for all other proposals.

What happens if additional matters are presented at the meeting?
Other than the five proposals described in this Proxy Statement, we are not aware of any other business to be acted upon at the meeting and, in light of the advance notice provisions in our Bylaws, we do not expect that other business would be timely. If you grant a proxy, the persons named as proxy holders, Taylor Harris and Kevin Cameron, our Chairperson of the Board, and each of them, with full power of substitution and re-substitution, will have the discretion to vote your shares on any additional matters that may be properly presented for a vote at the meeting. If, for any unforeseen reason, any of our nominees is not available as a candidate for director, the persons named as proxy holders will vote your proxy for such other candidate or candidates as may be nominated by our Board.

Who will serve as inspector of election?	A representative of Broadridge Financial Services, Inc., an independent tabulator, will count the vote and act as the inspector of elections.

What should I do in the event that I receive more than one set of proxy/voting materials?
You may receive more than one set of the Company’s proxy solicitation materials, including multiple copies of this Proxy Statement and multiple proxy cards or voting instruction cards or you may receive more than one email including these proxy solicitation materials. For example, if you hold your shares in more than one brokerage account, you may receive a separate voting instruction card for each brokerage account in which you hold shares. In addition, if you are a stockholder of record and your shares are registered in more than one name, you may receive more than one proxy card. Please complete and return each proxy card, and voting instruction card that you receive, or vote your shares online to ensure that all your shares are voted.

Who is soliciting my vote and who will bear the costs of this solicitation?	Your vote is being solicited on behalf of the Board, and the Company will bear the entire cost of solicitation of proxies, including preparation, assembly, printing and mailing of this Proxy Statement. In addition to these mailed proxy materials, our directors and employees may also solicit proxies in person, by telephone, by electronic mail or by other means of communication. Directors and employees will not be paid any additional compensation for soliciting proxies. We may reimburse brokerage firms, banks and other agents for the cost of forwarding proxy materials to beneficial owners.

Where can I find the voting results of the meeting?	We intend to announce preliminary voting results at the Annual Meeting and file a Current Report on Form 8-K with the SEC within four business days after the end of our Annual Meeting to report the voting results.

What is the deadline to propose actions for consideration at next year’s Annual Meeting of Stockholders or to nominate individuals to serve as directors?
As a stockholder, you may be entitled to present proposals for action at a future meeting of stockholders, including director nominations.

Stockholder Proposals: For a stockholder proposal to be considered for inclusion in our proxy statement for the Annual Meeting of Stockholders to be held in 2025, the written proposal must be received by our Corporate Secretary at our principal executive office no later than February 18, 2025 which is the date 120 calendar days before the one year anniversary of the mailing date of the Proxy Statement. Such proposals also must comply with the requirements of Rule 14a-8 under the Exchange Act, and any other applicable rules established by the SEC. Stockholders interested in submitting such a proposal are advised to contact knowledgeable legal counsel with regard to the detailed requirements of applicable securities laws. Proposals should be addressed to:

Cutera, Inc. Corporate Secretary
3240 Bayshore Blvd.
Brisbane, California 94005-1021

Nomination of Director Candidates and Proposals for Other Business: To nominate a director or propose other business for the Annual Meeting of Stockholders to be held in 2025, the stockholder must provide the information required by the Bylaws and give timely notice of such nomination or proposal for other business to our Corporate Secretary no later than February 18, 2025. If the date of next year’s Annual Meeting of Stockholders is moved more than 30 days before or after the anniversary date of this year’s Annual Meeting, notice by the stockholder must be received not later than the close of business on the later of 120 days in advance of such annual meeting and 10 days following the first public announcement of the date of such meeting.

In addition to satisfying the foregoing requirements under our Bylaws, to comply with the universal proxy rules pursuant to Rule 14a-19 under the Exchange Act, and any other applicable rules established by the SEC, stockholders who intend to solicit proxies in support of director nominees other than our nominees at the 2025 Annual Meeting of Stockholders must provide notice that sets forth the information required by Rule 14a-19 under the Exchange Act no later than May 16, 2025. If the date of the 2025 Annual Meeting of Stockholders changes by more than 30 calendar days from the date of this year’s Annual Meeting, such notice must instead be provided by the later of 60 calendar days prior to the date of next year’s Annual Meeting of Stockholders or the 10th calendar day following the first public announcement by the Company of the date of next year’s Annual Meeting of Stockholders.

Separate from the nomination process described above, you may recommend director candidates to the Board for its consideration at any time. Any such recommendations should include the nominee’s name and qualifications for Board membership and should be directed to the “Corporate Secretary” at the address of our principal executive office set forth above.

Copy of Bylaw Provisions: Our bylaws are available on the Investors page, under the Corporate Governance section of our website at www.cutera.com. You may also contact our Vice President, General Counsel & Corporate Secretary at our principal executive office for a copy of the relevant bylaw provisions regarding the requirements for making stockholder proposals and nominating director candidates.

STOCK OWNERSHIP
Security Ownership of Certain Beneficial Owners and Current Management
The following table provides information relating to the beneficial ownership of our common stock as of May 23, 2024, by:
•each stockholder known by us to own beneficially more than 5% of our common stock;
•each of our current named executive officers;
•each of our current directors; and
•our current directors and executive officers as a group.
The number of shares beneficially owned by each entity, person, director or executive officer is determined in accordance with the rules of the SEC, and the information is not necessarily indicative of beneficial ownership for any other purpose. Under such rules, beneficial ownership includes any shares over which the individual has the sole or shared voting power or investment power and any shares that the individual has the right to acquire within 60 days of May 23, 2024, through the exercise of any stock option or other right. The number and percentage of shares beneficially owned is computed on the basis of 20,097,827 shares of our common stock outstanding as of May 23, 2024 plus, for each beneficial owner, the amount of shares issuable to such beneficial owner upon the exercise of warrants and options that are exercisable within 60 days. The information in the following table regarding the beneficial owners of more than 5% of our common stock is based upon information supplied by principal stockholders or Schedules 13D/A,13G and 13G/A filed with the SEC.
Shares of our common stock that a person has the right to acquire within 60 days of the Record Date are deemed outstanding for purposes of computing the percentage ownership of the person holding such rights, but are not deemed outstanding for purposes of computing the percentage ownership of any other person, except with respect to the percentage ownership of all directors and executive officers as a group. To our knowledge, except as set forth in the footnotes to this table and subject to applicable community property laws, each person or entity named in the table has sole voting and disposition power with respect to the shares set forth opposite such person’s or entity’s name. The address for those persons for which an address is not otherwise provided is c/o Cutera, Inc., 3240 Bayshore Blvd., Brisbane, California 94005-1021.

Beneficial Owner	Number of Shares Beneficially Owned		Warrants and Options Exercisable Within 60 days	Approximate Percent Owned
RTW Investments, LP 40 10th Avenue, 7th Floor Yew York, NY 10106	1,817,585	(1)	—	9.0%
GAMCO Investors, Inc. One Corporate Center Rye, NY 10580	1,537,026	(2)	—	7.6%
BlackRock, Inc. 55 East 52nd Street New York, NY 10055	1,323,489	(3)	—	6.6%
Pura Vida Investments, LLC 887 7th Avenue, 6th Floor New York, NY 10106	1,270,494	(4)	—	6.3%
The Vanguard Group 100 Vanguard Blvd. Malvern, PA 19355	1,012,287	(5)	—	5.1%
Taylor C. Harris	30,000		16,776	*
Michael A. Karavitis	465		38,679	*
Stuart D. Drummond	11,256		3,831	*
Stephana E. Patton	—		2,292	*
Jeffrey S. Jones	—		1,875	*
Sheila A. Hopkins	39,358		11,397	*
Kevin J. Cameron	—		8,443	*
Nicholas S. Lewin	—		8,443	*
Keith J. Sullivan	3,964		—	*
All directors and executive officers as a group (9 persons)	85,043		91,736	*
*Less than 1%.
(1)As reported in Amendment No. 3 to Schedule 13G filed by BlackRock, Inc. on January 26, 2024 with the SEC. Such beneficial owner reported that it has sole power to vote or direct the vote over 1,286,632 shares of our common stock, the shared power to vote or direct the vote over 0 shares of our common stock, the sole power to dispose or direct the disposition of 1,323,489 shares of our common stock, and the shared power to dispose or direct the disposition of 0 shares of our common stock.
(2)    As reported in Amendment No. 16 to Schedule 13D filed by GAMCO Investors, Inc. on May 21, 2024 with the SEC. The aggregate number of shares reported relates to 1,537,026 shares owned as follows: 707,483 by Gabelli Funds, LLC (“Gabelli Funds”), 698,483 by GAMCO Asset Management Inc. (“GAMCO”), 119,860 by Teton Advisors, Inc., 6,000 by Gabelli Foundation, Inc., and 5,200 by MJG Associates, Inc. Mario Gabelli is deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing persons. G.research, LLC. Associated Capital Group, Inc. (“AC”), GAMCO Investors, Inc. (“GBL”) and GGCP, Inc. (“GGCP”) are deemed to have beneficial ownership of the shares owned beneficially by each of the foregoing persons other than Mario Gabelli and the Gabelli Foundation, Inc. Each of the foregoing persons has the sole power to vote or direct the vote and sole power to dispose or to direct the disposition of the shares reported for it, either for its own benefit or for the benefit of its investment clients or its partners, as the case may be, except that (i) GAMCO does not have authority to vote 20,500 of the reported shares, (ii) Gabelli Funds has sole dispositive and voting power with respect to the shares of the Company held by the Funds so long as the aggregate voting interest of all joint filers does not exceed 25% of their total voting interest in the Company and, in that event, the Proxy Voting Committee of each Fund shall respectively vote that Fund’s shares, (iii) at any time, the Proxy Voting Committee of each such Fund may take and exercise in its sole discretion the entire voting power with respect to the shares held by such fund under special circumstances such as regulatory considerations, and (iv) the power of Mario Gabelli, AC, GBL, and GGCP is indirect with respect to shares beneficially owned directly by the other persons.
(3)    As reported in Amendment No. 7 to Schedule 13D filed by Pura Vida Investments, LLC and Efrem Kamen on December 29, 2023, with the SEC. The aggregate number of shares reported relates to shares held in one or more private funds (the “Pura Vida Funds”) managed by Pura Vida Investments, LLC (“Pura Vida”). Pura Vida in its capacity as the investment manager of the Pura Vida Funds, has the power to vote and the power to direct the disposition of all shares held by the Pura Vida Funds. Mr. Kamen, as the managing member of Pura Vida, may be deemed to have the shared power to vote or direct the vote of (and the shared power to dispose or direct the disposition of) all the shares held by the Pura Vida Funds.
(4)    As reported in Schedule 13D filed by RTW Investments, LP on January 19, 2024 with the SEC. The aggregate number of shares reported relates to shares held in one or more private funds (the “RTW Funds”) managed by RTW Investments, LP. (“RTW”). RTW in its capacity as the investment manager of the RTW Funds, has the power to vote and the power to direct the disposition of all shares held by the RTW Funds.
(5)    As reported in Amendment No. 5 to Schedule 13G filed by The Vanguard Group on February 12, 2024 with the SEC. Such beneficial owner reported that it has sole power to vote or direct the vote over 0 shares of our common stock, the shared power to vote or direct the vote over 11,175 shares of our common stock, the sole power to dispose or direct the disposition of 994,929 shares of our common stock, and the shared power to dispose or direct the disposition of 17,358 shares of our common stock.

Delinquent Section 16(a) Reports

Section 16(a) of the Exchange Act requires our directors, certain officers, and beneficial owners of more than 10% of our common stock to file reports of ownership and reports of changes in the ownership with the SEC. Such persons are required by SEC regulations to furnish us with copies of all Section 16(a) Statement of Changes of Beneficial Ownership of Securities forms they file (SEC Forms 3, 4, and 5).

Based solely on our review of the copies of such forms received by us, or written representations from our executive officers, directors and 10% stockholders, we believe that during our fiscal year ended December 31, 2023, all Section 16(a) filing requirements were satisfied on a timely basis, with the exception of the following reports:

Name	Transaction Date	Filing Date
Kevin J. Cameron	05/19/2023	05/30/2023
Nicholas S. Lewin	05/19/2023	05/24/2023
Sheila A. Hopkins	07/14/2023	10/18/2023
Juliane T. Park (1)	07/14/2023	10/18/2023
Janet D. Widmann (2)	07/14/2023	10/18/2023
(1)Ms. Park was a director on the Company's board until November 2, 2023.
(2)Ms. Widmann was a director on the Company's board until October 3, 2023.

CORPORATE GOVERNANCE AND BOARD MATTERS

Director Independence
Our common stock is listed on the NASDAQ Stock Market (“NASDAQ”). Under the NASDAQ listing standards, independent directors must comprise a majority of a listed company’s board of directors. In addition, the NASDAQ listing standards require that, subject to specified exceptions, each member of a listed company’s audit, compensation, and nominating and corporate governance committees be independent. Under the NASDAQ listing standards, a director will only qualify as an “independent director” if, in the opinion of that listed company’s board of directors, that director does not have a relationship that would interfere with the exercise of independent judgment in carrying out the responsibilities of a director.
Audit committee members must also satisfy the additional independence criteria set forth in Rule 10A-3 under the Exchange Act and the NASDAQ listing standards. Compensation committee members must also satisfy the additional independence criteria set forth in Rule 10C-1 under the Exchange Act and the NASDAQ listing standards.
Our Board has undertaken a review of the independence of each of our directors. Based on information provided by each director concerning his or her background, employment and affiliations, our Board has determined that each of the directors, other than Taylor C. Harris, our Chief Executive Officer satisfy the current “independent director” standards established by NASDAQ.

Board Leadership Structure
The roles of Chairperson of the Board and Chief Executive Officer are filled by separate individuals. Kevin Cameron was appointed to be Chairperson in July 2023. We believe that it is important that the Board retain flexibility to determine whether these roles should be separate or combined based upon the Board’s assessment of our needs and our leadership at a given point in time. As such, the Board does not have a policy mandating the separation of the roles of Chairperson and Chief Executive Officer, though one can be established by the Board. Our Board believes that the separation of the offices of the Chairperson and Chief Executive Officer is appropriate at this time because it allows our Chief Executive Officer to focus primarily on our business strategy, operations and corporate vision. Our Board elects our Chairperson and Chief Executive Officer, and each of these positions may be held by the same person or by different people.
As described in more detail below, the Board currently has three standing committees: an Audit Committee, a Compensation Committee, and a Governance and Corporate Responsibility Committee. As deemed advisable by the Board, various ad hoc committees may be established from time to time to accomplish a specific goal or purpose and cease to exist when that goal or purpose is realized. The Chairperson and each member of all committees are independent directors. The Board delegates substantial duties and responsibilities to each committee. The committees make recommendations to the Board and report regularly to the Board on their activities and any actions they have taken. We believe that our independent Board committees and their chairpersons are an important aspect of our Board leadership and governance structure.

Risk Oversight and Analysis
Risk is inherent with every business, and we face a number of risks, including strategic, financial, business and operational, political, regulatory, legal and compliance, and reputational. We have designed and implemented processes to manage risk in our operations. Our management team is responsible for managing the risks we face in the ordinary course of operating our business. The Board oversees potential risks and our risk management activities by receiving operational and strategic presentations from management which include discussions of key risks to our business.
Our Board believes that open communication between management and our Board is essential for effective risk management and oversight. Our Board meets with our Chief Executive Officer and other members of the senior management team at meetings of our Board, where, among other topics, they discuss strategy and risks facing the Company, as well as at such other times as they deem appropriate.
Our senior management team is responsible for risk management of the Company. While our Board has the ultimate oversight of risk management, various committees of the Board support the Board in its fulfillment of this responsibility. For example, our Audit Committee assists the Board in its risk oversight function by reviewing and discussing with management our system of disclosure controls and our internal controls over financial reporting risks associated with our cash investment policies, risks related to regulatory matters, and evaluating and advising on other matters. Excessive risk-taking has been discouraged at the Company. The Compensation Committee takes into account risk management, and attempts to minimize risk, when determining compensation. The Governance and Corporate Responsibility Committee assists the Board in fulfilling its oversight responsibilities with respect to the management of risks associated with Board organization, governance, membership and structure.

Committees of the Board

Our Board has four standing committees: the Audit Committee, the Compensation Committee, and the Governance and Corporate Responsibility Committee. The membership during the last fiscal year, and the function of each of the committees, are described below.

Name of Director	Audit Committee	Compensation Committee	Governance and Corporate Responsibility Committee
Non-Employee Directors:
Kevin J. Cameron	X		X*
Sheila A. Hopkins		X	X
Nicholas S. Lewin	X	X*	X
Keith J. Sullivan	X*	X
Employee Director:
Taylor C. Harris
X = Committee member
* = Chairperson of Committee
There were 15 board meetings conducted during 2023

Audit Committee. The Audit Committee oversees the Company’s accounting and financial reporting processes and the audits of its financial statements. The Audit Committee operates under a written charter adopted by the Board and a copy of the charter can be found on the Investors page, under the Corporate Governance section of our website at www.cutera.com. In this role, the Audit Committee monitors and oversees the integrity of the Company’s financial statements and related disclosures, the qualifications, independence, and performance of the Company’s Independent Registered Public Accounting Firm, and the Company’s compliance with applicable legal requirements and its business conduct policies. Our Board has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the NASDAQ rules and the independence requirements of the SEC. Our Board has determined that each member of the Audit Committee meets the independence and financial literacy requirements of the NASDAQ rules and the independence requirements of the SEC. On June 6, 2023, our Board appointed Keith Sullivan as Chairperson of the Audit Committee and determined that Mr. Sullivan qualifies as an “audit committee financial expert” as defined in the SEC rules.
Compensation Committee. The Compensation Committee establishes compensation for our Chief Executive Officer and the other executive officers and administers the Company’s 2004 Employee Stock Purchase Plan, 2019 Equity Incentive Plan, which is an amendment and restatement of 2004 Equity Incentive Plan and 2023 Inducement Equity Incentive Plan. Each member of the Compensation Committee meets the requirements for independence for compensation committee members under the NASDAQ listing standards and SEC rules and regulations, including Rule 10C-1 under the Exchange Act. Each member of our Compensation Committee is also a non-employee director, as defined pursuant to Rule 16b-3 promulgated under the Exchange Act. Nicholas Lewin was appointed Chairperson of the Compensation Committee on July 14, 2023. The Compensation Committee has a written charter, which was adopted by our Board, and can be found on the Investors page, under the Corporate Governance section of our website at www.cutera.com.

Governance and Corporate Responsibility Committee. The Governance and Corporate Responsibility Committee reviews and makes recommendations to the Board on matters concerning environmental, social, corporate governance, Board composition, identification, evaluation and nomination of director candidates, Board committees, Board compensation, and conflicts of interest. The Committee also has oversight on key environmental policies such as those relating to sustainability and climate change and social issues such as the Company’s progress on diversity, equity, and inclusion initiatives. Each member of our Governance and Corporate Responsibility Committee meets the requirements for independence under the NASDAQ listing standards and SEC rules and regulations. The Governance and Corporate Responsibility Committee has a written charter, which was adopted by our Board and can be found on the Investors page, under the Corporate Governance section of our website at www.cutera.com.

Meetings Attended by Directors
Each of the directors attended at least 75% of the meetings of the Board or committee(s) on which he or she served during 2023.

The directors of the Company are encouraged to attend the Company’s Annual Meeting of Stockholders each year. In 2023, all of our directors at the time attended the Company’s Annual Meeting of Stockholders virtually through the internet or telephonically.

Director Nomination Process
Process for Recommending Candidates for Election to the Board of Directors
Director Qualifications. The Governance and Corporate Responsibility Committee considers the appropriate balance of experience, skills and characteristics required of members of the Board. While the Governance and Corporate Responsibility Committee has not formalized specific minimum qualifications they believe must be met by a candidate to be recommended by the independent members, the Governance and Corporate Responsibility Committee believes that candidates and nominees must reflect a Board that is comprised of directors who will increase overall Board effectiveness and enhance long-term stockholder value, and meet other requirements as may be required by applicable rules, such as financial literacy or financial expertise with respect to Audit Committee members. Candidates and nominees should have the highest professional and personal ethics and values, and conduct themselves consistent with our Code of Ethics.
The Company is currently in compliance with all applicable laws, and rules related to diversity, and the Governance and Corporate Responsibility Committee will continue to monitor the Company’s compliance.
Stockholder Nominations and Recommendations. Our bylaws set forth the procedure for the proper submission of stockholder nominations for membership on our Board. In addition, the Governance and Corporate Responsibility Committee may consider properly submitted stockholder recommendations (as opposed to formal nominations) for candidates for membership on the Board. A stockholder may make such a recommendation by submitting the following information to our Corporate Secretary at 3240 Bayshore Blvd., Brisbane, California 94005-1021 no later than the 2025 nomination deadline:
•the candidate’s name;
•home and business contact information;
•detailed biographical data, relevant qualifications, professional and personal references;
•information regarding any relationships between the candidate and Cutera within the last three years; and
•evidence of ownership of Cutera stock by the recommending stockholder.
Identifying and Evaluating Director Nominees. Typically, new candidates for nomination to the Board are suggested by existing directors or by our executive officers, although candidates may initially come to our attention through professional search firms, stockholders, or other persons. The Governance and Corporate Responsibility Committee carefully reviews the qualifications of any candidates who have been properly brought to its attention. Such a review may, in the Governance and Corporate Responsibility Committee’s discretion, include a review solely of information provided to the Governance and Corporate Responsibility Committee or may also include discussion with persons familiar with the candidate, an interview with the candidate, or other actions that the Governance and Corporate Responsibility Committee deems proper. The Governance and Corporate Responsibility Committee considers the suitability of each candidate, including the current members of the Board, in light of the current size and composition of the Board. In evaluating the qualifications of the candidates, the Governance and Corporate Responsibility Committee considers many factors, including, experience, issues of character, judgment, diversity, independence, integrity, expertise, length of service, and other commitments. In addition, the Governance and Corporate Responsibility Committee takes into account professional experience, skills and background in considering and evaluating candidates. Although diversity is one factor considered in the nomination process, the Company does not have a formal policy relating to diversity except as required by applicable law. The Governance and Corporate Responsibility Committee and the Board consider diversity (including gender, race, and ethnicity) among other qualifications, experience, attributes or skills in its process of identifying and evaluating candidates to be nominees to the Board. The Governance and Corporate Responsibility Committee evaluates such factors, among others, and does not assign any particular weighting or priority to any of these factors. Candidates properly recommended by stockholders are evaluated by the Governance and Corporate Responsibility Committee using the same criteria as other candidates. Candidates are not discriminated against on the basis of race, gender, religion, national origin, sexual orientation, disability or any other basis proscribed by law.

Director Compensation

We use a combination of cash and equity compensation to attract and retain qualified candidates to serve on our Board.

The following table sets forth a summary of the cash compensation paid, and the grant date fair value of shares of Cutera common stock awarded to our non-employee directors in the fiscal year ended December 31, 2023.

2023 Director Compensation Table*

Name	Fees Earned or Paid in Cash (1)	Option Awards (2)	Stock Awards (2)	All Other Compensation (3)	Total
Gregory A. Barrett	$97,500	$—	$—	$—	$97,500
Kevin J. Cameron	$35,397	$250,003	$—	$—	$285,400
Nicholas S. Lewin	$18,784	$250,003	$—	$—	$268,787
Timothy J. O'Shea	$65,625	$—	$—	$—	$65,625
Julian T. Park	$100,250	$—	$142,707	$—	$242,957
Keith J. Sullivan	$19,750	$—	$200,295	$—	$220,045
Joseph E. Whitters	$42,500	$—	$—	$—	$42,500
Janet D. Widmann	$91,989	$149,992	$—	$—	$241,981
*Sheila Hopkins served as our interim Chief Executive Officer from April 2023 through July 2023. Accordingly, her compensation for services as a member of our Board is disclosed in the Summary Compensation Table for Named Executive Officers. Ms. Hopkins resigned from the Board as of June 6, 2024.
(1)The amounts reported in this column were earned in connection with serving on our Board and its various committees and include service as Board or Committee Chairperson.
(2)The amounts reported in these columns represent the aggregate grant date fair value of stock options or restricted stock units (as applicable) granted during the fiscal year ended December 31, 2023 to each of the non-employee directors, calculated in accordance with ASC Topic 718. See Note 8 of the Consolidated Notes to Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for a discussion of the valuation assumptions for stock-based compensation.
(3)The amounts reported in this column represent fees for services provided for other than serving on our Board or its committees.

Outstanding Equity Awards Held by Non-Employee Directors as of December 31, 2023

Name	Grant Date	Number of Shares or Units of Stock that Have Not Vested	Market Value of Shares or Units of Stock that Have Not Vested
Kevin J. Cameron	5/19/2023	25,327	$37,991
Nicholas S. Lewin	5/19/2023	25,327	$37,991
Keith J. Sullivan	5/19/2023	11,894	$41,986
Janet D. Widmann	6/16/2022	7,254	$10,881
Cash Compensation Paid to Non-Employee Directors in 2023
Effective as of April 29, 2021, on the recommendation of the Compensation Committee after consultation with the Compensation Committee’s external compensation consultant, Compensia, and its review of our peer compensation market practices and Board member roles, duties and time commitments, the Board approved certain revisions to Board compensation effective starting at our 2021 Annual Meeting of Stockholders (the “April 2021 Director Compensation Revisions”). Following the effectiveness of these revisions, each non-employee director received annual cash retainer payments, paid quarterly in arrears on a prorated basis, in the same amounts as set forth below in the section titled “Outside Director Compensation Policy—Cash Compensation”.

Outside Director Compensation Policy

Effective November 23, 2021, the Board approved a new compensation policy for our non-employee directors to codify our standard compensation practices with respect to non-employee directors. It is designed to provide a total compensation package that enables us to attract and retain qualified and experienced individuals to serve as directors and to align our directors’ interests with those of our stockholders.

Under this compensation policy, each non-employee director will receive the cash and equity compensation for Board services described below. We will continue to reimburse our non-employee directors for reasonable, customary and documented travel expenses to Board or Board committee meetings.

The compensation policy and the 2019 Plan include a maximum annual limit of $400,000 of equity awards that may be paid, issued, or granted to a non-employee director in any fiscal year. For purposes of this limitation, the value of equity awards is based on the grant date fair value (determined in accordance with GAAP). Any equity awards or other compensation provided to a person for their services as an employee, or for their services as a consultant (other than as a non-employee director), will not count for purposes of the limitation. The maximum limit does not reflect the intended size of any potential compensation or equity awards to our non-employee directors.

Cash Compensation

Each non-employee director will be entitled to receive the following annual cash retainer payments for their services under the outside director compensation policy, payable quarterly in arrears on a prorated basis:

•$55,000 for service as the Chairperson of the Board;
•$60,000 for service as a Board member;
•$40,000 for services as the Lead Independent Director;
•$25,000 additionally for service as Chairperson of the Audit Committee;
•$7,500 additionally for service as an Audit Committee member;
•$20,000 additionally for service as Chairperson of the Compensation Committee;
•$7,000 additionally for service as a Compensation Committee member;
•$10,000 additionally for service as Chairperson of the Governance and Corporate Responsibility Committee; and
•$7,000 additionally for service as a Governance and Corporate Responsibility Committee member;

For clarity, each non-employee director who serves as the chair of a committee will receive only the additional annual fee as the chair of the committee and not the additional annual fee as a member of such committee while serving as such chair, provided that the non-employee director who serves as the Chairperson of the Board or the Lead Independent Director will receive the annual fee as non-employee director and the additional annual fee as the Chairperson of the Board or the Lead Independent Director, as applicable.

Election to Receive Stock Options or Restricted Stock Units in lieu of Cash Compensation

Each non-employee director may elect to convert 100% or 50% of his or her annual cash retainer payments into either an option to purchase a number of shares of our common stock, or an award covering a number of restricted stock units (either such award, a Retainer Award), with a grant date fair value (determined in accordance with GAAP) equal to the amount of the applicable annual cash retainer payment to which the Retainer Award relates (such election, a Retainer Election).

Each non-employee director must make a Retainer Election with respect to annual cash retainer payments relating to services to be performed in a fiscal year following the calendar year in which the Retainer Election is made by no later than December 31 of such calendar year, or such earlier deadline as established by our Board or the compensation committee of our Board, or the applicable election deadline.

If a non-employee director makes a Retainer Election with respect to a fiscal year, but, after the applicable Retainer Award is granted, (i) the non-employee director’s cash retainers are increased during such fiscal year, the non-employee director must receive the increased amount of cash retainers in cash on the applicable payment dates, or (ii) the non-employee director’s cash retainers are decreased during such period, no change will be made to the applicable Retainer Award.

Retainer Awards will be granted on the first trading day of the fiscal year to which they relate. Each Retainer Award will vest in full on the twelve (12) month anniversary of the applicable grant date, subject to the non-employee director remaining a non-employee director through such vesting date.

Initial Awards

Each person who first becomes a non-employee director after the date of the effective date of the policy will receive, on the first trading date on or after the date on which the person first becomes a non-employee director, an initial award of restricted stock units, or an Initial Award, covering a number of shares of our common stock having a grant date fair value (determined in accordance with GAAP, and incorporating the moving average price of a share of our common stock for the fifty (50) trading days immediately prior to the applicable date of grant) equal to $250,000; provided that any resulting fraction will be rounded down to the nearest whole share. The Initial Award will vest in three (3) equal installments on each of the one (1), two (2) and three (3) year anniversaries of the grant date, subject to the non-employee director continuing to be a non-employee director through the applicable vesting date. If the person was a member of our Board and also an employee, becoming a non-employee director due to termination of employment will not entitle them to an Initial Award.

Before the date an individual first becomes a non-employee director, such individual may elect to receive the Initial Award in the form of a stock option with a grant date fair value of $250,000, instead of in the form of restricted stock units.

In connection with Jeryl Hilleman’s appointment to the Board effective July 12, 2024, we intend to grant to her, in lieu of an Initial Award covering a number of shares calculated in the manner described above, a stock option covering 25,327 shares of our common stock, which is the same number of shares covered by each of the Initial Awards granted to Messrs. Cameron and Lewin in May 2023.

Annual Awards

Each non-employee director automatically will receive, on the date of each annual meeting of our stockholders following the effective date of the policy, an annual award of restricted stock units, or an Annual Award, covering a number of shares of our common stock having a grant date fair value (determined in accordance with GAAP, and incorporating the moving average price of a share of our common stock for the fifty (50) trading days immediately prior to the applicable date of grant) equal to $150,000; provided that any resulting fraction will be rounded down to the nearest whole share. Each Annual Award will vest in its entirety on the earlier of (x) the one (1) year anniversary of the Annual Award’s grant date, or (y) the day immediately before the date of the next annual meeting of our stockholders that follows the grant date of the Annual Award, subject to the non-employee director continuing to be a non-employee director through the applicable vesting date.

Before the applicable annual election deadline, each individual who otherwise is eligible to receive an Annual Award for the next calendar year may elect to receive the Annual Award to be granted to him or her in the immediately following calendar year in the form of a stock option with a grant date fair value of $150,000, instead of in the form of restricted stock units.

The Board intends to review and consider updates to the equity-based compensation for our non-employee directors and to suspend the grant of Annual Awards in 2024 until such review has been completed.

Deferral of Settlement of Restricted Stock Units

Each non-employee director may elect to defer the delivery of the shares subject to any restricted stock units granted under our outside director compensation policy pursuant to a Retainer Award, Initial Award or Annual Award that would otherwise be delivered to such non-employee director on or following the date such award vests, or the Deferral Election. Any Deferral Election will be irrevocable, and will be subject to such rules, conditions and procedures as shall be determined by the Board or the compensation committee of the Board, in its sole discretion.

Change in Control

Upon a change in control of Cutera, each equity award granted under our outside director compensation policy will be treated as set forth in the 2019 Plan.

Information on Compensation Risk Assessment

Management periodically reviews our incentive compensation programs at all levels within the organization. Employee cash bonuses are based on company-wide and individual performance, and management (with respect to our non-executive employees), our Compensation Committee (with respect to our executive officers, other than our CEO), and the Board (with respect to our CEO) have discretion to adjust bonus payouts. Equity awards for new hires are based on the employee’s position, prior experience, qualifications, and the market for particular types of talent, and any additional grants are based on employee performance and retention requirements. Equity awards have long-term vesting requirements to ensure that recipients’ focus is on our long-term success.

Code of Business Conduct and Ethics

The Board has adopted a Corporate Code of Business Conduct and Ethics (the “Code”) for all executive officers and other employees, agents and representatives. The Code is designed to deter wrongdoing and to promote honest, ethical, and socially and environmentally responsible conduct, including the ethical handling of actual or apparent conflicts of interest between personal and professional relationships; full, fair, accurate, timely and understandable disclosure in reports and documents that we file with, or submit to, the SEC and in other public communications made by us; compliance with applicable governmental laws, rules and regulations; the prompt internal reporting of violations of the Code to an appropriate person or persons identified in the Code; and accountability for adherence to the Code. A copy of the Code is available on the Investors page, under the Corporate Governance section of our website at www.cutera.com. Any change to, or waiver from, the code will be disclosed as required by applicable securities laws.

Compensation Committee Interlocks and Insider Participation

Currently, our Compensation Committee consists of Nicholas Lewin (Chairperson) and Keith Sullivan. Gregory A. Barrett and Janet D. Widmann served on the committee until July 2023, and Sheila Hopkins served on the committee until June 6, 2024. No current, former or expected member of the Compensation Committee, nor any of our Named Executive Officers, has a relationship that would constitute an interlocking relationship with executive officers or directors of another entity.

No current or expected member of our Compensation Committee is or has been an officer or employee of the Company. None of our executive officers currently serves, or in the past year has served, as a member of the Board or Compensation Committee (or other Board committee performing equivalent functions) of any entity that has one or more of its executive officers serving on our Board or Compensation Committee.

Family Relationships

There are no family relationships among any of our directors or executive officers.

Communications with the Board by Stockholders

Stockholders wishing to communicate with the Board or with an individual Board member concerning the Company may do so by writing to the Board, or to the particular Board member, and mailing the correspondence to: Attention: Board, c/o Corporate Secretary, Cutera, Inc., 3240 Bayshore Blvd., Brisbane, California 94005-1021. The envelope should indicate that it contains a stockholder communication. All such stockholder communications will be forwarded to the director or directors to whom the communications are addressed, unless the communication is unduly hostile, threatening, illegal, does not reasonably relate to us or our business, or is inappropriate. The Corporate Secretary has the authority to discard or disregard any inappropriate communications or to take other appropriate actions with respect to any such inappropriate communications. The Board will endeavor to promptly respond to all appropriate communications and encourages all stockholders and interested persons to use the aforementioned email and mailing address to send communications relating to our business to the Board and its members.

Succession Planning

Succession planning is a top priority for the Board and our management team. More generally, the Governance and Corporate Responsibility Committee, pursuant to the committee’s charter, has the responsibility for Chief Executive Officer and senior management succession planning. The committee is tasked with doing so in the context of the challenges and opportunities facing us, of the skills and expertise likely to be required by us in the future and of the benefits of diversity in its widest sense. These processes enable the Board to address both long-term, planned occurrences, such as retirement or change in roles, as well as short- term unexpected events.

Environmental, Sustainability and Corporate Social Responsibility

Corporate responsibility and sustainability are important to Cutera and guide our actions as a company. We have always focused on delivering strong financial results, but we are committed to doing so in a way that respects the communities and environments in which we operate. In 2022, we engaged in a wide dialogue with investors on a variety of matters, including among other things, around their growing interest in environmental, social and governance performance and the impact on financial results. We have formalized, updated, and disclosed several new initiatives, including our Anti-Corruption Employee Attestation, Enterprise- Level Environmental Policy, Enterprise-Level Human Rights Policy, Occupational Health and Safety Policy, Supplier Environmental Policy, and Vendor Code of Conduct, which can all be found on the Investors page, under the Corporate Governance section of our website at www.cutera.com. We believe these policies help codify and provide additional transparency into our commitment to corporate social responsibility and our environmental and sustainability initiatives. In addition to directly positively impacting Cutera and our employees, some of these policies relate to our suppliers and vendors. We feel this helps ensure our impact in the communities and environments in which we operate is positive.

Cyber and Information Security and Data Protection

Cyber and information security are key considerations for our enterprise risk management framework. We have adopted a cyber and information security policy. We also maintained our cyber security training program that all employees and contractors must complete twice annually.

REPORT OF THE AUDIT COMMITTEE

In accordance with its written charter, the Audit Committee of the Board is responsible for assisting the Board to fulfill its oversight of the integrity of the Company’s financial statements and internal controls, the Company’s compliance with legal and regulatory requirements, the independent auditors’ qualifications and independence, and the performance of the Company’s internal audit function and independent auditors. It is the responsibility of the Company’s management to prepare the Company’s financial statements and develop and maintain adequate systems of internal accounting and financial controls, facilitating the internal audit intended to evaluate the adequacy and effectiveness of the Company’s financial and operating internal control systems.

BDO USA, P.C. (“BDO”), the Company’s independent registered public accounting firm for fiscal year 2023 (the “independent auditors”), was responsible for performing independent audits of the Company’s consolidated financial statements and internal control over financial reporting and issuing an opinion on the conformity of those audited financial statements with generally accepted accounting principles in the United States of America (“GAAP”) and on the effectiveness of the Company’s internal control over financial reporting. The independent auditors also review the Company’s interim financial statements in accordance with applicable auditing standards.

In evaluating the independence of BDO, the Audit Committee has reviewed the written disclosures and the letter from BDO regarding independence, required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the audit firm’s communications with the Committee concerning independence. The Audit Committee has concluded that BDO was independent from the Company and its management. The Audit Committee has reviewed with the independent auditors and the Company’s internal auditors the overall scope and specific plans for their respective audits, and the Committee regularly monitored the progress of both in assessing the Company’s compliance with Section 404 of the Sarbanes-Oxley Act, including their findings, required resources and progress.

In 2023, the Audit Committee held eight (8) meetings. At every regular quarterly meeting, the Committee reviews the results of the independent auditor’s examinations, their evaluations of the Company’s internal controls, and the overall quality of the Company’s accounting and financial reporting. Following the regular quarterly meeting, the Audit Committee meets separately with the independent auditors, without management present, and also meets separately with the Company’s management.

The Audit Committee met with management and the independent auditors and discussed the fair and complete presentation of the Company’s financial statements. The Audit Committee also discussed and reviewed with the independent auditors, all communications required, including those matters required to be discussed by the applicable requirements of the PCAOB and the Securities and Exchange Commission. The Audit Committee discussed significant accounting policies applied in the financial statements, as well as alternative treatments. Management represents that the consolidated financial statements have been prepared in accordance with GAAP and the Audit Committee reviewed and discussed the audited consolidated financial statements with both management and the Company’s independent auditors.

Relying on the foregoing reviews and discussions, the Audit Committee recommended to the Board, and the Board approved, inclusion of the audited consolidated financial statements in the Company’s Annual Report on Form 10-K for the year ended December 31, 2023, for filing with the Securities and Exchange Commission. The foregoing report is provided by the undersigned members of the Audit Committee.

Keith Sullivan, Chairperson
Kevin Cameron
Nicholas Lewin

The material in this report is not deemed soliciting material or filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

PROPOSAL ONE - ELECTION OF DIRECTORS

Each of our current directors was elected or appointed to serve on the Board for a term ending at the 2024 Annual Meeting of stockholders and until his or her successor is duly elected and qualified or until such director’s earlier death, resignation or removal. Each nominee for election at the Annual Meeting, if elected, will serve for a one-year term ending at the 2025 Annual Meeting of stockholders and until his or her successor is duly elected and qualified or until such director’s earlier death, resignation or removal.

The name of each current and anticipated member of the Board (each of which is a nominee for election to the Board) and his or her age as of April 30, 2024, the principal occupation and length of service on the Board are as follows:

Name	Age	Principal Occupation	Director Since
Taylor C. Harris	48	Chief Executive Officer and Director (Principal Executive Officer)	2023
Kevin J. Cameron (1)	55	Chairman of the Board of Directors; Chairman of IonetixCorporation; and Founder of Glass Lewis	2023
Jeryl L. Hilleman	68	Director at NovoCure, Limited, Minerva Neurosciences, Inc., and HilleVax, Inc.	N/A
Nicholas S. Lewin (2)	46	Managing Partner at Crown Predator Holdings	2023
Keith J. Sullivan (3)	65	President and Chief Executive Officer of Neuronetics	2023
(1)    Chair of the Governance and Corporate Responsibility Committee; Member of the Audit Committee
(2)    Jeryl L. Hilleman has been appointed as a member of the Board effective July 12, 2024 and it is anticipated that she will join the Audit Committee upon such appointment.
(3)     Member of the Governance and Corporate Responsibility Committee; Chair of the Compensation Committee; Member of the Audit Committee
(4)     Chair of the Audit Committee; Member of the Compensation Committee

Board Diversity

Board Diversity Matrix (As of May 23, 2024)
Total Number of Directors	5

	Female	Male	Did Not Disclose Gender
Part I: Gender Identity
Directors	1	4	—
Part II: Demographic Background
African American or Black	1	—	—
Alaskan Native or Native American	—	—	—
White	—	3	—
LGBTQ+	—
Did Not Disclose Demographic Background	1

Director Biographies

Non-Independent Directors
Taylor C. Harris was appointed as the Company's Chief Executive Officer in July 2023 and a member of the Board in May 2023. Mr. Harris served as the Chief Financial Officer for MyoKardia, Inc., from April 2018 until that company’s acquisition by Bristol Myers Squibb in November 2020. Prior to that, Mr. Harris served as Senior Vice President and Chief Financial Officer of Zeltiq Aesthetics, Inc., until that company’s acquisition by Allergan plc. Mr. Harris also served as Vice President and Chief Financial Officer at Thoratec Corporation, which was acquired by St. Jude Medical, Inc, and prior to that he worked at JPMorgan Chase & Co. for over a decade in several capacities, including as a Vice President in the firm’s Healthcare Investment Banking and Equity Research departments. Mr. Harris holds a B.A. from the University of North Carolina at Chapel Hill, where he studied as a Morehead-Cain Scholar. We believe Mr. Harris is qualified to serve on our Board because of his training and qualifications and the skills and experience he has developed during his extensive career in the medical devices industry.

Sheila A. Hopkins was appointed as a member of our Board of Directors in May 2021. Ms Hopkins serves as Interim Chief Executive Officer from April 11, 2023 to July 27, 2023 and resigned from the Board on July 6, 2024. Ms. Hopkins currently serves as a director for Prestige Consumer Healthcare, where she also serves on the Compensation and Governance and Corporate Responsibility Committees. Among her executive leadership roles, Ms. Hopkins served as EVP and President, Global Vision Care for Bausch + Lomb. Prior to that, Ms. Hopkins held executive positions at Colgate-Palmolive, Procter & Gamble and Tambrands. We believe that Ms. Hopkins is qualified to serve on our Board because of her experience in leadership roles at major consumer packaged goods and healthcare companies and her years of experience serving on public company boards of directors.

Independent Directors
Kevin J. Cameron was appointed as the Company's Board of Directors in May 2023 and was appointed Chair in July 2023. Mr. Cameron serves as the CEO of Ionetix Corporation, a privately held company focused on radioisotopes for diagnostic and therapeutic applications. Previously, Mr. Cameron was a co-founder of Glass, Lewis Co., a leading provider of corporate governance services to institutional investors. Prior to that, Mr. Cameron was General Counsel at Moxi Digital and NorthPoint Communications (NASD: NPNT). Mr. Cameron currently serves as a board member of Ionetix, Global Helium Corp (CSE:HECO) and Pylum Biosciences, a private biotechnology company. He previously was on the Board of Knight Therapeutics (TSE: GUD) and Keryx Biopharmaceuticals (NASD: KERX). Cameron earned a J.D. from the University of Chicago and a B.A. from McGill University. We believe that Mr. Cameron is qualified to serve on our Board because of his corporate governance expertise and broad medical industry experience.
Nicholas S. Lewin was appointed as a member of our Board of Directors in May 2023. Mr. Lewin has been a Managing Partner at Crown Predator Holdings, an investment firm that invests in growth-stage companies and special situations, and a private investor since 2000. He has invested across multiple industries, with a particular focus on companies with innovative technologies and strong intellectual property. Mr. Lewin currently serves on the Board of two publicly traded companies, including Establishment Labs (NASDAQ: ESTA), a $1.3 billion market cap global, high-tech medical device and aesthetics company, and FaZe Holdings (NASDAQ: FAZE), a lifestyle and media platform. Mr. Lewin was appointed to Chairman of Establishment Labs in 2017 and previously provided consulting services to the Company. Mr. Lewin is also on the Board of Halo Maritime Defense Systems and previously served as a director as Dura Medic from 2006 to 2018. Mr. Lewin earned a B.A. from Johns Hopkins University. We believe Mr. Lewin is qualified to serve on our Board because of his business leadership skills and experience in building and running global financial organizations at listed companies will bring valuable expertise and perspective to the Board.
Keith J. Sullivan was appointed as the a member of our Board of Directors in May 2023. Mr. Sullivan currently serves as President and Chief Executive Officer of Neuronetics (NASDAQ: STIM), a publicly traded $105 million market cap company that develops non-invasive treatments for psychiatric disorders. Previously, he was Chief Commercial Officer and President (North America) of ZELTIQ Aesthetics, Inc. until the acquisition of ZELTIQ by Allergan, Inc. in April 2017. Mr. Sullivan held various other roles at ZELTIQ, including, Senior Vice President of Worldwide Sales and Marketing and Senior Vice President of Global Operation. Mr. Sullivan has also previously held leadership positions with Medicis Pharmaceuticals, Reliant Technologies, Medtronic (NYSE: MDT), Vision Quest Laser Center and Coherent Medical. Mr. Sullivan currently serves on the Board of Neuronetics (NASDAQ: STIM) and Venus Concept (NASDAQ: VERO). Mr. Sullivan earned a B.A. from the College of William and Mary where he currently serves as a Clinical Professor, a role he’s held since 2017. We believe Mr. Sullivan is qualified to serve on our Board because of his business leadership skills and experience in building and running global financial organizations at listed companies will bring valuable expertise and perspective to the Board.
Jeryl L. Hilleman was appointed to our board effective as of July 12, 2024. Ms. Hilleman brings extensive experience in life sciences and served as a public company CFO for close to 20 years. Most recently, from June 2014 to November 2019, Ms. Hilleman served as the Chief Financial Officer for Intersect ENT, Inc., a commercial drug delivery company focusing on patients with ear, nose and throat conditions. Prior to Intersect ENT, Ms. Hilleman served as Chief Financial Officer of other public healthcare companies including Ocera Therapeutics, Inc., a biopharmaceutical company; Amyris, Inc., a renewable products company; and Symyx Technologies, a life sciences automation company. Ms. Hilleman has served as a member of the board of directors and the chair of the Audit Committee of NovoCure, Limited (NASDAQ: NVCR) and Minerva Neurosciences, Inc. (NASDAQ: NERV) since July 2018, Ms. Hilleman intends to resign as a member of the Minerva Board, effective August 6, 2024; and of Talis Biomedical from July 2018 to June 2022. Ms. Hilleman has served as a member of the board of directors and the Compensation Committee of HilleVax, Inc., a biopharmaceutical company, since April 2021. From January 2005 to July 2016, Ms. Hilleman served as a member of the board of directors of Xenoport, Inc., a biopharmaceutical company. Ms. Hilleman received a B.A. in History from Brown University and an M.B.A. from the Wharton School at the University of Pennsylvania. We believe Ms. Hilleman’s financial experience, experience with medical device companies and her knowledge of our company enable her to make valuable contributions to our Board of Directors.

For terms beginning with our 2024 Annual Meeting, the Board nominated Kevin J. Cameron, Taylor C. Harris, Nicholas S. Lewin, Jeryl L. Hilleman and Keith J. Sullivan for re-election as directors. The nominees were recommended to the Board by the Governance and Corporate Responsibility Committee. The Governance and Corporate Responsibility Committee recommended to the Board that all directors other than our Interim Chief Executive Officer be independent as defined by NASDAQ listing rules.

Vote Required

Each director nominee receiving a majority of the votes cast will be elected to serve as a director. A majority of votes cast means that the number of shares voted “FOR” votes exceeds the number of shares voted “AGAINST” the election of that director at the 2024 Annual Meeting. Abstentions are counted for the purpose of determining the presence of a quorum but will not be voted with respect to the director or directors indicated. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to such proposal and your shares will not be counted as voting on these matters.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” EACH OF THE FIVE NOMINEES FOR DIRECTOR LISTED ABOVE.

PROPOSAL TWO - RATIFICATION OF BDO USA, P.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

The Audit Committee of the Board has selected BDO USA, P.C. (“BDO”) as the Independent Registered Public Accounting Firm to perform the audit of the Company’s consolidated financial statements for the fiscal year ending December 31, 2024. BDO audited the Company’s consolidated financial statements for the fiscal years 2014 through 2023.

The Board is asking the stockholders to ratify the selection of BDO as the Company’s Independent Registered Public Accounting Firm for 2023. Although not required by law, by rules of NASDAQ, or by the Company’s bylaws, the Board is submitting the selection of BDO to the stockholders for ratification as a matter of good corporate practice. Even if the selection is ratified, the Audit Committee in its discretion may select a different Independent Registered Public Accounting Firm at any time during the year if it determines that such a change would be in the best interests of the Company and its stockholders.

We have requested that representatives of BDO be present at the Annual Meeting. They will have an opportunity to make a statement if they desire to do so and will be available to respond to appropriate questions from the Company’s stockholders.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE RATIFICATION OF THE SELECTION OF BDO AS THE COMPANY’S INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR FISCAL YEAR 2024.

Principal Accountant Fees and Services

To help ensure the independence of the Independent Registered Public Accounting Firm, the Audit Committee has adopted a policy for the pre-approval of all audit and non-audit services to be performed for the Company by its Independent Registered Public Accounting Firm. Pursuant to this policy, all audit and non-audit services to be performed by the Independent Registered Public Accounting Firm must be approved in advance by the Audit Committee. The Audit Committee may delegate to one or more of its members the authority to grant the required approvals, provided that any exercise of such authority is presented to the full Audit Committee at its next regularly scheduled meeting.

All of the services provided by BDO described in the table below were approved by the Audit Committee.

The aggregate fees incurred by the Company for audit and non-audit services in 2023 and 2022 were as follows:

Service Category	2023	2022
BDO USA, P.C.:
Audit Fees (1)	$4,060,323	$3,558,176
Audit-Related Fees	—	—
Tax Fees	—	—
Non-Audit Fees	—	—
Total BDO USA, P.C.	$4,060,323	$3,558,176

(1)In accordance with the SEC’s definitions and rules, audit fees are comprised of billed fees and fees expected to be billed for professional services related to the audit of financial statements and internal control over financial reporting for the Company’s 2023 and 2022 fiscal years as included in this annual report on Form 10-K; and the review of financial statements for interim periods included in the quarterly reports on Form 10-Q within those years.

PROPOSAL THREE - NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS

General

As required pursuant to Section 14A of the Exchange Act, the Board is asking you to approve, on an advisory and non-binding basis, the executive compensation programs and policies and the resulting 2023 compensation of our Named Executive Officers listed in the 2023 Summary Compensation Table on page 63 (our “Named Executive Officers”) as described in this Proxy Statement.

This proposal, commonly known as a “Say-on-pay” proposal, gives our stockholders the opportunity to express their views on our Named Executive Officers’ compensation as a whole. This vote is not intended to address any specific item of compensation or any specific Named Executive Officer, but rather the overall compensation of all of our Named Executive Officers and the philosophy, policies and practices described in this Proxy Statement. Because the vote is advisory, the result will not be binding on our Compensation Committee and it will not affect, limit or augment any existing compensation or awards. The “Say-on-pay” vote will, however, provide information to the Compensation Committee and our Board regarding investor sentiment about our executive compensation philosophy, policies and practices, which they will take into account when considering future compensation arrangements. Our Board and the Compensation Committee value the opinions of our stockholders and to the extent there is any significant vote against the compensation of the Named Executive Officers as disclosed in this Proxy Statement, they will consider our stockholders’ concerns and the Compensation Committee will evaluate whether any actions are necessary to address those concerns. We recommend that you read the Compensation Discussion and Analysis and compensation tables in determining whether to approve this proposal.

We believe that the information provided within the Executive Compensation section of this Proxy Statement demonstrates that our executive compensation program has been designed appropriately and is working to ensure our Named Executive Officers’ interests are aligned with our stockholders’ interests to support long-term value creation. Accordingly, we ask our stockholders to vote “FOR” the following resolution at the Annual Meeting:

“RESOLVED, that the compensation paid to the Company’s named executive officers, as disclosed pursuant to Item 402 of Regulation S-K, including the Compensation Discussion and Analysis, compensation tables and narrative discussion, is hereby APPROVED.”

Consistent with the preference of our stockholders, as reflected in the advisory vote on the frequency of future “Say-on-pay” votes, so-called “Say When on Pay,” conducted at our 2023 Annual Meeting of Stockholders, the Board will continue to provide for annual advisory votes on the compensation of the Named Executive Officers.

Vote Required

The affirmative “FOR” vote of a majority of the shares personally represented or by proxy at the meeting and entitled to vote on the item will be required for approval. Abstentions are counted for the purpose of determining the presence of a quorum and will have the same effect as votes “AGAINST” this item. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to such proposal and your shares will not be counted as voting on these matters.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE ADVISORY (NON-BINDING) VOTE APPROVING THE COMPENSATION OF THE NAMED EXECUTIVE OFFICERS.

PROPOSAL FOUR - APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2019 EQUITY INCENTIVE PLAN

General

We are asking our stockholders to approve the amendment and restatement of our 2019 Equity Incentive Plan (the “Amended and Restated Plan”). Our Board has approved the Amended and Restated Plan, subject to approval from stockholders at the 2024 Annual Meeting. We are asking our stockholders to approve the Amended and Restated Plan because we have insufficient shares available to continue to make equity grants, which we believe are necessary to be able to recruit new employees and continue to provide long-term incentives to existing employees and directors. Outstanding awards will remain outstanding and shall continue to be subject to the terms of the Amended and Restated Plan and the respective award agreements, until the expiration of such awards in accordance with their terms.

The Amended and Restated Plan includes (i) increasing the number of shares available for future grant by 2,395,275 shares and (ii) providing that any shares subject to awards granted under the Amended and Restated Plan on or after July 15, 2024 with an exercise or purchase price per share less than the fair market value per share on the date of grant of such awards (including awards with no exercise or purchase price) will be counted against the numerical limits of the plan (and incorporated into the share recycle provisions) as one share for every one share subject thereto. The Amended and Restated Plan does not contain any other material differences from the current version of our 2019 Equity Incentive Plan.

In addition, if our stockholders approve the Amended and Restated Plan, our non-stockholder-approved 2023 Inducement Equity Incentive Plan (the “Inducement Plan”) will be terminated upon such approval (which means no further grants can be made under the Inducement Plan but outstanding awards granted under the Inducement Plan will continue to be governed by such plan’s terms).

Approval of the additional shares under the Amended and Restated Plan will allow us to continue to provide incentives to attract, retain and motivate eligible persons whose present and potential contributions are important to our success by offering them an opportunity to participate in our future performance, without incurring the additional costs related to soliciting stockholder approval of the reservation of additional shares for issuance under the 2019 Equity Incentive Plan. We believe that the Amended and Restated Plan is in the best interests of the Company because of the continuing need to provide stock options, restricted stock, restricted stock units, performance stock units, and other equity-based incentives to attract and retain qualified personnel and to respond to relevant market changes in equity compensation practices. The use of equity compensation has historically been a significant part of our overall compensation philosophy and is a practice that we plan to continue. In addition, equity awards granted to employees under the Amended and Restated Plan will provide our eligible employees with an opportunity to acquire or increase their ownership stake in the Company, and we believe this aligns their interests with those of our stockholders, creating strong incentives for our employees to work hard for our future growth and success.

We firmly believe that a broad-based equity program is a necessary and powerful employee incentive and retention tool that benefits all of our stockholders. Equity ownership programs put employees’ interests directly into alignment with those of other stockholders, as they reward employees based upon stock price performance. Without the ability to grant market-based equity incentives to our employees, we believe we would be at a disadvantage against other companies — both competitors in our commercial market, and those companies with whom we compete for talent — to provide the total compensation packages necessary to attract, retain and motivate the employee talent critical to our future success. Without equity incentives, we would be forced to consider cash replacement alternatives to provide a market-competitive total compensation package necessary to attract, retain and motivate the employee talent critical to our future growth and success. These cash replacement alternatives could, among other things, reduce the cash available for investment in growth and development of new and existing products, cause a loss of motivation by employees to achieve superior performance over the longer term, and reduce the incentive of employees to remain employed with us during the equity award vesting period.

Our current practice is to provide equity awards to selected key employees that includes certain new hires, members of the management team, senior executive team members, non-employee directors, and other key contributors. We believe that equity compensation is an important component of our long-term employee incentive and retention plan and has been very effective in enabling us to attract and retain the talent critical for an innovative and growth-focused company. Our practice has evolved following discussions with our compensation consultant to primarily grant only non-qualified stock options (“NQs”), restricted stock units (“RSUs”) and performance stock units (“PSUs”).

If the Company’s stockholders do not approve the Amended and Restated Plan, then the 2019 Equity Incentive Plan’s current share limit will continue in effect, and we will continue to make awards under the 2019 Equity Incentive Plan and the Inducement Plan, subject to the share limits of these plans. However, as of May 23, 2024, the number of shares that remained available for the grant of new awards under these plans was only (i) 231,387 shares under the 2019 Equity Incentive Plan and (ii) 2,304,580 shares under the Inducement Plan. As a result, the Company’s plans to operate its business could be adversely affected as reduced equity awards could increase employee turnover, make it more difficult to motivate and retain existing employees, make us less competitive in hiring new talent into the Company to grow our business. Additionally, as a consequence, we may need to increase the cash-based compensation incentives in hiring and retaining top talent, which could adversely impact our financial results of operations, cash flows and balance sheet.

Design of our Amended and Restated Plan and Grant Practices

Our Amended and Restated Plan design is set-up to conform to best current compensation practices and implement strong governance-related protections for our stockholders, which include:

✓	Administration. Our Amended and Restated Plan is administered by the Compensation Committee of the Board, which is comprised entirely of independent non-employee directors.
✓
Exchange or repricing programs are not allowed without stockholder approval. The Amended and Restated Plan prohibits the repricing or other exchange for plan awards or cash of underwater stock options and stock appreciation rights without prior stockholder approval.

✓
No discount stock options or stock appreciation rights. Any stock options and stock appreciation rights will have an exercise price equal to at least the fair market value of our common stock on the date the stock option or stock appreciation right is granted.

✓
No “liberal” share recycling features. The Amended and Restated Plan deducts the shares available for issuance under the Amended and Restated Plan by the gross number of shares for which an award is exercised or vests, not the net number of shares actually issued upon exercise (in the event the exercise price is paid in shares of the Company’s common stock or shares are withheld to satisfy tax withholding obligations).

✓	Does not provide for the automatic full “single trigger” acceleration of outstanding equity awards in the event of a change in control if such equity awards are assumed by the successor corporation.
✓
No dividend payments on unvested shares. No dividend payments will be made on unvested shares subject to grants, but instead any dividends will be deferred until awards become vested and are exercised / settled.

✓	No tax gross-ups. The Amended and Restated Plan does not provide for any tax gross-ups.

Considerations of the Board in Determining the Number of Shares to be Added

In determining the number of shares to be added under the Amended and Restated Plan, the Board considered a number of factors, including the following:

Historical Equity Awards Data as of the Record Date (May 23, 2024)

As of May 23, 2024, we had 2,351,656 outstanding stock options with a weighted average exercise price of $9.91 per share and a weighted average remaining contractual term of 7.6 years. We also had 663,565 outstanding RSUs and PSUs with a weighted average remaining contractual term of 1.4 years.

There were 4,929,701 shares available for grant in the Amended and Restated Plan as of May 23, 2024 (including the 2,395,275 shares that we are requesting stockholders to approve at the 2024 Annual Meeting).

Burn Rate and Overhang

The following table summarizes the Company’s gross burn rate over the prior three fiscal years (2021 - 2023):

Fiscal Year	Option Grants	RSU Grants	PSUs Earned(1)	WASO(2)	Burn Rate(3)
2021	172,139	260,987	34,623	18,361,840	2.55%
2022	296,238	204,489	118,162	18,746,796	3.30%
2023	1,099,075	591,020	130,446	19,884,683	9.16%

(1)The Company granted 483,962 PSUs in 2021, 156,237 PSUs in 2022 and 239,777 PSUs in 2023.
(2)WASO means the weighted average common shares outstanding for each fiscal year.
(3)Burn Rate is calculated by dividing:

a.The period’s number of shares subject to stock options granted, plus RSU awards ‘granted,’ plus PSU awards ‘earned’ in each fiscal year during the period; divided by
b.The weighted-average number of shares outstanding for each fiscal year during the period.

The Company’s burn rate for fiscal year 2023 was 9.16%, for the three-year period from 2021 to 2023, was 5.10%.

Post-Increase Total Overhang as of Record Date (May 23, 2024)

The following table summarizes, as of May 23, 2024, the Company’s issued and total equity overhang.

	Issued Overhang(1)	Total Overhang(2)
Cutera (no additional share authorization)	15.0%	27.6%
Cutera (with additional share authorization)	15.0%	39.5%

(1)Issued overhang is calculated by dividing (a) the number of shares subject to equity awards outstanding under the 2019 Equity Incentive Plan and the Inducement Plan at the end of the period by (b) the number of shares outstanding at the end of the period.
(2)Total overhang is calculated by dividing:
a.the sum of (x) the number of shares subject to equity awards outstanding under the 2019 Equity Incentive Plan and the Inducement Plan at the end of the period and (y) the number of shares available for future grant under equity plans, by;
b.the number of shares outstanding at the end of the period.

Our Compensation Committee carefully considers the impact of potential dilution on our stockholders from equity-based awards, as well as the ability to maintain an equity incentive plan that can attract and retain employee talent, while keeping the rate of dilution low. After carefully forecasting our anticipated growth rate for the next few years and considering our historical forfeiture rates, we currently believe that the share reserve, which will include the 2,395,275 shares that are being immediately added to the Amended and Restated Plan will be sufficient for us to make anticipated grants of equity incentive awards under our current compensation program for approximately 2 years. However, a change in business conditions or our strategy, one or more acquisitions, or equity market performance could alter this projection. The Compensation Committee and the Board believe that approving the current share request will likely enable stockholders to continue to provide input on share increase in the equity plan on an annual basis.

Our directors and Named Executive Officers have an interest in this proposal as they are eligible to receive equity awards under the Amended and Restated Plan.

What Happens if Stockholders Do Not Approve the Amended and Restated Plan

If the Company’s stockholders do not approve the Amended and Restated Plan, then the 2019 Equity Incentive Plan’s current share limit will continue in effect, and we will continue to make awards under the 2019 Equity Incentive Plan and the Inducement Plan, subject to the share limits of these plans. However, the Company’s plans to operate its business could be adversely affected as reduced equity awards could increase employee turnover, make it more difficult to motivate and retain existing employees and make us less competitive in hiring new talent to grow our business. Additionally, as a consequence, we may need to increase the cash-based compensation incentives in hiring and retaining top talent, which could adversely impact our financial results of operations, cash flows and balance sheet.

Vote Required

The affirmative “FOR” vote of a majority of the shares personally represented or by proxy at the meeting and entitled to vote on the item will be required for approval. Abstentions are counted for the purpose of determining the presence of a quorum and will have the same effect as votes “AGAINST” this item. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to such proposal and your shares will not be counted as voting on these matters.

Board of Directors’ Recommendation

THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE AMENDED AND RESTATED PLAN.

Summary of the Amended and Restated Plan

The following is a summary of the principal features of the Amended and Restated Plan and its operation. It is qualified in its entirety by reference to the Amended and Restated Plan set forth in this proxy statement as Appendix A.

The Amended and Restated Plan provides for the grant of the following types of incentive awards: (i) stock options, (ii) restricted stock, (iii) restricted stock units, (iv) stock appreciation rights, (v) performance units and performance shares, and (vi) and other stock or cash awards. Each of these is referred to individually as an “Award.” Those eligible for Awards under the Amended and Restated Plan include members of the Board and employees and consultants who provide services to us or any parent or subsidiary of ours. As of May 23, 2024, we had approximately 406 employees, 43 consultants, and 4 outside directors who were eligible to participate in this Amended and Restated Plan. As stated, the Amended and Restated Plan allows us to grant Awards to consultants, and in certain circumstances, we have granted Awards to individual consultants of the Company performing a critical function.

Number of Shares of Common Stock Available Under the Amended and Restated Plan. The Company’s Board of Directors approved on May 27, 2024, the addition of an incremental 2,395,275 shares to the Amended and Restated Plan subject to stockholder approval at the 2024 Annual Meeting on July 15, 2024. As of May 23, 2024, a total of 20,501,192 shares were authorized for issuance under our 2019 Equity Incentive Plan, of which 2,534,426 shares remained available for future awards. Upon stockholder approval of the Amended and Restated Plan at the 2024 Annual Meeting on July 15, 2024, the total number of shares authorized for issuance under the Amended and Restated Plan will be 22,896,467, of which 4,929,701 shares will be available for future awards described below. The shares may be authorized, but unissued or reacquired common stock.

Under the Amended and Restated Plan, any shares subject to Awards granted before June 14, 2019 or on or after July 13, 2023 but before July 15, 2024 with an exercise or purchase price less than fair market value per share of our common stock on the date of grant of such Awards (including Awards with no exercise or purchase price) will be counted against the numerical limit in the previous paragraph as 2.12 shares (with respect to Awards granted before June 14, 2019) or 1.65 (with respect to Awards granted on or after July 13, 2023 but before July 15, 2024) for every one share subject thereto. Further, if shares acquired through any such Award are forfeited or repurchased by us and would otherwise return to the Amended and Restated Plan as described in the following paragraph, 2.12 or 1.65, as applicable, times the number of shares so forfeited or repurchased will return to the Amended and Restated Plan and will again become available for issuance. These restrictions will not apply to Awards granted on or after June 14, 2019 but prior to July 13, 2023 or on or after July 15, 2024.

If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to restricted stock, restricted stock units, performance shares or performance units, is forfeited to or repurchased by us, the unpurchased shares (or for Awards other than options and stock appreciation rights, the forfeited or repurchased shares) which were subject thereto will become available for future grant or sale under the Amended and Restated Plan. Upon exercise of a stock appreciation rights settled in shares, the gross number of shares covered by the portion of the stock appreciation right will cease to be available under the Amended and Restated Plan. If the exercise price of an option is paid by tender to us, or attestation to the ownership, of shares of our common stock owned by the participant, the number of shares available for issuance under the Amended and Restated Plan will be reduced by the gross number of shares for which the option is exercised. Shares that have actually been issued under the Amended and Restated Plan under any Award will not be returned to the Amended and Restated Plan and will not become available for future distribution under the Amended and Restated Plan; provided, however, that if shares of restricted stock, restricted stock units, performance shares or performance units are repurchased by us or are forfeited to us, such shares will become available for future grant under the Amended and Restated Plan as described above. Shares used to pay the exercise price of an Award and/or used to satisfy tax withholding obligations will not become available for future grant or sale under the Amended and Restated Plan. To the extent an Award is paid out in cash rather than shares of our common stock, such cash payment will not reduce the number of shares available for issuance under the Amended and Restated Plan.

If we declare a stock dividend or engage in reorganization or other change in our capital structure, including a merger, the Administrator will adjust the (i) number and class of shares available for issuance under the Amended and Restated Plan, (ii) number, class and price of shares subject to outstanding Awards, and (iii) specified per-person limits on Awards to reflect the change.

Administration of the Amended and Restated Plan. Our Board, or its Compensation Committee, or a committee of directors or of other individuals satisfying applicable laws and appointed by our Board (the “Administrator”), administers the Amended and Restated Plan. To make grants to certain of our officers and key employees, the members of the committee must qualify as “non-employee directors” under Rule 16b-3 of the Securities Exchange Act of 1934 (the “Exchange Act”).

Subject to the terms of the Amended and Restated Plan, the Administrator has the sole discretion to select the employees, consultants, and directors who will receive Awards, to determine the number of shares to be covered by each Award, to determine the terms and conditions of Awards, to modify or amend each Award (subject to the restrictions of the Amended and Restated Plan), to approve the forms of Award agreement for use under the Amended and Restated Plan, to interpret the provisions of the Amended and Restated Plan and outstanding Awards, to prescribe, amend and rescind rules and regulations relating to the Amended and Restated Plan (including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws), to allow participants to satisfy withholding tax obligations by electing to have us withhold from the shares to be issued upon exercise that number of shares having a fair market value equal to the minimum amount required to be withheld, and to allow participants to defer the receipt of payment of cash or the delivery of shares of our common stock that would otherwise be due under an Award according to such procedures as the Administrator determines.

The Administrator may, but only with stockholder approval, implement an exchange program under which (i) outstanding Awards may be surrendered or cancelled in exchange for Awards of the same type, Awards of a different type, and/or cash, (ii) participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award could be reduced.

The Administrator has the authority to make all other determinations necessary or advisable for administering the Amended and Restated Plan, and the Administrator’s decisions, determinations, and interpretations will be final and binding on all participants and any other holders of Awards.

Options. The Administrator is able to grant non-statutory stock options and incentive stock options under the Amended and Restated Plan. The Administrator determines the number of shares subject to each option, although the Amended and Restated Plan provides that a participant may not receive options for more than 1,000,000 shares in any fiscal year, except in connection with his or her initial service with us, in which case he or she may be granted an option covering up to an additional 1,000,000 shares.

The Administrator determines the exercise price of options granted under the Amended and Restated Plan, provided the per share exercise price must be at least equal to, and not less than, the fair market value of a share of our common stock on the date of grant. In addition, the per share exercise price of an incentive stock option granted to any participant who owns more than 10% of the total voting power of all classes of outstanding stock of ours or any parent or subsidiary of ours must be at least 110% of the fair market value of a share of our common stock on the grant date.

The term of each option will be stated in the Award agreement. The term of an option may not exceed seven years, except that, with respect to any participant who owns more than 10% of the voting power of all classes of outstanding stock of ours or any parent or subsidiary of ours, the term of an incentive stock option may not exceed five years.

After a termination of service with us, a participant will be able to exercise the vested portion of his or her option for the period of time stated in the Award agreement. If no such period of time is stated in the participant’s Award agreement, the participant will generally be able to exercise his or her option for (i) three months following his or her termination for reasons other than death or disability, and (ii) twelve months following his or her termination due to death or disability. In no event may an option be exercise beyond its maximum term.

Restricted Stock. Awards of restricted stock are rights to acquire or purchase shares of our common stock, which vest in accordance with the terms and conditions established by the Administrator in its sole discretion. For example, the Administrator may set restrictions based on the achievement of specific performance goals. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed. The Award agreement generally will grant us the right to repurchase or reacquire the shares upon the termination of the participant’s service with us for any reason (including death or disability). During the period during which the transfer of a participant’s shares of restricted stock are subject to restrictions, (i) the participant may exercise full voting rights with respect to those shares, unless the Administrator determines otherwise, but (ii) the participant will not be entitled to receive dividends or other distributions paid with respect to such shares. The Administrator will determine the number of shares granted pursuant to an Award of restricted stock, but no participant will be granted a right to purchase or acquire more than 300,000 shares of restricted stock during any fiscal year, except that a participant may be granted up to an additional 300,000 shares of restricted stock in connection with his or her initial employment with us.

Restricted Stock Units. Awards of restricted stock units result in a payment to a participant only if the vesting criteria the Administrator establishes is satisfied. For example, the Administrator may set vesting criteria based on the achievement of specific performance goals. The restricted stock units vest at a rate determined by the Administrator; provided, however, that after the grant of restricted stock units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such restricted stock units. Upon satisfying the applicable vesting criteria, the participant will be entitled to the payout specified in the Award agreement. The Administrator, in its sole discretion, may pay earned restricted stock units in cash, shares, or a combination thereof. Restricted stock units that are fully paid in cash will not reduce the number of shares available for grant under the Amended and Restated Plan. On the date set forth in the Award agreement, all unearned restricted stock units will be forfeited to us. The Administrator determines the number of restricted stock units granted to any participant, but no participant may be granted more than 300,000 restricted stock units during any fiscal year, except that the participant may be granted up to an additional 300,000 restricted stock units in connection with his or her initial employment with us.

Stock Appreciation Rights. The Administrator will be able to grant stock appreciation rights (“SARs”), which are the rights to receive the appreciation in fair market value of common stock between the exercise date and the date of grant. We can pay the appreciation in cash, shares of common stock, or a combination thereof. The Administrator, subject to the terms of the Amended and Restated Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Amended and Restated Plan, provided, however, that the exercise price may not be less than 100% of the fair market value of a share on the date of grant and the term of a SAR may not exceed seven years. No participant will be granted SARs covering more than 1,000,000 shares during any fiscal year, except that a participant may be granted SARs covering up to an additional 1,000,000 shares in connection with his or her initial service with us.

The Administrator may grant “affiliated” SARs, “freestanding” SARs, “tandem” SARs, or any combination thereof. An “affiliated SAR” is a SAR that is granted in connection with a related option and which automatically will be deemed to be exercised at the same time that the related option is exercised. However, an affiliated SAR will not require a reduction in the number of shares subject to the related option. A “freestanding” SAR is one that is granted independent of any options. A “tandem” SAR is a SAR granted in connection with an option that entitles the participant to exercise the SAR by surrendering to us an equivalent portion of the unexercised related option. A tandem SAR may be exercised only with respect to the shares for which its related option is then exercisable. With respect to a tandem SAR granted in connection with an incentive stock option, the tandem SAR will expire no later than the expiration of the underlying incentive stock option, the value of the payout with respect to the tandem SAR will be for no more than 100% of the difference between the exercise price of the underlying incentive stock option and the fair market value of the shares subject to the underlying incentive stock option at the time the tandem SAR is exercised, and the tandem SAR will be exercisable only when the fair market value of the shares subject to the incentive stock option exceeds the exercise price of the incentive stock option.

After termination of service with us, a participant will be able to exercise the vested portion of his or her SAR for the period of time stated in the Award agreement. If no such period of time is stated in a participant’s Award agreement, a participant will generally be able to exercise his or her vested SARs for the same period of time as applies to stock options.

Performance Units and Performance Shares. The Administrator may grant performance units and performance shares, which are Awards that will result in a payment to a participant only if the performance goals or other vesting criteria the Administrator may establish are achieved or the Awards otherwise vest. Earned performance units and performance shares will be paid, in the sole discretion of the Administrator, in the form of cash, shares, or in a combination thereof. The Administrator will establish performance or other vesting criteria in its discretion, which, depending on the extent to which they are met, will determine the number and/or the value of performance units and performance shares to be paid out to participants. The performance units and performance shares will vest at a rate determined by the Administrator; provided, however, that after the grant of a performance unit or performance share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such performance unit or performance share. On the date set forth in the Award agreement, all unearned or unvested performance units or performance shares will be forfeited to us. During any fiscal year, no participant will receive more than 300,000 performance shares and no participant will receive performance units having an initial value greater than $2,000,000, except that a participant may be granted performance shares covering up to an additional 300,000 shares in connection with his or her initial service with us. Performance units will have an initial value established by the Administrator on or before the date of grant. Performance shares will have an initial value equal to the fair market value of a share of our common stock on the grant date.

Performance Goals. Awards of restricted stock, restricted stock units, performance shares, performance units and other incentives under the Amended and Restated Plan may be made subject to the attainment of performance goals relating to one or more business criteria and may provide for a targeted level or levels of achievement including, but not limited to: (i) cash position, (ii) earnings per Share, (iii) net income, (iv) operating cash flow, (v) operating income, (vi) operating expenses, (vii) product revenues, (viii) profit after-tax, (ix) revenue, (x) revenue growth, and (xi) total stockholder return. The performance goals may differ from participant to participant and from Award to Award, may be used alone or in combination, may be used to measure our performance as a whole or the performance of one of our business units, and may be measured relative to a peer group or index. Before the latest possible date established by the Administrator for the calculation of a performance goal, the

Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any performance goal with respect to any participant.

Limits on Awards Granted to Non-Employee Directors. No non-employee/outside director may be granted, in any fiscal year, Awards under the 2019 Equity Incentive Plan with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $400,000. Any Awards granted to an individual while he or she was an employee, or while he or she was a consultant but not an outside director, do not count for purposes of this limitation.

Transferability of Awards. Awards granted under the Amended and Restated Plan are generally not transferable other than by will or by the laws or descent and distribution and may be exercised during a participant’s lifetime only by the participant.

Dividends on Awards. To the extent an Award permits the payment of dividends or other distributions on the shares underlying the Award, participants will not be entitled to receive such dividends or other distributions until such Award vests.

Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each participant as soon as practicable before the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately before the consummation of such proposed action.

Change in Control. In the event we experience a change in control (as defined in the Amended and Restated Plan), each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a parent or subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the participant will fully vest in and have the right to exercise all of his or her outstanding options and stock appreciation rights, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock will lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an option or stock appreciation right is not assumed or substituted for in the event of a change in control, the Administrator will notify the participant in writing or electronically that the option or stock appreciation right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the option or stock appreciation right will terminate upon the expiration of such period.

With respect to Awards granted to an outside director that are assumed or substituted for, if on the date of or following such assumption or substitution the participant’s status as a member of our Board or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the participant not at the request of the successor, then the participant will fully vest in and have the right to exercise his or her options and/or stock appreciation rights as to all of the shares subject to the Award, including shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on restricted stock shall lapse, and, with respect to restricted stock units, performance shares and performance units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.

Company Policies. Any Awards granted under the Amended and Restated Plan on or after June 14, 2019 are subject to the Company’s Amended and Restated Stock Ownership Guidelines. In addition, any amounts (whether in cash or shares of our common stock) received by a participant under an Award granted on or after June 14, 2019, will, to the extent applicable, be subject to our right of recoupment under the terms of the Company’s Clawback Policy, Compensation Recovery Policy, or other similar policy.

Term of Amended and Restated Plan. The Amended and Restated Plan will become effective upon its adoption by the Board, subject to approval by our stockholders at the 2024 Annual Meeting. It will continue in effect until the date of the Annual Meeting of Stockholders in 2030 unless our Board terminates it earlier.

Amendment and Termination of the Amended and Restated Plan. The Administrator has the authority to amend, alter, suspend or terminate the Amended and Restated Plan, except that stockholder approval will be required for any amendment to the extent required by applicable laws. No amendment, alteration, suspension or termination of the Amended and Restated Plan will impair the rights of any participant, unless mutually agreed otherwise between the participant and the Administrator and which agreement must be in writing and signed by the participant and us.

Federal Tax Aspects

The following paragraphs are a summary of the general federal income tax consequences to U.S. taxpayers and us of Awards granted under the Amended and Restated Plan. Tax consequences for any particular individual may be different.

Nonstatutory Stock Options. No taxable income is reportable when a nonstatutory stock option with a per share exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price for those shares. Any taxable income recognized in connection with an option exercise by one of our employees is subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss to the participant.

Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax). If the participant exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the participant exercises the option and then later sells or otherwise disposes of the shares before the end of either of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.

Stock Appreciation Rights. No taxable income is reportable when a stock appreciation right with an exercise price equal to the fair market value of the underlying stock on the date of grant is granted to a participant. Upon exercise, the participant will recognize ordinary income in an amount equal to the amount of cash received and the fair market value of any shares received. Any taxable income recognized in connection with a stock appreciation right exercise by one of our employees is subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss to the participant.

Restricted Stock, Restricted Stock Units, Performance Units and Performance Shares. A participant generally will not have taxable income at the time an Award of restricted stock, restricted stock units, performance shares or performance units are granted. Instead, he or she will recognize ordinary income in the first taxable year in which his or her interest in the shares underlying the Award becomes either (i) freely transferable, or (ii) no longer subject to substantial risk of forfeiture. If the participant is an employee, such ordinary income generally is subject to tax withholding by us. However, the recipient of a restricted stock Award may elect to recognize income at the time he or she receives the Award in an amount equal to the fair market value of the shares underlying the Award (less any cash paid for the shares) on the date the Award is granted.

Medicare Surtax. A participant’s annual “net investment income,” as defined in Section 1411 of the Code may be subject to a 3.8% federal surtax (generally referred to as the “Medicare Surtax”). Net investment income may include capital gain and/or loss arising from the disposition of shares subject to a participant’s Awards under the Amended and Restated Plan. Whether a participant’s net investment income will be subject to the Medicare Surtax will depend on the participant’s level of annual income and other factors.

Section 409A. Section 409A of the Code (“Section 409A”) provides certain requirements for non-qualified deferred compensation arrangements with respect to an individual’s deferral and distribution elections and permissible distribution events. Awards granted under our Amended and Restated Plan with a deferral feature will be subject to the requirements of Section 409A, including stock options and stock appreciation rights granted with an exercise price below the fair market value of the underlying stock. If an Award is subject to and fails to satisfy the requirements of Section 409A, the recipient of that Award may recognize ordinary income on the amounts deferred under the Award, to the extent vested, which may be prior to when the compensation is actually or constructively received. Also, if an Award that is subject to Section 409A fails to comply with Section 409A’s provisions, Section 409A imposes an additional 20% federal income tax on compensation recognized as ordinary income, as well as interest on such deferred compensation. Some states may also apply a similar additional tax (for instance, California imposes a 5% additional tax in addition to the 20% federal additional tax).

Tax Effect for Us; Section 162(m). We generally will be entitled to a tax deduction in connection with an Award under the Amended and Restated Plan in an amount equal to the ordinary income realized by a participant and at the time the participant recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer, Chief Financial Officer and to each of our three most highly compensated executive officers for the taxable year. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.

THE FOREGOING IS ONLY A SUMMARY OF THE EFFECT OF FEDERAL INCOME TAXATION UPON PARTICIPANTS AND US WITH RESPECT TO THE GRANT AND EXERCISE OF AWARDS UNDER THE AMENDED AND RESTATED PLAN. IT DOES NOT PURPORT TO BE COMPLETE, AND DOES NOT DISCUSS THE TAX CONSEQUENCES OF A PARTICIPANT’S DEATH OR THE PROVISIONS OF THE INCOME TAX LAWS OF ANY MUNICIPALITY, STATE OR FOREIGN COUNTRY IN WHICH THE PARTICIPANT MAY RESIDE.

Plan Benefits

The number of awards that an employee, director, or consultant may receive under the Amended and Restated Plan is in the discretion of the administrator and therefore cannot be determined in advance. The following table sets forth: (i) the aggregate number of shares of common stock subject to options granted under the Cutera, Inc. Amended and Restated 2019 Equity Incentive Plan during the fiscal year 2023 to each of our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group; (ii) the average per share exercise price of such options; (iii) the aggregate number of shares subject to RSUs and PSUs (at target) granted under the Cutera, Inc. Amended and Restated 2019 Equity Incentive Plan during the fiscal year 2023 to each of our named executive officers; executive officers, as a group; directors who are not executive officers, as a group; and all employees who are not executive officers, as a group; and (iv) the grant-date value of shares subject to such RSUs and PSUs. As of May 23, 2024, the closing sale price of a share of our common stock reported on the Nasdaq Global Select Market was $2.06.

Name of Individual or Group	Number of Shares Subject to Options Granted	Weighted Average Per Share Exercise Price of Options Grants	Number of Shares Subject to RSUs and PSUs Granted	Dollar Value of Shares Subject to RSUs and PSUs Granted ($)(1)
Taylor C. Harris Chief Executive Officer	760,622	$11.21	249,336	$2,747,683
Sheila A. Hopkins Former Interim Chief Executive Officer	7,770	$15.83	36,130	$696,366
David H. Mowry Former Chief Executive Officer	—	$—	46,907	$663,265
Stuart D. Drummond Interim Chief Financial Officer	2,519	$19.44	9,727	$209,087
Michael A. Karavitis Chief Technology Officer	11,450	$19.44	13,818	$268,622
J. Daniel Plants Former Executive Chairperson	—	$—	—	$—
Jeffrey S. Jones Chief Operating Officer	—	$—	—	$—
Stephana E. Patton Chief Legal Officer	—	$—	—	$—
All executive officers, as a group	782,361	$11.41	355,918	$4,585,023
All directors who are not executive officers, as a group	50,654	$16.84	11,894	$200,295
All employees who are not executive officers, as a group	233,430	$19.31	398,071	$7,689,600

(1)Reflects the aggregate grant date fair value of awards computed in accordance with ASC 718.

PROPOSAL FIVE - APPROVAL OF REPRICING OF CERTAIN STOCK OPTIONS GRANTED UNDER THE 2019 EQUITY INCENTIVE PLAN
General
Our Board has determined that it would be in the best interests of the Company and our stockholders to implement a one-time repricing of certain outstanding stock options to purchase shares of our common stock issued under our 2019 Equity Incentive Plan that, as of the date of the 2024 Annual Meeting of Stockholders (the “Repricing Date”), have per share exercise prices greater than the closing price of our common stock on the Repricing Date (“Eligible Options”), as described in further detail below. If approved by stockholders, then on the Repricing Date, each then-outstanding Eligible Option held by an individual who remains a service provider of ours (i.e., a member of the Board or an employee or consultant who provides services to us or any parent or subsidiary of ours) through the Repricing Date will be amended to reduce its per share exercise price to the closing price of our common stock on the Repricing Date (the “Repricing”). There would be no other changes to any Eligible Options as a result of the Repricing.
The Board of Directors unanimously recommends a vote “FOR” the approval of the Repricing.
Our Board has determined that adverse changes in the market price of our common stock since the Eligible Options were granted could materially interfere with the Company’s efforts to retain the service of the holders of the Eligible Options. When options are substantially “underwater” (meaning the exercise prices of the options are higher than the current market price of our common stock), our Board believes that the option holder is not likely to exercise that option and the option will not have the desired incentive that it was intended to provide. The Board therefore believes the Repricing would enhance long-term stockholder value by improving our ability to incentivize and retain our service providers without significant incremental compensation expense to the Company.

Reasons for the Repricing
Equity awards have been, and continue to be, a key part of our incentive compensation and retention program and are designed to motivate and reward employees’ efforts. We believe that to develop and market our products, we need to maintain competitive employee compensation and incentive programs.
In recent years, the market price of our common stock has been subject to material fluctuations, many of which were outside the control of our company and our employees, and has declined from a high of approximately $72.00 on April 1, 2022 to approximately $2.00 on May 23, 2024.
As a result of our stock price decline, a substantial number of our service providers who hold outstanding stock options are holding options that are substantially underwater. The weighted average exercise price per share of options granted under our 2019 Equity Incentive Plan that are held by our service providers as of May 23, 2024, was $9.91 compared to a $2.06 closing price on May 23, 2024, for our common stock. Consequently, 100% of these options were underwater. These underwater options do not currently provide meaningful retention or incentive value to our service providers, while nevertheless creating an overhang to our stockholders of approximately 2.35 million shares. Additionally, under applicable accounting rules, we are required to continue to recognize compensation expense related to these options while they remain outstanding, even if they are never exercised because they remain underwater and do not fully provide the intended incentive and retention benefits.
Beginning in May 2024, our Compensation Committee began to consider retention issues associated with our reduced stock price relative to exercise prices of outstanding stock options. Our Compensation Committee engaged Compensia, an independent compensation consulting firm that regularly advises the Compensation Committee, to assist the Compensation Committee in evaluating issues associated with underwater stock options and in structuring a compensation program designed to retain and provide incentives to our service providers holding underwater options. We evaluated several alternatives with Compensia, including increasing cash compensation and/or granting additional equity awards. Increasing cash compensation would substantially increase our compensation expenses. Granting additional stock options at current market prices or RSUs would substantially increase our overhang and cause dilution to our stockholders.
We determined that the Repricing was most attractive for a number of reasons, including the following:
Restore Retention and Motivation Incentives. We rely on skilled, educated, and experienced service providers. Competition for these types of service providers is intense. We continue to believe that equity awards are an important component of our service providers’ total compensation and our ability to retain and motivate service providers. Replacing this component with additional cash compensation to remain competitive in the hiring marketplace would have a material adverse effect on our business. We also believe that substantially underwater options do not have sufficient impact on retaining and motivating our service providers because the market price of our common stock would need to significantly increase (for certain options with an exercise price of $11.02 or more, over 450% based on a closing price of approximately $2.00 per share) before our service providers receive any value from those options. While we aspire to achieve such increase in the value of our common stock, in the interim, these options do not serve their intended purpose, and they result in unproductive dilution of our stockholders. The failure to address the underwater option concerns soon will make it more difficult for us to retain our key service providers. If we cannot retain these key service providers, our business, results of operations and future stock price could be adversely affected. We believe that the Repricing will retain and motivate service providers holding Eligible Options by restoring the retention value of their Eligible Options and providing our service providers with a more realistic incentive to drive stockholder value creation, which supports our continued focus on stock price recovery and growth.
Decrease Pressure for Additional Grants. If we are unable to conduct the Repricing, we may find it necessary to issue a significant number of additional options or other equity awards to holders of Eligible Options above and beyond our ongoing equity grant practices in order to provide renewed incentive to these service providers. These additional equity award grants would increase our overhang and our compensation expense, since the Eligible Options cannot be removed from our equity award overhang until they are exercised, expire, or otherwise terminate (for example, when a service provider stops providing services to us) and we are required to continue to recognize the related compensation expense while they remain outstanding.
Align Compensation Costs with Retention and Motivation Value of Equity Awards. Our underwater options have exercise prices that are equal to the fair market value of our common stock at the time of grant. Under applicable accounting rules, we are required to continue to recognize compensation expense related to these grants while they remain outstanding, even if they are never exercised because they remain underwater and do not fully provide the intended incentive and retention benefits. We believe it is inappropriate, and detrimental to the interests of our stockholders, to recognize compensation expense on awards that are not fully valued by our service providers. By restoring the retention and incentive value of Eligible Options, we believe the Repricing will allow us to receive retentive and incentive value from the compensation expense that we have recorded and will continue to record in our financial statements with respect to the Eligible Options.
Description of the Repricing
Under the Repricing, on the Repricing Date, the Eligible Options held by an individual who remains a service provider of ours (i.e., a member of the Board or an employee or consultant who provides services to us or any parent or subsidiary of ours) through the Repricing Date will automatically be repriced to the closing price of our common stock on the Repricing Date. If any holder of an Eligible Option ceases to be a service provider of ours before the Repricing Date, such individual’s Eligible Options will not be repriced on the Repricing Date.
The following table summarizes information regarding the options granted under our 2019 Equity Incentive Plan that, as of May 23, 2024, were held by our service providers and were underwater (and therefore would be Eligible Options if the Repricing had been conducted on such date):

Exercise Price of Eligible Options	Number of Shares Subject to Options	Weighted Average Per Share Exercise Price of Options	Weighted Average Remaining Term of Options (Years)
$2.11 - $9.99	1,168,756	$2.22	7.1
$10.00 - $29.99	999,185	$13.47	8.8
Greater than or equal to $30.00	182,835	$39.63	3.9
Total	2,350,776	$9.91	7.6
As of May 23, 2024, approximately 10% of the shares covered by these underwater options were vested.
Potential Modification to Terms of the Repricing
While the terms of the Repricing are expected to be materially similar to the terms described in this proposal, we may find it necessary or appropriate to change the terms of the Repricing to take into account our administrative needs, legal or regulatory requirements, accounting rules, Company policy decisions that make it appropriate to change the Repricing and the like. For example, we may change the Repricing Date or the criteria for eligibility to participate in the Repricing. The Board or the Compensation Committee will retain the discretion to make any necessary or desirable changes to the terms of the Repricing. In addition, we may decide not to implement the Repricing even if our stockholders approve the Repricing. If our stock price increases significantly, we may reassess implementing the Repricing.
U.S. Federal Income Tax Consequences

The following is a summary of the anticipated material U.S. federal income tax consequences of the Repricing. The applicable U.S. federal income tax law and regulations may change, and the U.S. Internal Revenue Service may adopt a position contrary to the summary below. All holders of Eligible Options are urged to consult their own tax advisers regarding the tax treatment of the Repricing under all applicable laws.
For purposes of the incentive stock option rules, the repricing of an Eligible Option that is an incentive stock option (an “Eligible ISO”) is treated as the grant of a new option on the Repricing Date. This means that if the holder of such Eligible Option is not an employee of ours (or any parent or subsidiary of ours) on the Repricing Date, the repriced Eligible Option will not qualify as an incentive stock option and will instead be treated as a nonstatutory stock option.
If the holder of such Eligible Option is not an employee of ours (or any parent or subsidiary of ours) on the Repricing Date, the repriced Eligible Option will be treated as an incentive stock option to the maximum extent permitted by law, but the holding periods applicable to the Eligible Option will restart on the Repricing Date for purposes of being subject to favorable tax treatment under the Code.
In addition, the Code limits the annual benefit a single person may receive from incentive stock options, preventing more than $100,000 worth of incentive stock options from becoming exercisable for the first time in any one calendar year. To the extent the Repricing causes this limit to be exceeded, the excess portions of the repriced Eligible ISOs will be treated as nonstatutory stock options.
Below is a discussion of the U.S. federal tax treatment generally applicable to incentive stock options and nonstatutory stock options.
Incentive Stock Options. No taxable income is reportable when an incentive stock option is granted or exercised (except for purposes of the alternative minimum tax). If the holder exercises the option and then later sells or otherwise disposes of the shares more than two years after the grant date and more than one year after the exercise date, the difference between the sale price and the exercise price will be taxed as capital gain or loss. If the holder exercises the option and then later sells or otherwise disposes of the shares before the end of either of the two- or one-year holding periods described above, he or she generally will have ordinary income at the time of the sale equal to the fair market value of the shares on the exercise date (or the sale price, if less) minus the exercise price of the option.
Nonstatutory Stock Options. No taxable income is reportable when a nonstatutory stock option is granted with a per share exercise price equal to the fair market value of the underlying stock on the date of grant. Upon exercise, the holder will recognize ordinary income in an amount equal to the excess of the fair market value (on the exercise date) of the shares purchased over the exercise price for those shares. Any taxable income recognized in connection with an option exercise by one of our employees is subject to tax withholding by us. Any additional gain or loss recognized upon any later disposition of the shares would be capital gain or loss to the holder.
Tax Effect for Us; Section 162(m). We generally will be entitled to a tax deduction in connection with an Eligible Option in an amount equal to the ordinary income realized by a holder and at the time the holder recognizes such income (for example, the exercise of a nonstatutory stock option). Special rules limit the deductibility of compensation paid to our Chief Executive Officer, Chief Financial Officer and to each of our three most highly compensated executive officers for the taxable year. Under Section 162(m), the annual compensation paid to any of these specified executives will be deductible only to the extent that it does not exceed $1,000,000.
Financial Accounting Consequences
We account for share-based payments in accordance with Accounting Standards Codification Topic 718 (“ASC 718”), “Compensation-Stock Compensation.” Under ASC 718, we currently recognize and will continue to recognize compensation expense relating to underwater options until they terminate or are exercised in full, even though do not fully provide the intended incentive and retention benefits.
As a result of the Repricing, the extent as to which the fair value of each repriced Eligible Option immediately following the Repricing exceeds the fair value of the Eligible Option immediately before the Repricing will be considered incremental compensation under ASC 718. This excess, in addition to any remaining unrecognized expense for the repriced Eligible Options, will be recognized by us as an expense for compensation. This expense will be recognized ratably over the vesting period of the repriced Eligible Options in accordance with the requirements of ASC 718.
Interests of Certain Persons in the Repricing

The Eligible Options that will be repriced will be those held by individuals who remain our service providers through the Repricing Date. Each holder of an Eligible Option must continue to be a service provider of the Company through the Repricing Date in order to participate in the Repricing, and any such holder that terminates service with the Company before the Repricing Date will not have his or her Eligible Options repriced under the Repricing. As of May 23, 2024, all of our service providers were holding underwater options granted under our 2019 Equity Incentive Plan. Our directors and executive officers have an interest in this proposal because they hold options granted under our 2019 Equity Incentive Plan that may be underwater on the Repricing Date.
The following table sets forth: (i) the aggregate number of shares of common stock subject to options granted under our 2019 Equity Incentive Plan that, as of May 23, 2024, were underwater and held by each of our named executive officers; our current executive officers, as a group; our current directors who are not executive officers, as a group; and all employees who are not executive officers, as a group; (ii) the average per share exercise prices of such options, and (iii) the average remaining term of such options.

Name of Individual or Group	Number of Shares Subject to Options	Average Per Share Exercise Price of Options	Average Remaining Term of Options (Years)
Taylor C. Harris President and Chief Executive Officer	960,622	$9.34	6.4
Sheila A. Hopkins Former Interim Chief Executive Officer	11,397	$22.42	5.8
David H. Mowry Former Chief Executive Officer	59,823	$33.33	4.5
Stuart Drummond Interim Chief Financial Officer	55,468	$4.62	6.7
Michael A. Karavitis Chief Technology Officer	127,798	$13.51	5.5
Jeffrey S. Jones Chief Operating Officer	101,256	$2.64	6.8
Stephana E. Patton Chief Legal Officer	110,000	$2.17	6.9
All executive officers, as a group	1,426,364	$9.61	6.3
All directors who are not executive officers, as a group	50,654	$16.84	6.0
All employees who are not executive officers, as a group	873,758	$9.98	6.4
Financial Statements
Our financial statements and other information required by Item 13(a) are incorporated by reference from our annual report on Form 10-K filed with the SEC on May 10, 2024.
Vote Required
The affirmative “FOR” vote of a majority of the shares personally represented or by proxy at the meeting and entitled to vote on the item will be required for approval. Abstentions are counted for the purpose of determining the presence of a quorum and will have the same effect as votes “AGAINST” this item. If you do not instruct your broker how to vote with respect to this item, your broker may not vote with respect to such proposal and your shares will not be counted as voting on these matters.
Board of Directors’ Recommendation
THE BOARD OF DIRECTORS RECOMMENDS THAT YOU VOTE “FOR” THE APPROVAL OF THE REPRICING.

INFORMATION ABOUT OUR EXECUTIVE OFFICERS

The following table sets forth certain information with respect to the Company’s executive officers as of April 1, 2024.

Name	Age	Position
Taylor C. Harris	48	Chief Executive Officer and Director (Principal Executive Officer)
Stuart D. Drummond	58	Interim Chief Financial Officer (Principal Financial and Accounting Officer)
Jeffrey S. Jones	67	Chief Operating Officer
Michael A. Karavitis	54	Executive Vice President, Chief Technology Officer
Stephana E. Patton	53	Chief Legal Officer

Taylor C. Harris was appointed as the Company's Chief Executive Officer in July 2023 and a member of the Board in May 2023. Mr. Harris served as the Chief Financial Officer for MyoKardia, Inc., from April 2018 until that company’s acquisition by Bristol Myers Squibb in November 2020. Prior to that, Mr. Harris served as Senior Vice President and Chief Financial Officer of Zeltiq Aesthetics, Inc., until that company’s acquisition by Allergan plc. Mr. Harris also served as Vice President and Chief Financial Officer at Thoratec Corporation, which was acquired by St. Jude Medical, Inc, and prior to that he worked at JPMorgan Chase & Co. for over a decade in several capacities, including as a Vice President in the firm’s Healthcare Investment Banking and Equity Research departments. Mr. Harris holds a B.A. from the University of North Carolina at Chapel Hill, where he studied as a Morehead-Cain Scholar. We believe Mr. Harris is qualified to serve on our Board because of his training and qualifications and the skills and experience he has developed during his extensive career in the medical devices industry.
Stuart D. Drummond was appointed as the Company's Interim Chief Financial Officer on May 5, 2023. Mr. Drummond has served as the Company’s Vice President and Corporate Controller since July 2021. From November 2019 until June 2021, Mr. Drummond served as Senior Director, Corporate Controller at Sangamo Therapeutics, Inc. and from July 2016 to March 2019 he served as Corporate Controller of CareDx, Inc. Mr. Drummond gained his bachelor’s degree from Otago University, New Zealand, and graduate accounting qualification from Victoria University, New Zealand. Mr. Drummond obtained his Chartered Accounting certification in New Zealand with KPMG.
Jeffrey S. Jones was appointed as the Company’s Chief Operating Officer in August 2023. Mr. Jones has served as the Vice President of Operations and Supply Chain for Sientra Inc. since March 2019. Prior to that, Mr. Jones served as the Vice President of Quality and Commercial Operations at Earlens Corporation from October 2015 to March 2019; as Chief Operating Officer of Benvenue Medical from March 2014 to October 2015; as Vice President of Operations/Research & Development at Acclarent, Inc. from 2009 to 2014; as Chief Operating Officer of Reliant Technologies, Inc. from 2004 to 2009; as Chief Operating Officer of Lumend Inc. from 2001 to 2004; and as Vice President of Operations and Quality at EP Technologies from 1996 to 2001. Mr. Jones holds a Bachelor’s Degree in Engineering from the U.S. Military Academy at West Point and an M.B.A. from Golden Gate University.
Michael A. Karavitis has served as the Company's Chief Technology Officer since August 2017. Dr. Karavitis directs research and development activities ranging from early phase R&D all the way through product development. Previous to this role, Dr. Karavitis served as Vice President of Research and Development of Cutera from 2012 to 2015. Under his leadership, Cutera released multiple innovative platforms, as well as product line extensions including Enlighten (the world’s first dual wavelength, dual pulse duration picosecond aesthetic laser) and Excel HR. In addition to starting his own company, Femtoblanc Inc., Dr. Karavitis has led various teams of engineers and scientists at a number of successful early to mid-stage companies, including LenSx (acquired by Alcon), Newport Corporation and Intralase Corporation (acquired by Advanced Medical Optics). Dr. Karavitis graduated with a B.S. in Chemistry from Indiana University, and completed his M.S. and Ph.D. in Chemical and Material Physics at the University of California, Irvine. Dr. Karavitis is the named inventor in 10 U.S. patents, and is the author of 17 publications in peer-reviewed journals.
Stephana E. Patton, has served as the Company's Chief Legal Officer, Chief Compliance Officer and Corporate Secretary since November 2023. Dr. Patton was most recently Chief Legal Officer, Chief Compliance Officer and Corporate Secretary at InterVenn Biosciences from April 2021 until November 2023. Prior to that, Dr. Patton served as General Counsel, Corporate Secretary, and Chief Compliance Officer at Eiger Biopharmaceuticals (NASDAQ:EIGR) where she was responsible for all legal and compliance matters from March 2019 to April 2021. Previously, Dr. Patton was General Counsel, Corporate Secretary, and Chief Compliance Officer at BioTime, Inc. (NYSE:LCTX) from February 2017 to March 2019 and Vice President, General Counsel and Commercial Compliance Officer at BioDelivery Sciences International, Inc. from June 2015 to

February 2017. Dr. Patton began her life sciences industry career in 2007 at Salix Pharmaceuticals, Inc., where she was Vice President of Intellectual Property and Licensing, until the company was acquired by Valeant, Inc. in 2015. Dr. Patton earned a B.S. in Chemistry from Erskine College, a Ph.D. in Biochemistry and Cell and Developmental Biology from Emory University, and a J.D. from Boston University School of Law.

COMPENSATION DISCUSSION AND ANALYSIS
This Compensation Discussion and Analysis (“CD&A”) explains our executive compensation program and philosophy, the decisions the Compensation Committee of our Board made under this program during 2023 and the factors considered in making those decisions. The Compensation Committee has the principal responsibility for establishing, implementing and continually monitoring adherence to our compensation philosophy and objectives. The Compensation Committee’s duties include evaluating the performance and advising the Board on the compensation of our Chief Executive Officer and setting the compensation of our other executive officers. This CD&A focuses on the compensation of our Named Executive Officers for 2023:

Name		Position
Taylor C. Harris		Chief Executive Officer and Director (Principal Executive Officer)
Stuart D. Drummond		Interim Chief Financial Officer (Principal Financial and Accounting Officer)
Jeffrey S. Jones		Executive Vice President, Chief Operating Officer
Michael A. Karavitis		Executive Vice President, Chief Technology Officer
Stephana E. Patton		Chief Legal Officer
Sheila A Hopkins	(1)	Former Interim Chief Executive Officer
David H. Mowry	(2)	Former Chief Executive Officer
Daniel J. Plants	(3)	Former Executive Chairperson
Rohan R. Seth	(4)	Former Chief Financial Officer
(1) Ms. Hopkins served as the Company's Interim Chief Executive Officer from April 11, 2023 to July 27, 2023. Ms. Hopkins ceased to serve as a member of the Board on June 6, 2024.
(2) Mr. Mowry ceased to serve as the Company’s Chief Executive Officer as of April 11, 2023.
(3) Mr. Plants ceased to serve as the Company’s Chairman of the Board as of April 11, 2023.
(4) Mr. Seth ceased to serve as the Company’s Chief Financial Officer as of May 26, 2023.

Executive Compensation Philosophy and Objectives

Our Compensation Committee reviews the compensation of our executive officers, including our Named Executive Officers and strikes a balance between fixed base pay and pay-for-performance programs that tie compensation directly to specific business goals and management objectives. Our Compensation Committee designs our executive compensation program to support our near-term financial and strategic objectives and promote the long-term growth of our Company.

Our executive compensation program aims to recruit and retain key executive officers responsible for our success and to help motivate these executive officers to enhance long-term stockholder value. To achieve these ends, the Compensation Committee’s executive compensation decisions are based on the following principal objectives:

•Supporting our key financial and strategic goals that relate to our corporate performance;
•Aligning the interests of our executive officers with the interests of our stockholders;
•Providing a total compensation package that is competitive and enables us to attract, motivate, reward and retain talented executive officers and employees;
•Based, in large part, on pay-for-performance principles, such that changes in our revenue, operating results, product launches, and stock price, all significantly affect the compensation of our executive officers; and
•Balancing the components of compensation so that both short-term (annual) and long-term performance objectives are recognized.

We believe the compensation of our executive officers and employees should reflect our performance as an organization, and their performance as individuals, in attaining key financial and operating objectives established by our Board. In addition, we strive to promote an ownership mentality among our employees, including our executive officers, which we believe is best achieved through our equity incentive program and the Employee Stock Purchase Plan. Also, as our Company matures and we lay the foundation for longer term growth and sustained profitability, we endeavor to conserve our cash resources. To that end, one important aspect of our overall compensation philosophy is to set base salaries that are competitive relative to compensation in a peer group of companies (the “Peer Group”), in addition to equity and performance-based incentive compensation, which we believe best aligns the interests of our employees and our stockholders.

Key Features of Our Executive Compensation Program

	WHAT WE DO		WHAT WE DON’T DO

✓
Pay for Performance: We link the cash compensation of our executive officers to our performance and stockholder interests by heavily weighting their target total cash compensation opportunities to the achievement of strong financial performance tied to a balanced mix of pre-established performance measures and long-term equity awards that align their interests with those of our stockholders.
☒
No Special Perquisites or Benefits: We do not ordinarily provide special perquisites or other personal benefits to our executive officers, such as company cars*, club memberships, supplemental executive retirement plans or supplemental executive health benefits.

* We provide our sales executives with a car allowance given their extended use of a vehicle other than simply commuting to and from the office in Brisbane.

✓	Independent Compensation Advisor: The Compensation Committee selects and engages its own independent advisor to evaluate compensation on an annual basis.	☒	No Guaranteed Bonuses: We do not provide guaranteed minimum bonuses. Bonuses are contingent on the achievement of key strategic Company goals.

✓
Stock Ownership Guidelines: Our Named Executive Officers, members of senior management, and the non-employee members of our Board are subject to stock ownership guidelines equal to a multiple of their respective annual base salaries (3x for our Chief Executive Officer and 1x for other Named Executive Officers and members of senior management) or Board service retainers (3x for directors).
☒
No Excise Tax Gross-Ups: We do not provide any tax reimbursement payments or “gross-ups” payments in connection with any excise taxes that are imposed in connection with any change in control payments or benefits.

✓
Competitive and market based compensation: We pay fair and reasonable compensation that allows us to attract, motivate, retain and reward the key employees whose knowledge, skills and performance are necessary for our future growth and success.

✓
Compensation Recovery (“Clawback”) Policies: Our Clawback Policy, which covers all executive officers, allows for recovery of performance-based compensation in connection with a Named Executive Officer’s intentional misconduct. In addition, our Compensation Recovery Policy provides for the non-discretionary recovery of excess incentive-based compensation from current and former executive officers in the event of an accounting restatement, whether or not the executive officer was at fault for the restatement, in accordance with the SEC and Nasdaq requirements.

2023 Compensation Overview

When designing our 2023 executive compensation program, the Compensation Committee considered the program philosophy and objectives set forth above and the intense competition for executive talent within the medical device industry and the broader technology industry in Silicon Valley, California.

Summary of the Key Features of our 2023 Executive Compensation Program

•Our Named Executive Officers are compensated with a base salary (cash), incentive cash bonuses, equity awards, and other customary employee benefits.
•The compensation of our Named Executive Officers is reviewed annually (or more frequently as circumstances may dictate) by the Compensation Committee, and adjustments are made to reflect performance-based factors and competitive conditions.
•We evaluate and reward our Named Executive Officers based on the comparable industry specific and general market compensation for their respective positions in the Company, and an evaluation of their contributions to the achievement of short-term and long-term organizational goals.
•Our Compensation Committee engages an outside compensation consultant to review our executive compensation program on an “as needed” basis, in comparison to the Peer Group, and recommend modifications at reasonable intervals when warranted.
•Our employment agreements with our Named Executive Officers include participation agreements under our Executive Change in Control and Severance Policy.
•We have executive stock ownership guidelines determined by the Board or Compensation Committee based on positions and levels for our Chief Executive Officer and our other Named Executive Officers.

Financial Highlights for 2023

We are a global medical device company focused on the design, development, manufacture and commercialization of laser and other energy-based aesthetic systems for practitioners worldwide. We sell systems, system upgrades, hand pieces, hand piece refills and other disposable products. In addition, we have a recurring service business that includes the selling of post-warranty service contracts, parts, hand piece replacements, and generating revenue from the servicing of products that are out of warranty.
•The Company’s total revenue decreased by $40.0 million, or 15.9%, for the year ended December 31, 2023, compared to 2022, mainly due to a decrease in revenue from System sales of $34.0 million. Skincare revenue decreased $8.5 million, of which $5.6 million reflects increased competition from alternative products and procedures and $2.9 million relates to adverse impact from the weakening Japanese Yen. These decreases in total revenue were partially offset by an increase in consumables of $3.6 million, which was driven by an increase in AviClear treatment volumes of $6.9 million, partially offset by a decrease in other consumables revenue of $3.3 million attributable to an industry wide slow down.
•Gross profit as a percentage of revenue for the year ended December 31, 2023, was 19.5%, compared to 55.4% in 2022. Geographic and product revenue mix and the decline in revenue adversely impacted the Company’s gross margin rate by 5.0 percentage points. Increases in material costs, lower cost absorption attributable to lower production and inventory write-offs adversely impacted the Company’s gross margin rate by 11.3 percentage points. Increases in the Company’s reserve for excess inventory parts adversely impacted the Company’s gross margin by 13.3 percentage points. In the fourth quarter of fiscal year 2023, the Company incurred a loss, equivalent to an adverse gross margin impact of 2.7 percentage points, related to payments to be made to Jabil as compensation for expenses either previously incurred by Jabil or associated with the non-renewal of the Manufacturing Services Agreement. Other factors, including freight and clinical training, adversely impacted the Company's gross margin rate by 3.6 percentage points.
•As of December 31, 2023 and 2022, the Company had $181.4 million and $345.4 million of working capital, respectively. Cash and cash equivalents decreased by $2.3 million to $143.6 million as of December 31, 2023, from $145.9 million as of December 31, 2022, due to cash outflows for operations and the purchase of parts for the manufacturing of AviClear devices, partially offset by net proceeds from the maturities of marketable securities.

Corporate Governance Highlights

We endeavor to maintain good corporate governance standards consistent with our executive compensation policies and practices. The following policies and practices were in effect during 2023:

•Independent directors oversee each of our Board’s committees, including our Compensation Committee. Our Compensation Committee establishes our executive compensation and administers our equity plans.

•The Compensation Committee conducts an annual review and approval of our compensation strategy. We ensure that our compensation practices remain current with market conditions by having them reviewed by the Compensation Committee’s compensation consultant from time to time. Our compensation philosophy and related corporate governance features are complemented by several elements that are designed to align our executive compensation with long-term stockholder interests. Please refer to the "Compensation Philosophy and Objectives" section above.

Compensation-Setting Process

Role of the Compensation Committee in Setting Executive Compensation

•Provide oversight of our compensation programs, policies, practices and benefit plans;

•Assist our Board in discharging its responsibilities relating to (i) the oversight of the compensation of our CEO, our CFO and the other members of executive management, and (ii) approving and evaluating our Executive Management compensation programs, policies, practices and plans; and

•Assist our Board in administering our equity compensation plans for our employees.

Compensation Committee Members

The members of the Compensation Committee are appointed by our Board. The chairperson of the committee is Nicholas Lewin and the other members are Keith Sullivan and Sheila Hopkins. Gregory A. Barrett and Janet D. Widemann served on the Compensation Committee until July 2023 and Sheila Hopkins resigned from the Board and all committees there of on June 6, 2024. Each member of the Compensation Committee is a “non-employee director” for purposes of Exchange Act Rule 16b-3, and satisfies the independence requirements imposed by the NASDAQ listing standards.

Compensation Committee Charter

The Compensation Committee has a written charter, which can be found on the Investors page, under the Corporate Governance section of our website at www.cutera.com.

Duties of the Compensation Committee

The responsibilities of the Compensation Committee include:
(i)Establishing the following compensation elements for our executive officers as appropriate:
(a)annual base salary;
(b)annual incentive bonus, which may include the setting of specific goals and target amounts;
(c)equity compensation;
(d)agreements for employment, severance and change-of-control payments and benefits; and
(e)any other benefits, compensation or arrangements, other than benefits generally available to our employees.
(ii)Reviewing, at such intervals as may be decided by the Compensation Committee from time to time, regarding:
(a)general compensation goals and guidelines for our employees and the criteria by which bonuses and equity awards to our employees are determined; and
(b)other policies and plans for the provision of compensation to our employees and consultants.
(iii)Acting as Administrator of our 2019 Equity Incentive Plan, our 2023 Inducement Equity Incentive Plan and our 2004 Employee Stock Purchase Plan, and any other equity compensation plans adopted by our Board;
(iv)Reviewing our policies relating to the issuance of equity compensation to our employees and consultants;
(v)Preparing the report that accompanies this Compensation Discussion and Analysis.

Advisory Vote on Named Executive Officer Compensation

We believe that it is important for our stockholders to have an opportunity for an advisory vote on Named Executive Officer compensation on an annual basis as a means to express their views regarding our executive compensation program and philosophy, our compensation policies and programs, and our decisions regarding executive compensation. The Compensation Committee considers the outcome of the annual “Say-on-Pay” advisory vote when making decisions regarding our executive compensation program. At the Company’s 2023 Annual Meeting of Stockholders, approximately 87.5% of the votes cast on the “Say-on-Pay” advisory vote, excluding broker non-votes, were cast in favor of approving the compensation of our Named Executive Officers. The Board and the Compensation Committee viewed the outcome of the “Say-on-Pay” vote as indicative that a significant majority of our stockholders view that the Compensation Committee’s approach to executive compensation favorably.

Our stockholder engagement efforts, including ongoing conversations between management and Board members and stockholders on a variety of matters, reflect our commitment to strong corporate governance and our goal of seeking input directly from our stockholders, which we believe allows us to better understand our stockholders’ perspectives. As a result of the Compensation Committee’s evaluation of the results of the “Say-on-Pay” vote, the feedback received from stockholders and the advice from the Compensation Committee’s compensation consultant, the Compensation Committee determined that significant changes to the design of our executive compensation and equity programs were not warranted at this time.

Compensation Consultant

The Compensation Committee engages a compensation consultant periodically based on the need for additional guidance resulting from changes in our Named Executive Officers’ roles and responsibilities, our corporate profile relative to our peers (e.g., type of business, market capitalization, annual revenue, profitability, etc.), Named Executive Officer turnover, and other factors as determined by our Compensation Committee. The Compensation Committee has engaged Compensia , a national compensation consulting firm, periodically to advise it on various compensation matters related to our Named Executive Officers, the Board, and other members of senior management. In 2024, the Compensation Committee hired Alpine Rewards a compensation consultant to replace Compensia.

In 2022 and 2023, in connection with the Company’s development of recommended pay levels and structures for our Named Executive Officers, the Compensation Committee directed Compensia to perform the following activities:

•Evaluate and develop a group of public companies that would be suitable to use as a Peer Group;
•Gather competitive market data with respect to the compensation of both directors and executive officers of the Peer Group and at comparably sized/valued companies in the broader technology and life science markets;
•Assess elements of our Named Executive Officers’ compensation including base salary, target annual cash bonus, target total cash compensation and annual equity grant values relative to the practices at the Peer Group and in the broader competitive market; and
•Review and provide input to the Compensation Committee on the Company’s recommended adjustments for cash-based and equity-based compensation for our directors and Named Executive Officers, including pay levels and pay structures (such as short-term and long-term variable compensation components).

Based on the consideration of the factors specified in the rules of the SEC and the listing standards of Nasdaq, and a review of these factors for 2023, the Compensation Committee determined that its relationship with Compensia and the independent work of Compensia on behalf of the Compensation Committee does not raise any conflict of interest. The Compensation Committee reviews the compensation consultant’s independence annually.

In developing the compensation of our Named Executive Officers, the Compensation Committee meets with members of our management team, including our CEO, our CFO, and other management employees as required. The purpose of these meetings is primarily to gather financial data, obtain their input on proposed compensation programs, establish mechanisms for implementing and monitoring incentive and performance targets, and gather other information on practices and packages for our Named Executive Officers, other employees, and non-employee directors.

Management may make recommendations to the Compensation Committee on some or all elements of compensation. The Compensation Committee considers, but is not bound to, and does not always accept, management’s recommendations with respect to these matters. The Compensation Committee has the ultimate authority to make decisions with respect to the compensation of our Named Executive Officers and does not delegate any of its compensation functions to others.

Competitive Positioning

In developing, reviewing, and approving the annual compensation for our Named Executive Officers, the Compensation Committee, with the assistance of its compensation consultant, develops and maintains the Peer Group from which to gather competitive market data. After consulting with Compensia, the Compensation Committee approved the following set of selection criteria for determining the companies to comprise the Peer Group:
(i)U.S.-based companies with a primary focus on health care equipment and supplies;
(ii)Annual revenue generally between 0.4 times to 2.5 times that of Cutera;
(iii)Market capitalization generally between 0.25 times to 4.0 times that of Cutera; and

(iv)Secondary focus on parameters including peer business model and complexity, international presence, headcount and location.

In November 2023, in connection with the development of additional compensation assessments that the Compensation Committee requested related to executive compensation and our Named Executive Officer compensation levels, the Compensation Committee, after consulting with Compensia, updated the Peer Group based on the selection criteria referenced above to include the following companies:

AngioDynamics	Tactile Systems Technology	Nevro
Anika Therapeutics	AirSculpt Technologies	Orthofix Medical
Artivion	Apyx Medical	Outset Medical
Accuray	Bioventus	Revance Therapeutics
AxoGen	Cerus	Silk Road Medical
NanoString Technologies	Establishment Labs Holdings	The Beauty Health Company
SI-BONE	Evolus	Zynex

We do not believe that it is appropriate to make compensation decisions, whether regarding base salaries or short-term or long-term incentive compensation, solely based upon benchmarking to a peer or other representative group of companies. However, the Compensation Committee believes that information regarding the compensation practices at other companies is useful in at least two respects. First, the Compensation Committee recognizes that our compensation policies and practices must be competitive in the marketplace. Second, this information is useful in assessing the reasonableness and appropriateness of individual executive compensation elements and of our overall executive compensation packages. This information is only one of several factors that the compensation committee considers, however, in making its decisions with respect to the compensation of our executive officers.

Compensation Components

Our Named Executive Officers are compensated with cash, short-term incentives and long-term incentive in the form of equity awards, and other customary employee benefits.

Cash Compensation

Cash compensation consists of:
•Base salary;
•Participation in a Management Bonus Program for non-sales employees (“the Management Bonus Program”). and
•With respect to Michael Karavitis participation in a special retention bonus arrangement, as described in more detail below under the section titled "Employment Agreements".

Our cash compensation goals for our Named Executive Officers are based upon a number of principles, including:
•Although we do not use a formal benchmarking process, total cash compensation should generally be set at or above the 50th percentile of the Peer Group subject to various considerations:
◦Base salary should reflect the individual’s experience (in both the role he or she is performing, and the aesthetics industry more broadly), performance, and potential;
◦The amount of bonuses payable to our Named Executive Officers should be based on corporate performance measures established by the Compensation Committee and approved by our Board that align the bonus payment with the achievement of specified goals contained in our annual operating plan that are intended to enhance long-term stockholder value.

Base Salary

We believe that a competitive base salary is a necessary element of our executive compensation program, so that we can attract and retain a world class management team that is focused on building a sustainable enterprise for the future. The Compensation

Committee seeks to set competitive base salaries, comparable to market standards, that are equitable across the executive team based on level of impact and contributions.

The Compensation Committee reviews the base salaries of our executive officers, including our Named Executive Officers, annually and makes adjustments to their base salaries as it determines to be necessary or appropriate.

In 2023, the Compensation Committee reviewed the base salaries of our executive officers, including our Named Executive Officers, taking into consideration a competitive market analysis performed by Compensia, as well as the other factors described above. Following this review, the Compensation Committee set the base salaries of our executive officers for 2023 at levels that it believed were appropriate to maintain their competitiveness.

The base salaries paid to our named executive officers were as follows:

Named Executive Officer	2022 Base Salary (1)	2023 Base Salary	Percentage Adjustment
Taylor C. Harris	N/A	$675,000	N/A
Stuart D. Drummond	$280,000	$292,000	4.3%
Jeffrey S. Jones	N/A	$370,000	N/A
Michael A. Karavitis	$457,496	$457,496	—%
Stephana E. Patton	N/A	$425,000	N/A
David H. Mowry	$696,800	$696,800	—%
Daniel J. Plants	$260,000	$260,000	—%
Rohan R. Seth	$390,000	$390,000	—%
Sheila A. Hopkins	N/A	$696,792	—%

The base salaries paid to our named executive officers for 2023 are also set forth in the “2023 Summary Compensation Table” below.

Management Bonus Plan

We use annual cash bonuses to motivate our executive officers, including our Named Executive Officers, to achieve our short-term financial and operational objectives while making progress towards our longer-term growth and other goals. Consistent with our executive compensation philosophy, these annual cash bonuses are intended to help us to deliver a competitive total direct compensation opportunity to our executive officers. Annual cash bonuses are entirely performance-based, are not guaranteed, and may vary materially from year-to-year.

Typically, the Compensation Committee establishes target cash bonus opportunities pursuant to a formal cash bonus plan that measures and rewards our executive officers for our actual corporate performance over our fiscal year. The cash bonus plan is designed to pay above-target cash bonuses when we exceed our annual corporate objectives and below-target cash bonuses when we do not achieve these objectives.

In 2023, the Compensation Committee, determined to award cash bonus opportunities to our executive officers, including our Named Executive Officers, pursuant to the 2023 Management Bonus Plan. Under the 2023 Management Bonus Plan, our Board had the authority to select the performance measures and related target levels applicable to the target cash bonus opportunities for our executive officers.

Target Cash Bonus Opportunities

For 2023, the target cash bonus opportunities were designed to reward our Named Executive Officers based on our overall financial and operational performance and were established after the Compensation Committee consulted with its compensation consultant. As in prior years, the Compensation Committee determined that the target cash bonus opportunities for the Named Executive Officers should be determined as a percentage of their base salary. The target cash bonus opportunities are reviewed annually by the Compensation Committee and are based on several factors, including the scope of the Named Executive Officers’ performance, contributions, responsibilities, experience, prior years’ target cash bonus and market conditions. In 2022, the Compensation Committee did not make any changes to our Named Executive Officers’ target cash bonus opportunities.

For 2023, the target cash bonus opportunities for each of our Named Executive Officers under the 2023 Management Bonus Plan were as follows:

Named Executive Officer	2023 Target Cash Bonus Opportunity (as a percentage of base salary)	2023 Target Cash Bonus Opportunity
Taylor C. Harris	100%	$675,000
Stuart D. Drummond	40%	$116,800
Jeffrey S. Jones	50%	$185,000
Michael A. Karavitis	60%	$274,498
Stephana E. Patton	50%	$195,000
David H. Mowry	100%	$698,800
Daniel J. Plants (1)	38.5%	$100,000
Rohan R. Seth	50%	$195,000
Sheila A. Hopkins	100%	$225,402
(1) Mr. Plants' target cash bonus opportunity was set as a fixed dollar amount of $100,000 per his employment agreement.

The target cash bonus opportunities of our executive officers, including our Named Executive Officers, were weighted 100% on corporate performance objectives. The Compensation Committee determined this allocation to be appropriate to focus our executive officers on our short-term financial objectives as reflected in our annual operating plan.

Corporate Performance Measures-related:

For 2023, the Compensation Committee established the following corporate performance measures for determining the bonuses payable to our Named Executive Officers, and the overall weighting of each corporate performance measure, as follows:

1)	2023 AviClear revenue measured against a pre-established target amount	25%
2)	2023 Non-AviClear revenue measured against a pre-establied target amount	25%
3)	2023 Non-GAAP gross margin measured against a pre-established target amount (1)	25%
4)	2024 Non-GAAP operating income measured against a pre-established target amount (1)	25%
(1)    For a full reconciliation for Non-GAAP Gross Margin and Non-GAAP Operating Income to the most directly comparable financial measure stated in accordance with GAAP, please see our Current Report on Form 8-K/A filed with the SEC on May 10,2024.

Our Board believed that these corporate performance measures aligned the Named Executive Officers’ bonus payment with the achievement of our annual operating goals, which would enhance long-term stockholder value creation.
The Compensation Committee weighted each corporate performance measure as set forth above, such that the given percentage of the bonus was “at risk” based on the level of achievement of the specific performance measure. Performance achievement of each of the specific performance measures was based on a sliding scale. With respect to the Revenue performance measures, the applicable payout scaled linearly from 50% to 100% between 90% of the target Revenue attainment goal and 100% of the target Revenue attainment goal, and the applicable payout scaled linearly between 100% and 200% between 100% of the target Revenue attainment goal and 125% of the target Revenue attainment goal. With respect to the Non-GAAP Gross Margin performance measure, the applicable payout scaled linearly from 50% to 100% between 95% of the target Non-GAAP Gross Margin attainment goal and 100% of the target Non-GAAP Gross Margin attainment goal, and the payout scaled linearly between 100% to 150% between 100% of the target Gross Margin attainment goal and 110% of the target Gross Margin attainment goal. With respect to the Non-GAAP Operating Income performance measure, the applicable payout scaled linearly from 50% to 100% between 70% of the target Non-GAAP Operating Income attainment goal and 100% of the target Non-GAAP Operating Income attainment goal, and the payout scaled linearly from 100% to 125% between 100% of the target Non-GAAP Operating Income attainment goal and 225% of the Non-GAAP Operating Income attainment goal.

2023 Performance Results and Bonus Decisions
On April 25, 2024, the Compensation Committee determined that we did not achieve the corporate performance measures under the 2023 Management Bonus Plan and therefore no payments were made to our Named Executive Officers.

Long-Term Incentive Compensation

We believe that equity-based compensation promotes and encourages long-term successful performance by our Named Executive Officers that is aligned with the organization’s goals and the generation of stockholder value. Our equity compensation goals for our Named Executive Officers are based upon the following principles:
•Stockholder and Named Executive Officer interests should be aligned;
•Key and high-performing employees, who have a demonstrable impact on our performance or stockholder value, should be compensated in this manner;
•The program should be structured to provide meaningful retention incentives to participants;
•The equity awards should reflect each individual’s experience, performance, potential and be comparable to the Peer Group awards for the respective position; and
•Actual awards should be tailored to reflect individual performance and attraction/retention objectives.
•Actual awards also tie to recommendations from our Chief Executive Officer and other management, competitive compensation market data (as described above), internal pay equity based on the impact on our business and performance; and existing equity holdings including unvested equity for each Named Executive Officer.

There is no predetermined formula or weighting of these factors. Instead, our Compensation Committee considers all of this information in light of our business objectives.
The performance metrics established for the PSU awards are described below in the section titled “Equity Awards.”
The Compensation Committee concluded that the changes to the compensation of our Named Executive Officers strengthened the alignment of their interests with those of our stockholders, were sufficient to maintain competitiveness with the executives in comparable positions at the companies in our Peer Group, promoted retention and achieved the motivation and continuity desired. Further, the Compensation Committee also took into consideration the fact that, consistent with our compensation objectives, the equity awards granted to our Named Executive Officers increased their stake in the Company, thereby reinforcing their incentive to manage our business as owners and subjected a significant portion of their target total direct compensation to fluctuations in the market price of our common stock in alignment with stockholder interests.

Equity Awards
Under our 2019 Equity Incentive Plan and the 2023 Inducement Equity Incentive Plan , we generally grant RSU awards, PSU awards, and options to our executive officers, employees and the non-employee members of our Board. We grant annual equity awards to our Named Executive Officers and certain members of management with a vesting start date of January 1. All awards are subject to a minimum one-year vesting period from the date of grant. Awards with time-based vesting, such as RSU awards and options, typically vest as to 25% of the shares subject to the award after the first twelve months of service and in equal quarterly installments thereafter with full vesting in four years. Awards with performance-based vesting typically vest contingent on achievement of corporate goals or other financial targets set as of the grant date, with 50% of the shares subject to the award vesting after the first twelve months of service and 50% vesting on the second anniversary of the grant date. Aside from our annual equity awards practices, the Compensation Committee approves equity awards to new and recently hired or promoted employees once each quarter at the Compensation Committee meeting with the grant date fair value to be calculated as of the date of the award. We have not granted, nor do we intend to grant, equity awards in anticipation of the release of material nonpublic information that is likely to result in changes to the price of our common stock, such as a significant positive or negative earnings announcement. Similarly, we have not timed, nor do we intend to time, the release of material nonpublic information based on equity award grant dates.
Restricted Stock Unit Awards
In 2023, we granted RSU awards to Messrs. Harris, Drummond, Jones, Karavitis, and Mowry and Ms. Hopkins.
In the case of Messrs. Harris and Jones, these awards were granted in connection with their appointment as Chief Executive Officer and Executive Vice President, Chief Operating Officer, respectively. Each of these awards is scheduled to vest as to 25% of the RSUs approximately one year after the grant date and as to 1/12th of the RSUs each quarter thereafter, in each case subject to the applicable Named Executive Officer continuing to provide service through the vesting date.
Mr. Drummond’s RSU award was part of his annual equity awards for 2023 and is scheduled to vest as to 25% of the RSUs approximately one year after the grant date and as to 1/48th of the RSUs each month thereafter, in each case subject to his continuing to provide service through the vesting date.

Mr. Karavitis’ RSU award was part of his annual equity awards for 2023 and is scheduled to vest as to 25% of the RSUs approximately one year after the grant date and as to 1/48th of the RSUs each month thereafter, in each case subject to his continuing to provide service through the vesting date.
Mr. Mowry’s RSU award was granted according to the consulting agreement that we entered into with him following the end of his employment with us (which is described below). This award fully vested on December 31, 2023.
The RSU awards granted to Ms. Hopkins consist of an RSU award granted to her in July 2023, which represents half of the Annual Award should otherwise would have received under our outside director compensation policy had she not been employed as our interim Chief Executive Officer, and the following RSU awards that were granted to her according to the offer letter that we entered into with Ms. Hopkins regarding her appointment as Interim CEO: (i) in April 2023, an RSU award covering a number of shares of our common stock equal to $375,000 divided by the fair market value of a share of our common stock on the date of grant, rounded up to the nearest whole share, (ii) in July and August 2023, additional RSU awards that each cover a number of shares of our common stock equal to $125,000 divided by the fair market value of a share of our common stock on the date of grant, rounded up to the nearest whole share. Each of Ms. Hopkins’ RSU awards will vest on the one year anniversary of the applicable date of grant, subject to her remaining a member of the Board or providing continuous service to the Company through such vesting date.
The following table presents the quantities of the RSUs granted to these Named Executive Officers in 2023:

Name	Grant Quantity	Grant Date Value (1)
Taylor C. Harris	249,336	$2,747,682
Stuart D. Drummond	7,700	$169,682
Jeffrey S. Jones	12,306	$45,163
Michael A. Karavitis	4,606	$89,541
Sheila A. Hopkins	36,130	$696,366
David H. Mowry	40,241	$569,008
(1) For purposes of this table, “Grant Date Value” generally means the aggregate grant date fair value of the RSU award granted to the applicable Named Executive Officer during 2023 calculated in accordance with ASC Topic 718.

Performance Stock Unit Awards - Corporate Performance Measures-related:
In April 2023, our Compensation Committee granted PSU awards to certain of our Named Executive Officers and other members of management and selected performance targets for these awards. The number of units subject to the PSU awards granted to these Named Executive Officers vest in equal amounts upon the filing of our 10-K for the year ended December 31, 2023, based on the performance targets being met and subject to approval by our Board, and December 31, 2024, subject to the Named Executive Officer continuing to provide service through to this vesting date. The following metrics were the 2023 corporate performance measures to be achieved by December 31, 2023:

	Metric	Weighting of Goal
(1)	AviClear commercial goals	40%
(2)	truBody growth targets	20%
(3)	Product development milestones	15%
(4)	Cash, inventory and accounts receivable targets	25%

The following table presents the quantities of the Corporate Performance Measure-related PSU grants awarded to the Named Executive Officers:

Name	Grant Quantity	Grant Date Value (1)
Stuart D. Drummond	2,027	$39,405
Michael A. Karavitis	9,212	$179,081
David H. Mowry	6,666	$94,257
(1) For purposes of this table, “Grant Date Value” generally means the aggregate grant date fair value of the PSU award granted to the applicable Named Executive Officer during 2023 calculated in accordance with ASC Topic 718.

The following table sets forth the number of units that potentially could have vested for our Named Executive Officers upon filing our Annual Report on Form 10-K for 2023, subject to our Board’s certification that the performance criteria were met based on the level of achievement (or failure to achieve) each of the performance targets discussed above.

Name	If Minimum Thresholds are Not Met	At 100% of Target Performance	Actual Shares Eligible for Vesting
Stuart D. Drummond	—	1,014	203
Michael A. Karavitis	—	4,606	921
David H. Mowry	—	3,333	—
Each unit granted pursuant to the PSU awards represents a contingent right to receive one share of our common stock for each unit that was earned and vested. All vested shares were released upon our Board’s affirmative finding that the performance measures were met based on the level of achievement (or failure to achieve) each of the performance targets, and upon our timely filing of our Annual Report on Form 10-K which did not occur.
Time-Based Options
In 2023, we granted time-based stock options to Messrs. Harris, Drummond, Jones, and Karavitis and Ms. Hopkins.
Mr. Harris’ option was granted to him prior to the commencement of his employment as our Chief Executive Officer and was his Initial Award under our outside director compensation policy.
Mr. Drummond’s option was part of his annual equity awards for 2023 and is scheduled to vest as to 25% of the underlying shares approximately one year after the grant date and as to 1/48th of the underlying shares each following month, in each case subject to his continuing to provide service through the vesting date.
Mr. Jones’ option was granted in connection with his appointment as Executive Vice President, Chief Operating Officer.
Mr. Karavitis’ option was part of his annual equity awards for 2023 and is scheduled to vest as to 25% of the underlying shares approximately one year after the grant date and as to 1/48th of the underlying shares each following month, in each case subject to his continuing to provide service through the vesting date.
Mr. Jones’ option was granted in connection with his appointment as Executive Vice President, Chief Operating Officer and is scheduled to vest as to 25% of the underlying shares approximately one year after the grant date and as to 1/48th of the underlying shares each following month, in each case subject to his continuing to provide service through the vesting date.
Ms. Hopkins’ option represents half of the Annual Award should otherwise would have received under our outside director compensation policy had she not been employed as our interim Chief Executive Officer.
The following table presents the quantities of the time-based stock options granted to these Named Executive Officers in 2023:

Name	Grant Quantity	Grant Date Value (1)
Taylor C. Harris	25,327	$250,003
Stuart D. Drummond	2,519	$27,500
Jeffrey S. Jones	31,256	$187,505
Michael A. Karavitis	11,450	$125,000
Sheila A. Hopkins	7,770	$74,996
(1)    For purposes of this table, “Grant Date Value” generally means the aggregate grant date fair value of the option granted to the applicable Named Executive Officer during 2023 calculated in accordance with ASC Topic 718.
Performance-Based Stock Option
In August 2023, we granted a performance-based stock option to Mr. Harris. The option is divided into four tranches, each of which covers 25% of the shares subject to the option. Each tranche would become eligible for time-based vesting if the 30‑calendar day trailing average of our closing common stock price meets or exceeds the applicable stock price target within four years of the date he commenced employment with us. The stock price targets were $20.00 for the first tranche, $25.00 for the second tranche, $30.00 for the third tranche, and $35.00 for the fourth tranche. If the performance-based condition for a tranche is met, 25% of the shares subject to the tranche will vest 12 months after the date he commenced employment with us and the remaining shares subject to the tranche will vest over the next 12 quarters in equal quarterly amounts, subject to Mr. Harris continuing to be an employee of the Company through each vesting date.
Summary of Equity Award Grants

(1)
Mr. Harris was granted equity awards with a grant date fair value of $6,997,690 in 2023. The equity awards were comprised of stock options and RSUs with a grant date fair value of $4,250,008 and $2,747,682, respectively

(2)
Mr. Drummond was granted equity awards with a grant date fair value of $236,587 in 2023. The equity awards were comprised of stock options, PSUs and RSUs with a grant date fair value of $27,500, $39,405, and $169,682, respectively.

(3)	Mr. Jones was granted equity awards with a grant date fair value of $232,688 in 2023. The equity awards were comprised of stock options and RSUs with a grant date fair value of $187,505 and $45,163, respectively.
(4)	Mr. Karavitis was granted equity awards with a grant date fair value of $393,622 in 2023, compared to $560,724 in 2022. The equity awards were comprised of stock options, PSUs and RSUs with a grant date fair value of $125,000, $179,081, and $89,541, respectively.
(5)	Ms. Hopkins was granted equity awards with grant date fair value of $771,362. The equity awards were comprised of stock options and RSUs with a grant date fair value of $74,996 and $696,366, respectively
(6)	Mr. Mowry was granted equity awards with grant date fair value of $663,265 compared to $1,530,185 in 2022. The equity awards were comprised of RSUs and PSUs with a grant date fair value of $569,008 and $94,257, respectively
For additional information regarding the vesting schedule of these awards, see the section below titled “2023 Outstanding Equity Awards at Fiscal Year-End Table.”
New Hire Awards Granted to Stephana E. Patton in 2024
In March 2024, we granted Ms. Patton an award of 25,000 PSUs and a second award of 30,000 PSUs in connection with her hire. Each PSU award would become eligible for time-based vesting if the 30‑trading day trailing average of our closing common stock price meets or exceeds the applicable stock price target within four years of the grant date. The stock price targets were $10.00 for the first PSU award and $20.00 for the second PSU award. If the performance-based condition for a PSU award is met, 25% of the PSUs subject to the award will vest 12 months after the date she commenced employment with us and the remaining PSUs subject to the award will vest over the next 12 quarters in equal quarterly amounts, subject to Ms. Patton continuing to be an employee of the Company through each vesting date.
Amendment of Performance-Based Equity Awards

In May 2024, the Board approved an amendment to Mr. Harris’ performance-based stock option and Ms. Patton’s PSU awards described above to change the performance-based condition for these awards from achievement of an average closing common stock price target to achievement of a market capitalization target. For Mr. Harris’ option, the market capitalization targets were $100 million for the first tranche, $135 million for the second tranche, $167 million for the third tranche, and $200 million for the fourth tranche. For Ms. Patton’s PSU awards, the market capitalization targets were $100 million for the first award and $135 million for the second award.

Health and Welfare Benefits

We provide the following health and welfare benefits to our Named Executive Officers generally on the same basis as the health and welfare benefits provided to all employees. These benefits are consistent with those offered by other companies and specifically with those companies with which we compete for employees:
•Health, dental and vision insurance;
•Life insurance;
•Short-term and long-term disability insurance;
•A Section 401(k) plan with 25% employer matching contributions, capped at 6% of total employee eligible contributions;
•ESPP participation eligibility (see below); and
•Flexible Spending Accounts.

Employee Stock Purchase Plan

We maintain a 2019 Employee Stock Purchase Plan (“ESPP”) that provides eligible employees with the opportunity to purchase shares of our common stock at a 15% discounted price to the lower of the fair market value at either the beginning or the end of the applicable offering period. Due to the late filing of our Quarterly Report on Form 10-Q for the three months ended September 30, 2023, participation in the ESPP was suspended until further consideration.
Employment and Consulting Agreements
On April 25, 2023, we entered into an offer letter with Ms. Hopkins regarding her appointment as Interim CEO. The offer letter provided Ms. Hopkins with an annual base salary and discretionary bonus opportunity. Per the terms of the offer letter, we promptly reimbursed Ms. Hopkins for (i) reasonable business expenses (including, without limitation, meals, car rental and any other local transportation), (ii) reasonable travel expenses between Ms. Hopkins’ permanent residence and her office at the Company (on a weekly basis), and (iii) the reasonable rent and other associated costs incurred by Ms. Hopkins for renting a furnished two bedroom apartment located near the Company’s Brisbane, California offices or, in the alternative, hotel accommodations. In addition, with respect to the reimbursements in subclauses (ii) and (iii) above (the “Relocation Reimbursements”), the Company will provide to Ms. Hopkins an amount or amounts (the “Tax Neutrality Payment”), determined by the Company after consultation with Ms. Hopkins, to be necessary to pay federal, state, and local income and employment taxes, if any, incurred by Ms. Hopkins (x) arising as a result of the Relocation Reimbursements, and (y) arising from the payments made to Ms. Hopkins to cover such taxes.
On May 11, 2023, we entered into a consulting agreement with Mr. Mowry. Pursuant to the terms of the consulting agreement, Mr. Mowry served as a consultant to the Company and performed consulting and advisory services for the Company through December 31, 2023. Under the consulting agreement, Mr. Mowry was entitled to (i) compensation during the term of the consulting agreement of $60,000 per month payable in cash on the last day of the applicable month, and pro-rated for any partial month in which the consulting services were provided; (ii) an award of 40,241 time-based RSUs; and (iii) an award of 6,666 PSUs, in each case, subject to our 2019 Equity Incentive Plan and our standard form of time-based RSU award agreement and July 20, 2021 form of PSU award agreement thereunder, as applicable.
On May 12, 2023, we entered into an offer letter with Mr. Drummond. The offer letter provided Mr. Drummond with an annual base salary and annual target discretionary bonus opportunity. Per the terms of the offer letter, Mr. Drummond will be eligible to receive a series of retention bonuses if Mr. Drummond remains an employee through the applicable retention dates. Mr. Drummond may earn (i) the first retention bonus of $60,000 upon the appointment of a new Chief financial Officer, (ii) the second retention bonus of $40,000 on the six-month anniversary of the appointment of a new Chief Financial Officer, and (iii) the third retention bonus of $70,000 on the one year anniversary of the appointment of a new Chief Financial Officer. In each instance, the applicable retention bonus will be paid, less applicable withholdings, within ten business days following the applicable retention date.
Retention Agreement
On May 12, 2023, we entered into a retention bonus letter with Mr. Karavitis. Per the terms of the retention bonus letter, Mr. Karavitis became eligible to receive a series of retention bonuses by remaining an employee in good standing through the applicable retention dates. Mr. Karavitis earned (i) the first retention bonus of $56,250 on July 3, 2023, (ii) the second retention bonus of $45,000 on October 3, 2023, and (iii) the third retention bonus of $56,250 on January 2, 2024, and (iv) the fourth retention bonus of $67,500 on April 2, 2024.
Post-Employment Compensation
Our employment arrangements with our currently employed Named Executive Officers (Messrs. Harris, Drummond, Jones, Karavitis and Ms. Patton) include participation agreements under our Executive Change in Control and Severance Policy. The purpose of the Executive Change in Control and Severance Policy is to provide incentives to our Named Executive Officers to continue their employment with the Company and not be distracted by the possibility of loss of employment as a result of a potential acquisition of the Company. In addition, the offer letter with Ms. Hopkins provides for accelerated vesting of her RSU awards upon certain terminations of her status as a member of the Board. For a summary of the material terms and conditions of the Executive Change in Control and Severance Policy and the vesting acceleration provision under the offer letter with Ms. Hopkins, see “Potential Payments Upon Termination or Change in Control” below.

Internal Revenue Code Section 162(m) and Limitations on Executive Compensation

For federal income tax purposes, publicly-traded companies may be prohibited under Section 162(m) of the Code from deducting employee enumeration in excess of $1 million paid to their chief executive officer, chief financial officer, any other executive officer whose total compensation is required to be reported to stockholders under the Exchange Act by reason of such individual being among the three highest compensated executive officers for the tax year, and any executive officer who was subject to the deduction limit in any tax year beginning after December 31, 2016.

The Compensation Committee believes that, in establishing the cash and equity incentive compensation plans and arrangements for our executive officers, the potential deductibility of the compensation payable under those plans and arrangements is one relevant factor to consider. For that reason, the Compensation Committee may deem it appropriate to provide one or more of our executive officers with the opportunity to earn incentive compensation, whether through cash incentive awards tied to our financial performance or equity incentive awards tied to the executive officer’s continued service, which may be in excess of the amount deductible by reason of Section 162(m) of the Code. The Compensation Committee believes it is important to maintain cash and equity incentive compensation at the requisite level to attract and retain the individuals essential to our financial success, even if all or part of that compensation may not be deductible by reason of the Section 162(m) limitation.

Accounting for Stock-Based Compensation

We follow Financial Accounting Standard Board Accounting Standards Codification Topic 718 (“ASC 718”) for our stock-based compensation awards. ASC 718 requires companies to measure the compensation expense for all share-based payment awards made to employees and directors, including stock options, based on the grant date “fair value” of these awards. This calculation is performed for accounting purposes and reported in the compensation tables below, even though our executive officers may never realize any value from their awards. ASC Topic 718 also requires companies to recognize the compensation cost of their stock-based awards in their income statements over the period that an employee is required to render service in exchange for the award.

Executive Stock Ownership Guidelines

We maintain Amended and Restated Stock Ownership Guidelines for our non-employee directors and officers (as defined by Rule 16a-1(f) of the Securities Exchange Act of 1934, as amended) (“Executives”). These guidelines are designed to align our non-employee directors' and Executives’ interests with our stockholders’ long-term interests by promoting long-term ownership of our common stock, which our Board believes reduces the incentive for excessive short-term risk taking. These guidelines provide that our Chief Executive Officer and our other Executives must hold shares of our common stock having a value not less than three times and one time, respectively, of their annual base salary. Each Executive has five years from the date of his or her appointment, or if an Executive at the time of the adoption of the Stock Ownership Guidelines, four years from the adoption of the Stock Ownership Guidelines (July 28, 2017), to attain such level of ownership.

In addition, our Executives must hold at least 50% of any shares received pursuant to stock options, stock appreciation rights, vested restricted stock awards, restricted stock unit awards, performance share or performance stock unit awards (net of taxes) for a minimum of one year following vesting and delivery.

As of March 31, 2024, our Named Executive Officers’ equity holdings and target guidelines were as follows:

Named Executive Officer	Stock Ownership as of March 31, 2024	Minimum Stock Ownership Required (1)
Tylor C. Harris	30,000	1,377,551
Stuart D. Drummond	9,421	198,639
Jeffery S. Jones	—	251,701
Michael A. Karavitis	37,393	311,222
Stephana E. Patton	—	289,116
(1) Based on the closing stock price of $1.47 per share on March 28, 2024.
The Board also recognizes the importance of fostering a culture of ownership and aligning the broader employee population with stockholders. In 2021 we implemented an employee equity ownership initiative to ensure that all our U.S. employees were granted equity in our Company to share in our success and long-term value creation. In addition to creating alignment between stockholders and employees, we believe this recognizes and reflects the importance of our employees to our continued success.
As of March 31, 2023, the non-employee directors’ holdings and target guidelines were as follows:

Non-Employee Directors	Stock Beneficial Ownership as of March 31, 2024	Minimum Stock Ownership Required
Kevin J. Cameron	—	5,200
Sheila A. Hopkins	31,188	5,200
Nicholas S. Lewin	—	5,200
Keith J. Sullivan	3,964	5,200

Insider Trading Compliance Program

According to our Insider Trading Compliance Program, all employees of the Company, including, but not limited to, our executive officers and the non-employee members of our Board, are strongly discouraged from investing in derivatives of the Company’s securities. This includes, but is not limited to, trading in put or call options related to securities of the Company or otherwise hedging or offsetting any decrease in the market value of securities.

Compensation Recovery (“Clawback”) Policies

Our Clawback Policy, which covers all executive officers, allows for recovery of performance-based compensation if a Named Executive Officer’s intentional misconduct:
•violates the law, our Code of Business Conduct and Ethics, or any significant Company ethics or compliance policy; and
•results in material financial or reputational harm, or results in a need for a restatement of our consolidated financial statements.

The compensation elements that are subject to recovery under this policy include:
•all amounts paid under the Management Bonus Program which were awarded on or after June 14, 2019; and
•all awards under the 2019 Equity Incentive Plan and any successor equity incentive plans, whether exercised, vested, unvested, or deferred, which were awarded on or after June 14, 2019.
All recoveries are determined in the sole discretion of the Compensation Committee.
The SEC adopted final rules implementing the incentive-based compensation recovery provisions of the Dodd-Frank Act, and Nasdaq has adopted listing standards consistent with the SEC rules. As required by Section 10D of the Exchange Act and Rule 10D-1, the Company has adopted a Compensation Recovery Policy, which supplements our Clawback Policy. Under the Compensation Recovery Policy, in the event that the financial results upon which a cash or equity-based incentive award was predicated become the subject of a financial restatement that is required because of material non-compliance with financial reporting requirements, the Compensation Committee will conduct a review of awards covered by the policy and recoup any erroneously awarded incentive-based compensation to ensure that the ultimate payout gives retroactive effect to the financial results as restated. The Compensation Recovery Policy generally covers any cash or equity-based incentive compensation award that was paid, earned or granted to a covered officer during the last completed three fiscal years immediately preceding the date on which the Company is required to prepare the accounting restatement.

2023 Summary Compensation Table

The following table sets forth summary compensation information for the fiscal years ended December 31, 2023, 2022 and 2021 for our Named Executive Officers.

Name, Principal Position, and Year	Salary ($)	Bonus ($)	Option Awards ($) (1)	Stock Awards ($) (1)		Non-Equity Incentive Plan Compensation ($) (2)	All Other Compensation ($)		Total ($)
Taylor C. Harris
Chief Executive Officer
2023	$271,023		$4,250,008	$2,747,682	(3)	$—	$11,100	(4)	$7,279,813
Stuart D. Drummond
Interim Chief Financial Officer
2023	$293,030		$27,500	$209,087		$94,368	$—		$623,985
Jeffrey S. Jones
Chief Operating Officer
2023	$128,472		$187,505	$45,163		$—	$—		$361,140
Michael A. Karavitis,
Chief Technology Officer
2023	$457,496	$101,250	$125,000	$268,622		$248,218	$—		$1,200,586
2022	$444,548		$149,991	$410,733		$151,248	$—		$1,156,520
2021	$423,300		$118,758	$2,862,976		$388,590	$—		$3,793,624
Stephana E. Patton
Chief Legal Officer
2023	$57,955		$—	$—		$—	$—		$57,955
Sheila A. Hopkins
Former Interim Chief Executive Officer
2023	$225,402		$74,996	$696,366		$225,402	$54,125	(5)	$1,276,291
David H. Mowry,
Former Chief Executive Officer
2023	$194,523		$—	$663,265		$376,553	$480,562	(6)	$1,714,903
2022	$683,400		$799,938	$730,247		$383,937	$—		$2,597,522
2021	$660,000		$200,000	$2,393,961		$807,840	$3,825		$4,065,626
Daniel J. Plants
Former Executive Chairperson
2023	$72,583		$—	$—		$56,202	$—		$128,785
2022	$255,000		$249,979	$228,196		$55,100	$—		$788,275
2021	$154,356		$—	$772,382		$94,466	$—		$1,021,204
Rohan R. Seth
Former Chief Financial Officer
2023	$158,438		$—	$—		$191,097	$—		$349,535
2022	$375,833		$199,976	$182,537		$195,000	$—		$953,346
2021	$355,250		$112,503	$1,512,265		$271,766	$1,531	(7)	$2,253,315

(1)The amounts reported in this column represent the aggregate grant date fair value of equity awards granted during the applicable fiscal year calculated in accordance with ASC Topic 718. See Note 8 of the Consolidated Notes to Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for a discussion of the valuation assumptions for stock-based compensation.
(2)The amounts reported in this column represent the amounts earned in accordance with our Management Bonus Program for our Named Executive Officer.
(3)In August 2023, the Board of Directors approved a grant of restricted stock units and a grant of market-based stock options to Taylor Harris, who joined as the Company’s Chief Executive Officer on August 7, 2023. The restricted stock grant of 249,336 shares vests over four years, subject to the continued employment of Mr. Harris. The grant of restricted stock units entitles Mr.Harris to receive one share of Common Stock per one restricted stock unit. One-fourth of the restricted stock units shall vest on August 7, 2024 and 1/12 of the restricted stock units shall vest each quarter thereafter, subject to Mr. Harris continuing as a service provider through each such date. The vesting of the market-based stock option is dependent upon price targets of the Company’s common stock. One quarter of the grant quantity of 735,295 will be eligible to vest upon the date the 30 calendar-day trailing average closing price of the Company's Common Stock first meets each of the following levels within four years of the grant date: $20.00, $25.00, $30.00, and $35.00. Once a level is attained, one-fourth of the options subject to such tranche will vest on the later of (i) the date such level is attained or (ii) August 7, 2024. The remaining options in such tranche will vest over the next 12 quarters, subject to Mr. Harris continuing as a service provider through each such date. Exercise price of the stock option is $11.02. The option was modified in May 2024 to include market capitalization based performance targets, as described above in the section titled “Compensation Discussion and Analysis—Compensation Components—Amendment of Performance-Based Equity Awards.”
(4)Amount paid is a consulting fee to Mr. Harris.
(5)Cash compensation provided to Ms. Hopkins under our outside director compensation policy.
(6)Includes $399,000 consulting fee, $25,000 relocation, $56,562 legal fees paid to Mr. Mowry.
(7)Amounts represent vested Section 401(k) plan employer-matching contributions.

2023 Grants of Plan-Based Awards Table
The following table lists grants of plan-based option, RSU, and PSU awards made to our Named Executive Officers during the fiscal year ended December 31, 2023.

		Estimated Future Payouts Under Non-Equity Incentive Plan Awards(1)			Estimated Future Payouts Under Equity Incentive Plan Awards		Stock Awards: Number of Shares of Stock or Units	Option Awards: Number of Securities Underlying Options	Base Price of Awards ($)	Grant Date Fair Value of Awards ($) (2)
Name	Grant Date	Threshold	Target	Maximum
Taylor C. Harris	5/19/2023	—	—	—	—		—	25,327	$16.84	$250,003
	8/18/2023	—	—	—	—	(3)	—	735,295	$11.02	$4,000,005
	8/18/2023	—	—	—	—		249,336	—	$11.02	$2,747,682
	—	$337,500	$675,000	$1,012,500	—		—	—	—	—
Stuart D. Drummond	4/12/2023	—	—	—	—		—	2,519	$19.44	$27,500
	4/12/2023	—	—	—	2,027		1,013	—	$19.44	$59,098
	4/15/2023	—	—	—	—		6,687	—	$22.43	$149,989
	—	$58,400	$116,800	$175,200	—		—	—	—	$—
Jeffrey S. Jones	11/7/2023	—	—	—	—		—	31,256	$3.67	$187,505
	11/7/2023	—	—	—	—		12,306	—	$3.67	$45,163
	—	$92,500	$185,000	$277,500	—		—	—	—	—
Michael A. Karavitis	4/12/2023	—	—	—	—		—	11,450	$19.44	$125,000
	4/12/2023	—	—	—	9,212		—	—	$19.44	$179,081
	4/12/2023	—	—	—	—		4,606	—	$19.44	$89,541
	—	$137,250	$274,500	$411,750	—		—	—	—	—
Stephana E. Patton	—	—	—	—	—		—	—	—	—
	—	$97,500	$195,000	$292,500	—		—	—	—	—
Sheila A. Hopkins	7/14/2023	—	—	—	—			7,770	$15.83	$74,996
	4/27/2023	—	—	—	—		17,085	—	$21.95	$375,015
	7/3/2023	—	—	—	—		8,170	—	$15.30	$125,001
	8/1/2023	—	—	—	—		6,368	—	$19.63	$125,004
	7/14/2023	—	—	—	—		4,507	—	$15.83	$71,346
David H. Mowry	5/11/2023	—	—	—	6,666		—	—	$14.14	$94,257
	5/11/2023	—	—	—	—		40,241	—	$14.14	$569,008
	—	$348,400	$696,800	$1,045,200	—		—	—	—	—
(1)    Amounts in the “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” columns relate to cash incentive opportunities under our 2023 Management Bonus Plan based upon the achievement of corporate performance goals over fiscal year 2023. Under the 2023 Management Bonus Plan, payments are determined by multiplying each participant’s target cash bonus by a factor determined by the achievement of the corporate performance goals, capped at 200%. The actual amounts paid to our named executive officers are set forth in the “2023 Summary Compensation Table” above, and the calculation of the actual amounts paid is discussed more fully in the section titled “Executive Officer Compensation—2023 Performance Results and Bonus Decisions.”
(2)    The amounts reported in this column reflect the fair value of equity awards calculated in accordance with ASC Topic 718. See Note 8 of the Notes to Consolidated Financial Statements included in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023, for a discussion of the valuation assumptions used for calculating the grant date fair value of our stock-based compensation.
(3)    The vesting of the market-based stock option is dependent upon price targets of the Company’s common stock. One quarter of the grant quantity of 735,295 will be eligible to vest upon the date the 30 calendar-day trailing average closing price of the Company's Common Stock first meets each of the following levels within four years of the grant date: $20.00, $25.00, $30.00, and $35.00. Once a level is attained, one-fourth of the options subject to such tranche will vest on the later of (i) the date such level is attained or (ii) August 7, 2024. The remaining options in such tranche will vest over the next 12 quarters, subject to Mr. Harris continuing as a service provider through each such date. The option was modified in May 2024 to include market capitalization based performance targets, as described above in the section titled “Compensation Discussion and Analysis—Compensation Components—Amendment of Performance-Based Equity Awards.”

2023 Outstanding Equity Awards at Fiscal Year-End Table

The following table lists the outstanding equity awards held by our Named Executive Officers as of December 31, 2023.

		Option Awards					Stock Awards
Name	Grant Date	Number of Securities Underlying Unexercised Options Exercisable	Number of Securities Underlying Unexercised Options Unexercisable		Option Exercise Price ($)	Option Expiration Date	Number of Shares or Units of Stock that Have Not Vested		Market Value of Shares or Units of Stock that Have Not Vested ($)	Equity Incentive Plan Awards: Number of Unearned Shares, Units or Other Rights That Have Not Vested		Equity Incentive Plan Awards: Market or Payout Value of Unearned Shares, Units or Other Rights That Have Not Vested ($)
Taylor C. Harris	8/18/2023						249,336	(1)	$880,156
	5/19/2023	—	25,327	(8)	$16.84	5/19/2030
	8/18/2023	—	735,295	(2)	$11.02	8/18/2030
Stuart D. Drummond	2/20/2022	1,414	1,535	(3)	$33.45	2/20/2029
	4/12/2023	—	2,519	(3)	$19.44	4/12/2030
	2/20/2022									577	(3)	$2,035
	4/12/2023									203	(3)	$716
	7/28/2021						1,874	(4)	$6,615
	2/20/2022						710	(3)	$2,506
	4/12/2023						1,013	(3)	$3,576
	4/15/2023						6,687	(4)	$23,605
Jeffrey S. Jones	11/7/2023						12,306	(1)	$43,440
	11/7/2023	—	31,256	(3)	$3.67	11/7/2030
Michael A. Karavitis	2/21/2021	5,468	2,031	(3)	$32.87	2/12/2028
	2/20/2022	4,241	4,608	(3)	$33.45	2/20/2029
	4/12/2023	—	11,450	(3)	$19.44	4/12/2030
	2/20/2022									1,729	(3)	$6,103
	4/12/2023									921	(3)	$3,252
	2/24/2020						1,832	(4)	$6,467
	2/12/2021						1,310	(3)	$4,624
	2/20/2022						2,131	(3)	$7,522
	4/12/2023						4,606	(3)	$16,259
Sheila A. Hopkins	6/16/2022	3,627	—	(9)	$36.55	6/16/2029
	7/14/2023	—	7,770	(10)	$15.83	7/14/2030
	5/17/2021						2,737	(5)	$9,662
	4/27/2023						17,085	(6)	$60,310
	7/3/2023						8,170	(6)	$28,840
	8/1/2023						6,368	(6)	$22,479
	7/14/2023						4,507	(6)	$15,910
David H. Mowry	2/12/2021	9,209	3,420	(3)	$32.87	2/12/2028
	2/20/2022	22,614	24,580	(3)	$33.45	2/20/2029

(1)One-fourth of the total number of shares subject to the award shall vest on the first anniversary of the Vesting Commencement Date and the remaining shares will vest over the next twelve quarters in equal quarterly amounts thereafter, until all such shares have vested, subject to the Named Executive Officer remaining employed on each such vesting date.
(2)    The vesting of the market-based stock option is dependent upon price targets of the Company’s common stock. One quarter of the grant quantity of 735,295 will be eligible to vest upon the date the 30 calendar-day trailing average closing price of the Company's Common Stock first meets each of the following levels within four years of the grant date: $20.00, $25.00, $30.00, and $35.00. Once a level is attained, one-fourth of the options subject to such tranche will vest on the later of (i) the date such level is attained or (ii) August 7, 2024. The remaining options in such tranche will vest over the next 12 quarters, subject to Mr. Harris continuing as a service provider through each such date. The option was modified in May 2024 to include market capitalization based performance targets, as described above in the section titled “Compensation Discussion and Analysis—Compensation Components—Amendment of Performance-Based Equity Awards.”
(3)     One-fourth of the total number of shares subject to the option or the award shall vest one full calendar year following the Vesting Commencement Date and one forty-eighth of the total number of shares subject to the option or the award shall vest on the last day of each full calendar month thereafter, until all such shares have vested, subject to the Named Executive Officer remaining employed on each such vesting date.
(4)    Twenty-five percent (25%) of the Restricted Stock Units will vest on each of the first four anniversaries of the Vesting Commencement Date.
(5)    One-third of the Restricted Stock Units will vest on each of the first three anniversaries of the Vesting Commencement Date.
(6)    100% of the total number of shares subject to the award shall vest twelve months from the Vesting Commencement Date.
(7)     One-fourth of the total number of shares subject to the option shall vest one full calendar year following the Vesting Commencement Date and one forty-eighth of the total number of shares subject to the option shall vest on the last day of each full calendar month thereafter, until all such shares have vested, subject to the Named Executive Officer remaining employed on each such vesting date.
(8)     One-third of the total number of shares subject to the option will vest on each of the first three anniversaries of the Vesting Commencement Date, subject to the Named Executive Officer remaining employed on each such vesting date.
(9)    100% of the total number of shares subject to the option vested upon the conclusion of the Cutera, Inc. 2023 Annual General Meeting of Stockholders.
(10)    100% of the total number of shares subject to the option will vest upon the conclusion of the Cutera, Inc. 2024 Annual General Meeting of Stockholders.

2023 Options Exercised and Stock Vested Table

The following table lists the stock options exercised and stock awards that vested for our Named Executive Officers in the fiscal year ended December 31, 2023.

	Option Awards		Stock Awards
Name	Number of Shares Acquired on Exercise	Value Realized on Exercise ($)	Number of Shares Acquired on Vesting	Value Realized Upon Vesting ($)
Rohan R. Seth	33,000	$202,950	—	—

Pension Benefits

We did not sponsor any defined benefit pension or other actuarial plan for our executive officers, including our Named Executive Officers, during 2023.

Nonqualified Deferred Compensation

We did not maintain any nonqualified defined contribution or other deferred compensation plans or arrangements for our executive officers, including our Named Executive Officers, during 2023.

Executive Equity Award Election Program

On November 23, 2021, our Board approved a program permitting certain of our executive officers, including each of our Named Executive Officers, to make an annual election, or the Executive Equity Election, to (i) receive any annual equity awards subject to time-based vesting in the form of stock options or RSU awards, and (ii) defer settlement of these RSU awards that would otherwise be delivered to such executive officer on or following the date such award vests. Each Executive Equity Election will cover equity awards granted to the applicable executive officer for services performed in the fiscal year following the calendar year in which the Executive Equity Election is executed. An executive officer must execute an Executive Equity Election prior to December 31 of a calendar year, or such earlier deadline as established by our Board or the Compensation Committee. Any Executive Equity Election will be irrevocable, and will be subject to such rules, conditions and procedures as are determined by our Board or the Compensation Committee.

Potential Payments Upon Termination or Change in Control

On April 28, 2023, our Board approved a new Executive Change in Control and Severance Policy (the “Severance Policy”), which provides a standardized approach for the receipt of change in control and severance payments and benefits by certain key employees to be designated by the Compensation Committee of our Board or by our Chief Executive Officer. Generally, the Severance Policy is intended to replace the individual change of control and severance agreements which we had previously entered into with certain key employees. We have entered into a participation agreement under the Severance Policy with each of Messrs. Harris, Drummond, Jones, Karavitis and Ms. Patton.

Termination of Employment Not Involving a Change of Control

The Severance Policy provides that if the applicable Named Executive Officer’s employment with the Company is terminated by the Company without “cause” (as defined in the Severance Policy) (excluding by way of death or disability) or by the Named Executive Officer for “good reason” (as defined in the Severance Policy) not in connection with a change of control (either prior to three months before or after 12 months following a change in control, as defined in the Severance Policy) of the Company, the Named Executive Officer will receive, subject to signing and not revoking a release of claims in favor of the Company, the following severance payments and benefits based on their status as of December 31, 2023:

Named Executive Officer	Lump Sum Severance Payments
Taylor C. Harris	150% base salary; 18 months of COBRA reimbursement
Stuart D. Drummond	50% base salary; 6 months of COBRA reimbursement
Jeffrey S. Jones	100% base salary; 12 months of COBRA reimbursement
Michael A. Karavitis	100% base salary; 12 months of COBRA reimbursement
Stephana E. Patton	100% base salary; 12 months of COBRA reimbursement

Termination of Employment Involving a Change of Control

The Severance Policy further provides that if the applicable Named Executive Officer’s employment with the Company is terminated by the Company without “cause” (excluding by way of death or disability) or by the Named Executive Officer for “good reason” and such termination occurs within the period beginning three months before, and ending 12 months following, a change in control of the Company (commonly referred to as “double trigger” arrangement), the Named Executive Officer will receive, subject to signing and not revoking a release of claims in favor of the Company the following severance payments and benefits based on their status as of December 31, 2023:

Named Executive Officer	Lump Sum Severance Payments
Taylor C. Harris	150% base salary; 150% of target bonus; 18 months of COBRA reimbursement; 100% acceleration of equity awards (with any applicable performance goals deemed achieved at target levels, unless provided otherwise in the applicable award agreement or with respect to awards designated as “Aviclear” or “special” at the time of grant) (“Equity Acceleration”).
Stuart D. Drummond	50% base salary; 50% of target bonus; 6 months of COBRA reimbursement; 100% Equity Acceleration.
Jeffrey S. Jones	100% base salary; 100% of target bonus; 12 months of COBRA reimbursement; 100% Equity Acceleration.
Michael A. Karavitis	100% base salary; 100% of target bonus; 12 months of COBRA reimbursement; 100% Equity Acceleration
Stephana E. Patton	100% base salary; 100% of target bonus; 12 months of COBRA reimbursement; 100% Equity Acceleration
For purposes of the Severance Policy, “cause” means a Named Executive Officer’s termination of employment only upon:
(i)     The Named Executive Officer’s willful failure to substantially perform his or her duties with respect to the Company (subject to notice and a reasonable period to cure), other than a failure resulting from his or her complete or partial incapacity due to physical or mental illness or impairment;
(ii)     The Named Executive Officer’s willful act which constitutes gross misconduct and which is injurious to the Company;
(iii)     The Named Executive Officer’s willful breach of a material provision of any material written agreement between the Named Executive Officer and the Company (subject to notice and reasonable period to cure);
(iv)     The Named Executive Officer’s knowing, material and willful violation of a federal or state law or regulation applicable to the business of the Company or any affiliate of the Company; or
(v)    The Named Executive Officer’s conviction of, or plea of guilty or nolo contendre to, a felony, any crime involving fraud, embezzlement or any other act of moral turpitude, or any crime that results in, or is reasonably expected to result in, a material adverse effect on the business or reputation of the Company.
For purposes of the Severance Policy, “good reason” means a Named Executive Officer’s termination of employment within 90 days following the expiration of any cure period following the occurrence of one or more of the following, without his or her consent:
(i)     A material reduction in the Named Executive Officer’s authority, duties, or responsibilities relative to duties, position or responsibilities in effect immediately prior to such reduction;
(ii)     A material reduction in the Named Executive Officer’s cash compensation as in effect immediately prior to such reduction;
(iii)    A material change in the geographic location at which the Named Executive Officer must perform services (in other words, the relocation of the Named Executive Officer to a facility that is more than 50 miles from the Named Executive Officer’s then-current location).

The following table lists our Named Executive Officers and the estimated payments and benefits that each of them would have received had their employment with the Company been terminated without “cause” or had they resigned for “good reason” on

December 31, 2023, not in connection with a change of control of the Company. Messrs. Mowry, Hopkins, Seth and Plants are not listed in the table as each such Named Executive Officer’s employment was terminated in 2023 and each such Named Executive Officer did not receive any severance benefits in connection with such termination of employment.

Named Executive Officer	Estimated Total Value of Cash Payment	Estimated Total Value of Health Coverage Continuation
Taylor C. Harris	$1,012,500	$50,746
Stuart D. Drummond	$146,000	$4,078
Jeffrey S. Jones	$370,000	$24,782
Michael A. Karavitis	$457,496	$11,135
Stephana E. Patton	$425,000	$—

The following table lists our Named Executive Officers and the estimated payments and benefits that each of them would have received had their employment with the Company been terminated without “cause” or had they resigned for “good reason” in connection with a change of control of the Company on December 31, 2023. Messrs. Mowry, Hopkins, Seth and Plants are not listed in the table as each such Named Executive Officer’s employment was terminated in 2023 and each such Named Executive Officer did not receive any severance benefits in connection with such termination of employment.

Named Executive Officer	Estimated Total Value of Cash Payment	Estimated Total Value of Health Coverage Continuation	Value of Accelerated Equity
Taylor C. Harris	$2,025,000	$50,746	$880,156
Stuart D. Drummond	$204,400	$4,078	$46,589
Jeffrey S. Jones	$555,000	$24,782	$153,774
Michael A. Karavitis	$731,994	$11,135	$147,381
Stephana E. Patton	$620,000	$—	$—
The Severance Policy does not provide for an excise tax gross-up. Rather, in the event of a change in control, our Named Executive Officers are entitled to receive either (i) the full benefits payable in connection with a change in control or (ii) a reduced amount which would result in no portion of such benefits being subject to the excise tax under Section 4999 of the Internal Revenue Code, whichever amount generates the greater after-tax value for the executive.
Severance payments upon a termination of employment or change in control would be payable to the recipient under the Severance Policy only if the Named Executive Officer signs and does not revoke a release of claims in favor of the Company (in a form reasonably acceptable to the Company) and provided that such release of claims becomes effective no later than 60 days following the termination date. In addition, the Named Executive Officer would need to have complied and agreed to comply with the terms of any confidential information agreement executed by Named Executive Officer in favor of the Company and the provisions of the Severance Policy.
Offer Letter with Sheila Hopkins
Under the offer letter that we entered into an offer letter with Ms. Hopkins regarding her appointment as Interim CEO, if her status as a member of the Board is terminated (i) as a result of her death or disability or (ii) by the Company’s stockholders for any reason other than a court of competent jurisdiction determining that she has breached her applicable fiduciary duties as a member of the Board under the laws of the State of Delaware, then, subject to her timely executing and not revoking a separation agreement and release of claims, 100% of her then-outstanding and unvested RSUs will accelerate and fully vest. The estimated value of such vesting acceleration had such termination occurred on December 31, 2023, is $72,128.

Securities Authorized for Issuance Under Equity Compensation Plans
Our stockholders have approved 2019 Equity Incentive Plan (the “2019 Plan”), which is an amendment and restatement of 2004 Equity Incentive Plan. On July 17, 2023, the Board of Directors adopted the Cutera, Inc. 2023 Inducement Equity Incentive Plan (the “Inducement Plan”) and, subject to the adjustment provisions of the Inducement Plan, reserved 2,500,000 shares of the Company’s common stock for issuance pursuant to equity awards granted under the Inducement Plan. The Inducement Plan was adopted without stockholder approval pursuant to the applicable NASDAQ Listing Rules. The Inducement Plan provides for the grant of equity-based awards, including nonstatutory stock options, restricted stock units, restricted stock, stock appreciation rights, and performance awards, and its terms are substantially similar to the 2019 Plan, including with respect to treatment of equity awards in the event of a “merger” or “change in control” as defined under the Inducement Plan, but with such other terms and conditions intended to comply with the NASDAQ inducement award exception or to comply with the NASDAQ acquisition and merger exception. In accordance with the Nasdaq Listing Rules, awards under the Inducement Plan may only be made to individuals not previously employees or non-employee directors of the Company (or following such individuals’ bona fide period of non-employment with the Company), as an inducement material to the individuals’ entry into employment with the Company, or, to the extent permitted by the Nasdaq Listing Rules, in connection with a merger or acquisition.
At the Annual Meeting, we are seeking shareholder approval of the amendment and restatement of the 2019 Equity Incentive Plan. If approved, the Inducement Plan will be terminated effective as of the amendment and restatement of the 2019 Equity Incentive Plan. For additional details, please see “Proposal Four – Approval of the Amendment and Restatement of Our 2019 Equity Incentive Plan” in this Proxy Statement.
The following table provides information regarding the shares of our common stock that may be issued upon the exercise of stock options, RSUs, PSUs, and the projected ESPP contributions under our equity compensation plans as of December 31, 2023.

Plan Category	Number of securities to be issued upon exercise of outstanding options, warrants and rights (a)	Weighted average exercise price of outstanding options, warrants and rights (b)	Number of securities remaining available for future issuance under equity compensation plans (excluding securities reflected in column (a)) (c)
Equity compensation plans approved by security holders	127,863	$27.54	1,397,725
Equity compensation plan not approved by security holders	—	$—	—
Total	127,863	$27.54	1,397,725

(1)The weighted average exercise price does not take into account outstanding RSUs or PSUs, which have no exercise price.

Principal Executive Officer Pay Ratio Disclosure
Pursuant to Item 402(u) of Regulation S-K, we are providing the following information about the relationship between the median of the annual total compensation of all our employees (other than our current Chief Executive Officer) and the annual total compensation of our current Chief Executive Officer. During 2023, we had three individuals serve as the principal executive officer and chose to use the annualized total compensation for our current Chief Executive Officer, Taylor Harris, who was serving in that position as of the date we used to identify the median employee and have annualized Mr. Harris’s compensation.
For 2023:
•the median of the annual total compensation of all our employees (other than our current and former Chief Executive Officers) was $102,795;
•the annualized total compensation of Taylor Harris, our Chief Executive Officer as of December 31, 2023, was $7,683,790 (which represents the annualized amount of his total compensation for 2023 as reported in the 2023 Summary Compensation Table included in this Proxy Statement, which was $7,279,813); and
•the ratio of our Chief Executive Officer’s annual total compensation to the median of the annual total compensation of all our employees was 74.7:1.
This pay ratio is a reasonable estimate calculated in a manner consistent with Item 402(u) of Regulation S-K.
To identify our median employee, we used the following methodology:
•To determine our total employee population, we included all full-time, part-time, temporary, and seasonal employees as of December 31, 2023, exclusive of our current and former Chief Executive Officer. As of December 31, 2023, we and our consolidated subsidiaries employed approximately 430 individuals. We did not include any contractors or other non-employee workers in our employee population.
•To identify our median employee from our employee population, we calculated the aggregate amount of each employee’s base salary or wages and 2023 cash bonus or sales commission, as appropriate, for the period from January 1, 2023 through December 31, 2023, which compensation measures were consistently applied. We elected not to include the grant date fair value of equity awards granted in 2023 in determining the median employee because we determined that equity awards are not widely granted throughout the organization.
•We annualized the base salary or wages of all permanent (full-time and part-time) employees who were employed by us for less than the entire calendar year.
•All compensation not paid in U.S. dollars was concerted to U.S. dollars using the historic exchange rate made available by the United States Federal Reserve System as of December 31, 2023.
Using this approach, we identified our median employee. Once the median employee was identified, we then calculated the annual total compensation of this employee for 2023 using the same methodology we use for calculating the annual total compensation of our Named Executive Officers in accordance with the requirements of the Summary Compensation Table.
We determined our Chief Executive Officer’s annual total compensation for 2023 as reported in our 2023 Summary Compensation Table, provided that we annualized Mr. Harris' annual base salary and annual target bonus.
Pay Versus Performance
The following table sets forth the compensation for Taylor Harris, David Mowry and Sheila Hopkins, each a Chief Executive Officer and principal executive officer (“PEO”) for a period in 2023 (and in Mr. Mowry’s case, also for 2022, 2021 and 2020), and the average compensation for our non-PEO Named Executive Officers (“non-PEO NEOs”) for 2023, 2022, 2021 and 2020 (each a “Covered Year”), both as reported in the Summary Compensation Table and with certain adjustments to reflect the “compensation actually paid” to such individuals, as calculated in accordance with rules adopted by the SEC in August 2022. “Compensation actually paid” does not reflect amounts actually realized by our PEOs and Non-PEOs NEOs and may be higher or lower than amounts, if any, that are actually realized by such individuals. The table below also provides information for each Covered Year regarding our cumulative total shareholder return (“TSR”), the cumulative TSR of our peer group (the Nasdaq Healthcare Index), our net income, and our Company selected measure, revenue. Additional information regarding our compensation philosophy, the structure of our performance-based compensation programs, and compensation decisions made this year is described above in our “Compensation Discussion and Analysis.”

					Value of Initial Fixed $100 Investment Based On:
Fiscal Year	SCT for PEO	CAP to PEO	Average SCT for NEOs	Average CAP to NEOs	TSR	Peer Group TSR	Net Income (Loss) ($M)	Revenue ($M)
(a)	(b)[1]	(c)[2]	(d)[3]	(e)[2]	(f)[4]	(g)[4]	(h)[5]	(i)[6]
2023 [7]	$7,279,813	$2,111,276	$386,053	$(365,304)	$9.90	$106.30	$(162.8)	$212.4
2023 [8]	$1,276,291	$390,968
2023 [9]	$1,714,904	$(696,984)
2022	$2,597,552	$2,761,857	$966,115	$673,736	$123.50	$99.80	$(82.3)	$252.4
2021	$4,065,626	$6,422,427	$2,356,048	$2,997,001	$115.40	$125.40	$2.1	$231.3
2020	$1,334,582	$(350,182)	$1,062,163	$853,506	$67.30	$130.00	$(23.9)	$147.7
1.The dollar amounts reported in column (b) are the amounts of total compensation reported for the Chief Executive Officer and PEO, for each corresponding year in the “Total” column of the Summary Compensation Table.
2.The dollar amounts reported in column (c) and (e) represent the amount of “compensation actually paid”, as computed in accordance with SEC rules. “Compensation actually paid” does not necessarily represent cash and/or equity value transferred to the applicable NEO without restriction, but rather is a value calculated under applicable SEC rules, as shown in the adjustment table below. We do not have a defined benefit plan so no adjustment for pension benefits is included in the table below. Similarly, no adjustment is made for dividends as none were paid during the measurement period.
3.    The dollar amounts reported in column (d) are the average amounts of total compensation reported for the other NEOs for each corresponding year in the “Total” column of the Summary Compensation Table. Refer to our Summary Compensation Table in this section for each of 2023, 2022 2021, and 2020, the Non-PEO NEOs were:

Non-PEO NEOs
2023	2022	2021	2020
Stuart D. Drummond	Daniel J. Plants	Daniel J. Plants	Jason R. Richey
Jeffrey S. Jones	Rohan R. Seth	Rohan R. Seth	Rohan R. Seth
Michael A. Karavitis	Michael A. Karavitis	Michael A. Karavitis	Fuad Ahmad
Stephana E. Patton	—	—	—
4.     TSR is calculated by assuming that a $100 investment was made at the close of trading on December 31, 2019 and reinvesting all dividends until the last day of each Covered Year. The TSR peer group consists of the Nasdaq Health Care Index, as used in our performance graph in our annual report.
5.     The dollar amounts reported are the Company’s net income or loss reflected in the Company’s audited financial statements.
6.     Our Company Selected Measure, based on our assessment of the most important financial performance measure used by us in 2023 to link compensation actually paid to performance, is revenue, consistent with the most heavily weighted metric in our Short-Term Incentive Program. The dollar amounts reported are our revenue reflected in our audited financial statements.
7.    PEO information for Taylor C. Harris
8.    PEO information for Sheila A. Hopkins
9.     PEO information for David H. Mowry

The following table details the adjustments described in note 2 above:

Fiscal Year	Executives	SCT	Minus Grant Date Fair Value of Equity Awards in Summary Compensation Table	Plus Year End Fair Value of Equity Awards Granted During Year That Are Outstanding and Unvested at Fiscal Year End	Plus Year over Year Change in Fair Value of Outstanding and Unvested Equity Awards	Plus Fair Value as of Vesting Date of Equity Awards Granted and Vested in the Year	Plus Year over Year Change in Fair Value of Equity Awards Granted in Prior Years that Vested in the Year	Total Equity CAP	CAP
		(a)	(b)	(i)	(ii)	(iii)	(iv)	(c)=(i)+(ii)+(iii)+(iv)	(d)=(a)-(b)+(c)
2023	PEO[1]	$7,279,813	$6,997,690	$1,829,153	$—	$—	$—	$1,829,153	$2,111,276
	PEO[2]	$1,276,291	$771,362	$139,132	$(111,369)	$—	$(141,724)	$(113,961)	$390,968
	PEO[3]	$1,714,904	$663,265	$165,582	$(1,747,497)	$—	$(166,708)	$(1,748,623)	$(696,984)
	Non-PEO NEOs	$386,053	$143,813	$34,048	$(508,938)	$—	$(132,654)	$(607,544)	$(365,304)
2022	PEO	$2,597,552	$1,530,185	$1,838,392	$(1,399,323)	$—	$1,255,421	$1,694,490	$2,761,857
	Non-PEO NEOs	$966,115	$473,804	$559,128	$(568,799)	$—	$191,096	$181,425	$673,736
2021	PEO	$4,065,626	$2,593,961	$2,677,682	$1,484,535	$—	$788,545	$4,950,762	$6,422,427
	Non-PEO NEOs	$2,356,048	$1,792,962	$1,746,178	$406,446	$—	$281,291	$2,433,915	$2,997,001
2020	PEO	$1,334,582	$673,024	$628,451	$(1,278,038)	$—	$(362,153)	$(1,011,740)	$(350,182)
	Non-PEO NEOs	$1,062,163	$449,147	$668,106	$(250,739)	$—	$(176,877)	$240,490	$853,506

(a)    The dollar amounts reported in the Summary Compensation Table for the applicable Covered Year.
(b)    The grant date fair value of equity awards represents the total of the amounts reported in the “Stock Awards” and “Option Awards” columns of the Summary Compensation Table for the applicable Covered Year.
(c)    The recalculated value of equity awards for each applicable Covered Year includes the addition (or subtraction, as applicable) of the following:
(i)    the year-end fair value of any equity awards granted in the applicable Covered Year that are outstanding and unvested as of the end of the Covered Year;
(ii)    the amount of change as of the end of the applicable Covered Year (from the end of the prior fiscal year) in fair value of any equity awards granted in prior fiscal years that are outstanding and unvested as of the end of the applicable Covered Year;
(iii)    the fair value as of the vesting date of any equity awards granted in the applicable Covered Year that vested in the Covered Year; and
(iv)    for equity awards granted in a prior fiscal year that vest in the applicable Covered Year, the change in the fair value as of the vesting date from the beginning of the applicable Covered Year.
(d)    Compensation actually paid” is a value calculated under applicable SEC rules and may be higher or lower than amounts, if any, that are actually realized by our NEOs.
1.    Taylor C. Harris
2.    Sheila A. Hopkins
3.     David H. Mowry
For purposes of the adjustments to determine “compensation actually paid”, we computed the fair value of stock option awards and restricted stock units in accordance with FASB ASC Topic 718 as of the end of the relevant fiscal year, other than fair values of equity awards that vested in the Covered Year, which are valued as of the applicable vesting date. Most valuation assumptions and processes used to recalculate fair values for this purpose did not materially differ from those disclosed in Note 8—Stockholders’ Equity, Stock Plans and Stock-Based Compensation Expense in the Annual Report on Form 10-K for the fiscal year ended December 31, 2023.
Option award fair values were recalculated as of each Covered Year end and vesting date, as applicable, based on the following assumptions:

Fiscal Year	Expected Term	Volatility	Risk-Free Rate
2023	5.3 - 7.0 years	66.1% - 81.2%	4.00% - 4.25%
2022	2.1 - 3.7 years	67.0%	3.00%
2021	0.7 - 3.5 years	67.0%	0.86%
2020	1.4 - 2.3 years	67.0%	0.53%
Performance-based award fair values were recalculated to value performance awards at target until board approval.

Relationship Between “Compensation Actually Paid” and Performance Measures
We believe the table above shows the alignment between compensation actually paid to the NEOs and the Company’s performance, consistent with our compensation philosophy as described in our CD&A. A large portion of NEO compensation is reliant on stock price and as such “compensation actually paid” was aligned with TSR performance. The Compensation Committee evaluates performance based on a broad range of company objectives and measures that could cause deviations in this relationship in the future. The charts below show the relationship between the PEO and Non-PEO NEO “compensation actually paid” and (i) the Company’s TSR and the Peer Group TSR; (ii) the Company’s net income (loss); and (iii) the Company Selected Measure, Revenue.

2023 Performance Measures

The Compensation Committee believes using a mix of performance measures throughout our annual and long-term incentive programs to align executive pay with Company performance. As required by SEC rules, the performance measures identified as the most important for NEOs’ 2023 compensation decisions are listed in the table below.

Most Important Performance Measures:
•Revenue
•Non-GAAP Gross Margin
•Non-GAAP Operating Income
•AviClear Milestones
Information on Compensation Risk Assessment
Management periodically reviews our incentive compensation programs at all levels within the organization. Employee cash bonuses are based on company-wide and individual performance, and management (with respect to our non-executive employees), our Compensation Committee (with respect to our executive officers, other than our CEO), and the Board (with respect to our CEO) have discretion to adjust bonus payouts. Equity awards for new hires are based on the employee’s position, prior experience, qualifications, and the market for particular types of talent, and any additional grants are based on employee performance and retention requirements. Equity awards have long-term vesting requirements to ensure that recipients’ focus is on our long-term success.

COMPENSATION COMMITTEE REPORT

The Compensation Committee has reviewed and discussed the Compensation Discussion and Analysis required by Item 402(b) of SEC Regulation S-K with management. Based on such review and discussion, the Compensation Committee has recommended that the Compensation Discussion and Analysis be included in Cutera’s Proxy Statement.
The foregoing report is provided by the undersigned members of the Compensation Committee.

Nicholas S. Lewin, Chairperson
Keith J. Sullivan

(1)The material in this report is not deemed soliciting material or filed with the SEC and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, whether made before or after the date of this Proxy Statement and irrespective of any general incorporation language in those filings.

CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS

There were no transactions and series of similar transactions, since the beginning of our last fiscal year, to which we were a party or will be a party, in which:
•the amounts involved exceeded or are expected to exceed $120,000; and
•any of our directors, nominees for director, executive officers or beneficial holders of more than 5% of our outstanding common stock, or any immediate family member of, or person sharing the household with, any of these individuals or entities (each, a related party), had or will have a direct or indirect material interest.

We have entered into participation agreements under our Executive Change in Control and Severance Policy with our Named Executive Officers. See “Named Executive Officers and Executive Compensation—Potential Payments Upon Termination or Change in Control.”

We have entered into indemnification agreements with our directors and executive officers. The indemnification agreements and our certificate of incorporation and bylaws require us to indemnify our directors and executive officers to the fullest extent permitted by Delaware law.

Policies and Procedures for Related Party Transactions

Our Board has adopted a written policy that our executive officers, directors, nominees for election as a director, beneficial owners of more than 5% of any class of our common stock and any members of the immediate family of any of the foregoing persons are not permitted to enter into a related person transaction with us without the prior consent of our Audit Committee. Any request for us to enter into a transaction with an executive officer, director, nominee for election as a director, beneficial owner of more than 5% of any class of our common stock or any member of the immediate family of any of the foregoing persons in which the amount involved exceeds $120,000 and such person would have a direct or indirect interest must first be presented to our Audit Committee for review, consideration and approval. In approving or rejecting any such proposal, our Audit Committee is to consider the material facts of the transaction, including, but not limited to, whether the transaction is on terms no less favorable than terms generally available to an unaffiliated third-party under the same or similar circumstances and the extent of the related person’s interest in the transaction. There were no related party transactions entered into after presentation, consideration and approval by our Board and/or our Audit Committee.

OTHER MATTERS

Fiscal Year 2023 Annual Report and SEC Filings

Our financial statements for our fiscal year ended December 31, 2023 are included in our Annual Report on Form 10-K. This Proxy Statement and our annual report are posted on our website and are available from the SEC at its website at www.sec.gov. A copy of our annual report may be obtained, without charge, by sending a written request to Cutera, Inc., Attention: Legal department, 3240 Bayshore Boulevard, Brisbane, California 94005.

We are not aware of any other business to be presented at the meeting. As of the date of this Proxy Statement, no stockholder had advised us of the intent to present any business at the meeting. Accordingly, the only business that our Board intends to present at the meeting is as set forth in this Proxy Statement.

If any other matter or matters are properly brought before the meeting, the proxies will use their discretion to vote on such matters in accordance with their best judgment.

By order of the Board of Directors,

/s/ Stephana Patton
Chief Legal Officer
Brisbane, California
June , 2024

APPENDIX - A

CUTERA, INC.
2019 EQUITY INCENTIVE PLAN
(As Amended and Restated July 15, 2024)
The Cutera, Inc. 2019 Equity Incentive Plan is hereby amended and restated effective as of July 15, 2024.
1.Purposes of the Plan. The purposes of this Plan are:
•to attract and retain the best available personnel for positions of substantial responsibility,
•to provide additional incentive to Employees, Directors and Consultants, and
•to promote the success of the Company’s business.
The Plan permits the grant of Incentive Stock Options, Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.
2.Definitions. As used herein, the following definitions will apply:
a.“Administrator” means the Board or any of its Committees as will be administering the Plan, in accordance with Section 4 of the Plan.
b. “Affiliated SAR” means an SAR that is granted in connection with a related Option, and which automatically will be deemed to be exercised at the same time that the related Option is exercised.
c.“Applicable Laws” means the requirements relating to the administration of equity-based awards under U.S. state corporate laws, U.S. federal and state securities laws, the Code, any stock exchange or quotation system on which the Common Stock is listed or quoted and the applicable laws of any foreign country or jurisdiction where Awards are, or will be, granted under the Plan.
d.“Award” means, individually or collectively, a grant under the Plan of Options, SARs, Restricted Stock, Restricted Stock Units, Performance Units, Performance Shares and other stock or cash awards as the Administrator may determine.
e.“Award Agreement” means the written or electronic agreement setting forth the terms and provisions applicable to each Award granted under the Plan. The Award Agreement is subject to the terms and conditions of the Plan.
f.“Board” means the Board of Directors of the Company.
g.“Change in Control” means the occurrence of any of the following events:
i.Any “person” (as such term is used in Sections 13(d) and 14(d) of the Exchange Act) becomes the “beneficial owner” (as defined in Rule 13d-3 of the Exchange Act), directly or indirectly, of securities of the Company representing fifty percent (50%) or more of the total voting power represented by the Company’s then outstanding voting securities; or
ii.The consummation of the sale or disposition by the Company of all or substantially all of the Company’s assets;
iii.A change in the composition of the Board occurring within a two-year period, as a result of which less than a majority of the directors are Incumbent Directors. “Incumbent Directors” means directors who either (A) are Directors as of the effective date of the Plan, or (B) are elected, or nominated for election, to the Board with the affirmative votes of at least a majority of the Incumbent Directors at the time of such election or nomination (but will not include an individual whose election or nomination is in connection with an actual or threatened proxy contest relating to the election of directors to the Company); or
iv.The consummation of a merger or consolidation of the Company with any other corporation, other than a merger or consolidation which would result in the voting securities of the Company outstanding immediately prior thereto continuing to represent (either by remaining outstanding or by being converted into voting securities of the surviving entity or its parent) at least fifty percent (50%) of the total voting power represented by the voting securities of the Company or such surviving entity or its parent outstanding immediately after such merger or consolidation.
h.“Code” means the Internal Revenue Code of 1986, as amended. Any reference to a section of the Code herein will be a reference to any successor or amended section of the Code.
i.“Committee” means a committee of Directors or of other individuals satisfying Applicable Laws appointed by the Board in accordance with Section 4 hereof.
j.“Common Stock” means the common stock of the Company.
k.“Company” means Cutera, Inc., a Delaware corporation, or any successor thereto.
l.“Consultant” means any person, including an advisor, engaged by the Company or a Parent or Subsidiary to render services to such entity.
m.“Determination Date” means the latest possible date established by the Administrator, in its discretion, for the calculation of a Performance Goal.
n.“Director” means a member of the Board.
o.“Disability” means total and permanent disability as defined in Section 22(e)(3) of the Code, provided that in the case of Awards other than Incentive Stock Options, the Administrator in its discretion may determine whether a permanent and total disability exists in accordance with uniform and non-discriminatory standards adopted by the Administrator from time to time.
p.“Employee” means any person, including Officers and Directors, employed by the Company or any Parent or Subsidiary of the Company. Neither service as a Director nor payment of a director’s fee by the Company will be sufficient to constitute “employment” by the Company.
q.“Exchange Act” means the Securities Exchange Act of 1934, as amended.
r.“Exchange Program” means a program under which (i) outstanding Awards are surrendered or cancelled in exchange for Awards of the same type (which may have lower exercise prices and different terms), Awards of a different type, and/or cash, (ii) Participants would have the opportunity to transfer any outstanding Awards to a financial institution or other person or entity selected by the Administrator, and/or (iii) the exercise price of an outstanding Award is reduced. The Administrator will determine the terms and conditions of any Exchange Program in its sole discretion.
s.“Fair Market Value” means, as of any date, the value of Common Stock determined as follows:
i.If the Common Stock is listed on any established stock exchange or a national market system, including without limitation the Nasdaq Global Market, the Nasdaq Global Select Market or the Nasdaq Capital Market, its Fair Market Value will be the closing sales price for such stock (or the closing bid, if no sales were reported) as quoted on such exchange or system on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;
ii.If the Common Stock is regularly quoted by a recognized securities dealer but selling prices are not reported, the Fair Market Value of a Share of Common Stock will be the mean between the high bid and low asked prices for the Common Stock on the day of determination, as reported in The Wall Street Journal or such other source as the Administrator deems reliable;

iii.In the absence of an established market for the Common Stock, the Fair Market Value will be determined in good faith by the Administrator.
t.“Fiscal Year” means the fiscal year of the Company.
u.“Freestanding SAR” means a SAR that is granted independently of any Option.
v.“Incentive Stock Option” means an Option intended to qualify as an incentive stock option within the meaning of Section 422 of the Code and the regulations promulgated thereunder.
w.“Inside Director” means a Director who is an Employee.
x.“Nonstatutory Stock Option” means an Option that by its terms does not qualify or is not intended to qualify as an Incentive Stock Option.
y.“Officer” means a person who is an officer of the Company within the meaning of Section 16 of the Exchange Act and the rules and regulations promulgated thereunder.
z.“Option” means a stock option granted pursuant to the Plan.
aa.“Outside Director” means a Director who is not an Employee.
ab.“Parent” means a “parent corporation,” whether now or hereafter existing, as defined in Section 424(e) of the Code.
ac.“Participant” means the holder of an outstanding Award.
ad.“Performance Goals” will have the meaning set forth in Section 12 of the Plan.
ae.“Performance Period” means any Fiscal Year or such other period as determined by the Administrator in its sole discretion.
af.“Performance Share” means an Award denominated in Shares which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine pursuant to Section 10.
ag.“Performance Unit” means an Award which may be earned in whole or in part upon attainment of Performance Goals or other vesting criteria as the Administrator may determine and which may be settled for cash, Shares or other securities or a combination of the foregoing pursuant to Section 10.
ah.“Period of Restriction” means the period during which the transfer of Shares of Restricted Stock are subject to restrictions and therefore, the Shares are subject to a substantial risk of forfeiture. Such restrictions may be based on the passage of time, the achievement of target levels of performance, or the occurrence of other events as determined by the Administrator.
ai.“Plan” means this 2019 Equity Incentive Plan, as amended and restated.
aj.“Restricted Stock” means Shares issued pursuant to an Award of Restricted Stock under Section 7 of the Plan, or issued pursuant to the early exercise of an Option.
ak.“Restricted Stock Unit” means a bookkeeping entry representing an amount equal to the Fair Market Value of one Share, granted pursuant to Section 8. Each Restricted Stock Unit represents an unfunded and unsecured obligation of the Company.
al.“Rule 16b-3” means Rule 16b-3 of the Exchange Act or any successor to Rule 16b-3, as in effect when discretion is being exercised with respect to the Plan.
am.“Section 16(b) “ means Section 16(b) of the Exchange Act.
an.“Service Provider” means an Employee, Director or Consultant.
ao.“Share” means a share of the Common Stock, as adjusted in accordance with Section 17 of the Plan.

ap.“Stock Appreciation Right” or “SAR” means an Award, granted alone or in connection with an Option, that pursuant to Section 9 is designated as a SAR.
aq.“Subsidiary” means a “subsidiary corporation”, whether now or hereafter existing, as defined in Section 424(f) of the Code.
ar.“Tandem SAR” means a SAR that is granted in connection with a related Option, the exercise of which will require forfeiture of the right to purchase an equal number of Shares under the related Option (and when a Share is purchased under the Option, the SAR will be canceled to the same extent).
as.“Unvested Awards” will mean Options or Restricted Stock that (i) were granted to an individual in connection with such individual’s position as an Employee and (ii) are still subject to vesting or lapsing of Company repurchase rights or similar restrictions.
3.Stock Subject to the Plan.
a.Stock Subject to the Plan. Subject to the provisions of Section 17 of the Plan, as of July 15, 2024, the maximum aggregate number of shares of common stock that may be awarded and sold under the Plan is [_________], of which [_________] shares remained available for future awards.
b.Full Value Awards. Any Shares subject to Awards granted prior to June 14, 2019 with an exercise price less than Fair Market Value on the date of grant of such Awards (including Awards with no exercise or purchase price) will be counted against the numerical limits of this Section 3 as 2.12 Shares for every one Share subject thereto, and any Shares subject to Awards granted on or after July 13, 2023 but before July 15, 2024 with an exercise price less than Fair Market Value on the date of grant of such Awards (including Awards with no exercise or purchase price) will be counted against the numerical limits of this Section 3 as 1.65 Shares for every one Share subject thereto. Further, if Shares acquired pursuant to any such Award are forfeited or repurchased by the Company and would otherwise return to the Plan pursuant to Section 3(c), 2.12 or 1.65, as applicable, times the number of Shares so forfeited or repurchased will return to the Plan and will again become available for issuance. This Section 3(b) shall not apply to Awards granted on or after June 14, 2019 but prior to July 13, 2023 or on or after July 15, 2024.
c.Lapsed Awards. If an Award expires or becomes unexercisable without having been exercised in full, or, with respect to Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units, is forfeited to or repurchased by the Company, the unpurchased Shares (or for Awards other than Options and Stock Appreciation Rights, the forfeited or repurchased Shares) which were subject thereto will become available for future grant or sale under the Plan (unless the Plan has terminated). Upon exercise of a Stock Appreciation Right settled in Shares, the gross number of Shares covered by the portion of the Award so exercised will cease to be available under the Plan. If the exercise price of an Option is paid by tender to the Company, or attestation to the ownership, of Shares owned by the Participant, the number of Shares available for issuance under the Plan will be reduced by the gross number of Shares for which the Option is exercised. Shares that have actually been issued under the Plan under any Award will not be returned to the Plan and will not become available for future distribution under the Plan; provided, however, that if unvested Shares of Restricted Stock, Restricted Stock Units, Performance Shares or Performance Units are repurchased by the Company or are forfeited to the Company, such Shares will become available for future grant under the Plan. Shares used to pay the tax and/or exercise price of an Award will not become available for future grant or sale under the Plan. To the extent an Award under the Plan is paid out in cash rather than Shares, such cash payment will not result in reducing the number of Shares available for issuance under the Plan. Notwithstanding the foregoing provisions of this Section 3(c), subject to adjustment provided in Section 17, the maximum number of Shares that may be issued upon the exercise of Incentive Stock Options will equal the aggregate Share number stated in Section 3(a), plus, to the extent allowable under Section 422 of the Code, any Shares that become available for issuance under the Plan under this Section 3(c).
d.Share Reserve. The Company, during the term of this Plan, will at all times reserve and keep available such number of Shares as will be sufficient to satisfy the requirements of the Plan.
4.Administration of the Plan.
a.Procedure.

i.Multiple Administrative Bodies. Different Committees with respect to different groups of Service Providers may administer the Plan.
ii.Rule 16b-3. To the extent desirable to qualify transactions hereunder as exempt under Rule 16b-3, the transactions contemplated hereunder will be structured to satisfy the requirements for exemption under Rule 16b-3.
iii.Other Administration. Other than as provided above, the Plan will be administered by (A) the Board or (B) a Committee, which committee will be constituted to satisfy Applicable Laws.
b.Powers of the Administrator. Subject to the provisions of the Plan, and in the case of a Committee, subject to the specific duties delegated by the Board to such Committee, the Administrator will have the authority, in its discretion:
i.to determine the Fair Market Value;
ii.to select the Service Providers to whom Awards may be granted hereunder;
iii.to determine the number of Shares to be covered by each Award granted hereunder;
iv.to approve forms of agreement for use under the Plan;
v.with the approval of the Company’s stockholders, to institute an Exchange Program;
vi.to determine the terms and conditions, not inconsistent with the terms of the Plan, of any Award granted hereunder. Such terms and conditions include, but are not limited to, the exercise price, the time or times when Awards may be exercised (which may be based on performance criteria), any vesting acceleration or waiver of forfeiture restrictions, and any restriction or limitation regarding any Award or the Shares relating thereto, based in each case on such factors as the Administrator will determine;
vii.to construe and interpret the terms of the Plan and Awards granted pursuant to the Plan;
viii.to prescribe, amend and rescind rules and regulations relating to the Plan, including rules and regulations relating to sub-plans established for the purpose of satisfying applicable foreign laws;
ix.to modify or amend each Award (subject to Section 22(c) of the Plan), including the discretionary authority to extend the post-termination exercisability period of Awards longer than is otherwise provided for in the Plan;
x.to allow Participants to satisfy withholding tax obligations by electing to have the Company withhold from the Shares to be issued upon exercise of an Award that number of Shares having a Fair Market Value equal to the minimum amount required to be withheld (the Fair Market Value of the Shares to be withheld will be determined on the date that the amount of tax to be withheld is to be determined and all elections by a Participant to have Shares withheld for this purpose will be made in such form and under such conditions as the Administrator may deem necessary or advisable);
xi.to authorize any person to execute on behalf of the Company any instrument required to effect the grant of an Award previously granted by the Administrator;
xii.to allow a Participant to defer the receipt of the payment of cash or the delivery of Shares that would otherwise be due to such Participant under an Award pursuant to such procedures as the Administrator may determine; and
xiii.to make all other determinations deemed necessary or advisable for administering the Plan.
c.Effect of Administrator’s Decision. The Administrator’s decisions, determinations and interpretations will be final and binding on all Participants and any other holders of Awards.
5.Eligibility and Minimum Vesting.

a.Eligibility. Nonstatutory Stock Options, Restricted Stock, Restricted Stock Units, Stock Appreciation Rights, Performance Units, Performance Shares, and such other cash or stock awards as the Administrator determines may be granted to Service Providers. Incentive Stock Options may be granted only to Employees.
b.Minimum Vesting. Except as provided below, all Awards granted on or after June 14, 2019 that are designated to be settled in Shares shall be subject to the following minimum vesting requirements. All such time-based Awards shall vest over a period of at least one year from the date the Award was granted. All such performance-based Awards shall vest over a Performance Period of not less than one year, which may include the Fiscal Year during which the Award is granted. The foregoing minimum vesting requirements shall not apply: (i) with respect to 5% of the Shares which remain available for future awards as set forth in Section 3(a) (such 5% being the “Carve-Out Exception”), and (ii) to the vesting of an Award that is accelerated as a result of a Participant’s death or Disability, a Change in Control under terms consistent with this Plan or the Administrator’s exercise of discretion in accordance with the terms of this Plan. To the extent Section 3(a) is amended to increase the number of Shares reserved therein, then 5% of the Shares subject to such increase shall be added to, and increase, the number of Shares subject to the Carve-Out Exception.
6.Stock Options.
a.Limitations.
i.Each Option will be designated in the Award Agreement as either an Incentive Stock Option or a Nonstatutory Stock Option. However, notwithstanding such designation, to the extent that the aggregate Fair Market Value of the Shares with respect to which Incentive Stock Options are exercisable for the first time by the Participant during any calendar year (under all plans of the Company and any Parent or Subsidiary) exceeds $100,000 (U.S.), such Options will be treated as Nonstatutory Stock Options. For purposes of this Section 6(a), Incentive Stock Options will be taken into account in the order in which they were granted. The Fair Market Value of the Shares will be determined as of the time the Option with respect to such Shares is granted.
ii.The following limitations will apply to grants of Options:
1.No Service Provider will be granted, in any Fiscal Year, Options to purchase more than 1,000,000 Shares.
2.In connection with his or her initial service, a Service Provider may be granted Options to purchase up to an additional 1,000,000 Shares, which will not count against the limit set forth in Section 6(a)(ii)(1) above.
3.The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 17.
4.If an Option is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 17), the cancelled Option will be counted against the limits set forth in subsections (1) and (2) above.
b.Term of Option. The term of each Option will be stated in the Award Agreement, but in no event will the term be greater than seven (7) years from the date of grant. In the case of an Incentive Stock Option, the term will be seven (7) years from the date of grant or such shorter term as may be provided in the Award Agreement. Moreover, in the case of an Incentive Stock Option granted to a Participant who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the total combined voting power of all classes of stock of the Company or any Parent or Subsidiary, the term of the Incentive Stock Option will be five (5) years from the date of grant or such shorter term as may be provided in the Award Agreement.
c.Option Exercise Price and Consideration.
i.Exercise Price. The per share exercise price for the Shares to be issued pursuant to exercise of an Option will be determined by the Administrator, subject to the following:
1.In the case of an Incentive Stock Option

a.granted to an Employee who, at the time the Incentive Stock Option is granted, owns stock representing more than ten percent (10%) of the voting power of all classes of stock of the Company or any Parent or Subsidiary, the per Share exercise price will be no less than 110% of the Fair Market Value per Share on the date of grant.
b.granted to any Employee other than an Employee described in paragraph (A) immediately above, the per Share exercise price will be no less than 100% of the Fair Market Value per Share on the date of grant.
c.Notwithstanding the foregoing, Incentive Stock Options may be granted with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
2.In the case of a Nonstatutory Stock Option, the per Share exercise price will be determined by the Administrator, but the per Share exercise price will be no less than 100% of Fair Market Value per Share on the date of grant. Notwithstanding the foregoing, Nonstatutory Stock Options may be grated with a per Share exercise price of less than 100% of the Fair Market Value per Share on the date of grant pursuant to a transaction described in, and in a manner consistent with, Section 424(a) of the Code.
3.Waiting Period and Exercise Dates. At the time an Option is granted, the Administrator will fix the period within which the Option may be exercised and will determine any conditions that must be satisfied before the Option may be exercised.
4.Form of Consideration. The Administrator will determine the acceptable form(s) of consideration for exercising an Option, including the method of payment. In the case of an Incentive Stock Option, the Administrator will determine the acceptable form of consideration at the time of grant. Such consideration may consist entirely of: (1) cash; (2) check; (3) promissory note; (4) other Shares, provided that such Shares have a Fair Market Value on the date of surrender equal to the aggregate exercise price of the Shares as to which said Option will be exercised and provided that accepting such Shares, in the sole discretion of the Administrator, shall not result in any adverse accounting consequences to the Company; (5) consideration received by the Company under a cashless exercise program implemented by the Company in connection with the Plan; (6) a reduction in the amount of any Company liability to the Participant, including any liability attributable to the Participant’s participation in any Company-sponsored deferred compensation program or arrangement; (7) such other consideration and method of payment for the issuance of Shares to the extent permitted by Applicable Laws; or (8) any combination of the foregoing methods of payment.
d.Exercise of Option.
i.Procedure for Exercise; Rights as a Stockholder. Any Option granted hereunder will be exercisable according to the terms of the Plan and at such times and under such conditions as determined by the Administrator and set forth in the Award Agreement. An Option may not be exercised for a fraction of a Share.
An Option will be deemed exercised when the Company receives: (i) written or electronic notice of exercise (in accordance with the Award Agreement) from the person entitled to exercise the Option, and (ii) full payment for the Shares with respect to which the Option is exercised. Full payment may consist of any consideration and method of payment authorized by the Administrator and permitted by the Award Agreement and the Plan. Shares issued upon exercise of an Option will be issued in the name of the Participant or, if requested by the Participant, in the name of the Participant and his or her spouse. Until the Shares are issued (as evidenced by the appropriate entry on the books of the Company or of a duly authorized transfer agent of the Company), no right to vote or receive dividends or any other rights as a stockholder will exist with respect to the Shares, notwithstanding the exercise of the Option. The Company will issue (or cause to be issued) such Shares promptly after the Option is exercised. No adjustment will be made for a dividend or other right for which the record date is prior to the date the Shares are issued, except as provided in Section 17 of the Plan.
Exercising an Option in any manner will decrease the number of Shares thereafter available, both for purposes of the Plan and for sale under the Option, by the number of Shares as to which the Option is exercised.
ii.Termination of Relationship as a Service Provider. If a Participant ceases to be a Service Provider, other than upon the Participant’s termination as the result of the Participant’s death or Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for three (3) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified by the Administrator, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
iii.Disability of Participant. If a Participant ceases to be a Service Provider as a result of the Participant’s Disability, the Participant may exercise his or her Option within such period of time as is specified in the Award Agreement to the extent the Option is vested on the date of termination (but in no event later than the expiration of the term of such Option as set forth in the Award Agreement). In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following the Participant’s termination. Unless otherwise provided by the Administrator, if on the date of termination the Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will revert to the Plan. If after termination the Participant does not exercise his or her Option within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
iv.Death of Participant. If a Participant dies while a Service Provider, the Option may be exercised following the Participant’s death within such period of time as is specified in the Award Agreement to the extent that the Option is vested on the date of death (but in no event may the option be exercised later than the expiration of the term of such Option as set forth in the Award Agreement), by the Participant’s designated beneficiary, provided such beneficiary has been designated prior to Participant’s death in a form acceptable to the Administrator. If no such beneficiary has been designated by the Participant, then such Option may be exercised by the personal representative of the Participant’s estate or by the person(s) to whom the Option is transferred pursuant to the Participant’s will or in accordance with the laws of descent and distribution. In the absence of a specified time in the Award Agreement, the Option will remain exercisable for twelve (12) months following Participant’s death. Unless otherwise provided by the Administrator, if at the time of death Participant is not vested as to his or her entire Option, the Shares covered by the unvested portion of the Option will immediately revert to the Plan. If the Option is not so exercised within the time specified herein, the Option will terminate, and the Shares covered by such Option will revert to the Plan.
7.Restricted Stock.
a.Grant of Restricted Stock. Subject to the terms and provisions of the Plan, the Administrator, at any time and from time to time, may grant Shares of Restricted Stock to Service Providers in such amounts as the Administrator, in its sole discretion, will determine.
b.Restricted Stock Agreement. Each Award of Restricted Stock will be evidenced by an Award Agreement that will specify the Period of Restriction, the number of Shares granted, and such other terms and conditions as the Administrator, in its sole discretion, will determine. Notwithstanding the foregoing sentence, during any Fiscal Year no Participant will receive more than an aggregate of 300,000 Shares of Restricted Stock. Notwithstanding the foregoing limitation, in connection with his or her initial service as an Employee, an Employee may be granted an aggregate of up to an additional 300,000 Shares of Restricted Stock. Unless the Administrator determines otherwise, Shares of Restricted Stock will be held by the Company as escrow agent until the restrictions on such Shares have lapsed.

c. Transferability. Except as provided in this Section 7, Shares of Restricted Stock may not be sold, transferred, pledged, assigned, or otherwise alienated or hypothecated until the end of the applicable Period of Restriction.
d.Other Restrictions. The Administrator, in its sole discretion, may impose such other restrictions on Shares of Restricted Stock as it may deem advisable or appropriate.
e.Removal of Restrictions. Except as otherwise provided in this Section 7, Shares of Restricted Stock covered by each Restricted Stock grant made under the Plan will be released from escrow as soon as practicable after the last day of the Period of Restriction. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
f.Voting Rights. During the Period of Restriction, Service Providers holding Shares of Restricted Stock granted hereunder may exercise full voting rights with respect to those Shares, unless the Administrator determines otherwise.
g.Dividends and Other Distributions. During the Period of Restriction, Service Providers holding Shares of Restricted Stock will not be entitled to receive dividends or other distributions paid with respect to such Shares. Following the lapse of the Period of Restriction, Service Providers will be entitled to receive all dividends or other distributions paid with respect to such Shares that accrue after the lapse of the Period of Restrictions. If any such dividends or distributions are paid in Shares, the Shares will be subject to the same restrictions on transferability as the Shares with respect to which they were paid.
h.Return of Restricted Stock to Company. On the date set forth in the Award Agreement, the Restricted Stock for which restrictions have not lapsed will revert to the Company and again will become available for grant under the Plan.
i.Performance Restrictions. The Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator.
8.Restricted Stock Units.
a.Grant. Restricted Stock Units may be granted at any time and from time to time as determined by the Administrator. Each Restricted Stock Unit grant will be evidenced by an Award Agreement that will specify such other terms and conditions as the Administrator, in its sole discretion, will determine, including all terms, conditions, and restrictions related to the grant, the number of Restricted Stock Units and the form of payout, which, subject to Section 8(d), may be left to the discretion of the Administrator. Notwithstanding anything to the contrary in this subsection (a), during any Fiscal Year of the Company, no Participant will receive more than an aggregate of 300,000 Restricted Stock Units. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service as an Employee, an Employee may be granted an aggregate of up to an additional 300,000 Restricted Stock Units.
b.Vesting Criteria and Other Terms. The Administrator will set vesting criteria in its discretion, which, depending on the extent to which the criteria are met, will determine the number of Restricted Stock Units that will be paid out to the Participant. After the grant of Restricted Stock Units, the Administrator, in its sole discretion, may reduce or waive any restrictions for such Restricted Stock Units. Each Award of Restricted Stock Units will be evidenced by an Award Agreement that will specify the vesting criteria, and such other terms and conditions as the Administrator, in its sole discretion will determine. The Administrator, in its discretion, may accelerate the time at which any restrictions will lapse or be removed.
c.Earning Restricted Stock Units. Upon meeting the applicable vesting criteria, the Participant will be entitled to receive a payout as specified in the Award Agreement.
d.Form and Timing of Payment. Payment of earned Restricted Stock Units will be made as soon as practicable after the date(s) set forth in the Award Agreement. The Administrator, in its sole discretion, may pay earned Restricted Stock Units in cash, Shares, or a combination thereof. Shares represented by Restricted Stock Units that are fully paid in cash again will be available for grant under the Plan.
e.Cancellation. On the date set forth in the Award Agreement, all unearned Restricted Stock Units will be forfeited to the Company.

f.Performance Restrictions. The Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator.
9.Stock Appreciation Rights.
a.Grant of SARs. Subject to the terms and conditions of the Plan, a SAR may be granted to Service Providers at any time and from time to time as will be determined by the Administrator, in its sole discretion. The Administrator may grant Affiliated SARs, Freestanding SARs, Tandem SARs, or any combination thereof.
b.Number of Shares. The Administrator will have complete discretion to determine the number of SARs granted to any Service Provider; provided, however, no Service Provider will be granted, in any Fiscal Year, SARs covering more than 1,000,000 Shares. Notwithstanding the limitation in the previous sentence, in connection with his or her initial service a Service Provider may be granted SARs covering up to an additional 1,000,000 Shares. The foregoing limitations will be adjusted proportionately in connection with any change in the Company’s capitalization as described in Section 17. In addition, if a SAR is cancelled in the same Fiscal Year in which it was granted (other than in connection with a transaction described in Section 17), the cancelled SAR will be counted against the numerical share limits set forth above.
c.Exercise Price and Other Terms. The Administrator, subject to the provisions of the Plan, will have complete discretion to determine the terms and conditions of SARs granted under the Plan; provided, however, that the per Share exercise price of a SAR will be no less than 100% of the Fair Market Value per Share on the date of grant. However, the exercise price of Tandem or Affiliated SARs will equal the exercise price of the related Option.
d.Exercise of Tandem SARs. Tandem SARs may be exercised for all or part of the Shares subject to the related Option upon the surrender of the right to exercise the equivalent portion of the related Option. A Tandem SAR may be exercised only with respect to the Shares for which its related Option is then exercisable. With respect to a Tandem SAR granted in connection with an Incentive Stock Option: (a) the Tandem SAR will expire no later than the expiration of the underlying Incentive Stock Option; (b) the value of the payout with respect to the Tandem SAR will be for no more than one hundred percent (100%) of the difference between the exercise price of the underlying Incentive Stock Option and the Fair Market Value of the Shares subject to the underlying Incentive Stock Option at the time the Tandem SAR is exercised; and (c) the Tandem SAR will be exercisable only when the Fair Market Value of the Shares subject to the Incentive Stock Option exceeds the Exercise Price of the Incentive Stock Option.
e.Exercise of Affiliated SARs. An Affiliated SAR will be deemed to be exercised upon the exercise of the related Option. The deemed exercise of an Affiliated SAR will not necessitate a reduction in the number of Shares subject to the related Option.
f.Exercise of Freestanding SARs. Freestanding SARs will be exercisable on such terms and conditions as the Administrator, in its sole discretion, will determine.
g.SAR Agreement. Each SAR grant will be evidenced by an Award Agreement that will specify the exercise price, the term of the SAR, the conditions of exercise, and such other terms and conditions as the Administrator, in its sole discretion, will determine.
h.Maximum Term/Expiration of SARs. An SAR granted under the Plan will expire upon the date determined by the Administrator, in its sole discretion, and set forth in the Award Agreement. Notwithstanding the foregoing provisions of this Section 9, the rules of Section 6(b) relating to the maximum term, (i.e., that an SAR may not have a term longer than seven (7) years from the date of grant) and Section 6(d) relating to post-termination exercise also will apply to SARs.
i.Payment of SAR Amount. Upon exercise of an SAR, a Participant will be entitled to receive payment from the Company in an amount determined by multiplying:
i.The difference between the Fair Market Value of a Share on the date of exercise over the exercise price; times
ii.The number of Shares with respect to which the SAR is exercised.

At the discretion of the Administrator, the payment upon SAR exercise may be in cash, in Shares of equivalent value, or in some combination thereof.
10.Performance Units and Performance Shares.
a.Grant of Performance Units/Shares. Performance Units and Performance Shares may be granted to Service Providers at any time and from time to time, as will be determined by the Administrator, in its sole discretion. The Administrator will have complete discretion in determining the number of Performance Units and Performance Shares granted to each Participant provided that during any Fiscal Year, (i) no Participant will receive Performance Units having an initial value greater than $2,000,000, and (ii) no Participant will receive more than 300,000 Performance Shares. Notwithstanding the foregoing limitation, in connection with his or her initial service, a Service Provider may be granted up to an additional 300,000 Performance Shares.
b.Value of Performance Units/Shares. Each Performance Unit will have an initial value that is established by the Administrator on or before the date of grant. Each Performance Share will have an initial value equal to the Fair Market Value of a Share on the date of grant.
c.Performance Objectives and Other Terms. The Administrator will set performance objectives or other vesting provisions in its discretion which, depending on the extent to which they are met, will determine the number or value of Performance Units/Shares that will be paid out to the Service Providers. Each Award of Performance Units/Shares will be evidenced by an Award Agreement that will specify the Performance Period, and such other terms and conditions as the Administrator, in its sole discretion, will determine. The Administrator may set vesting criteria based upon the achievement of Company-wide, business unit, or individual goals (including, but not limited to, continued employment), or any other basis determined by the Administrator in its discretion.
d.Earning of Performance Units/Shares. After the applicable Performance Period has ended, the holder of Performance Units/Shares will be entitled to receive a payout of the number of Performance Units/Shares earned by the Participant over the Performance Period, to be determined as a function of the extent to which the corresponding performance objectives or other vesting provisions have been achieved. After the grant of a Performance Unit/Share, the Administrator, in its sole discretion, may reduce or waive any performance objectives or other vesting provisions for such Performance Unit/Share.
e.Form and Timing of Payment of Performance Units/Shares. Payment of earned Performance Units/Shares will be made as soon as practicable after the expiration of the applicable Performance Period. The Administrator, in its sole discretion, may pay earned Performance Units/Shares in the form of cash, in Shares (which have an aggregate Fair Market Value equal to the value of the earned Performance Units/Shares at the close of the applicable Performance Period) or in a combination thereof.
f.Cancellation of Performance Units/Shares. On the date set forth in the Award Agreement, all unearned or unvested Performance Units/Shares will be forfeited to the Company, and again will be available for grant under the Plan.
g.Performance Restrictions. The Administrator, in its discretion, may set restrictions based upon the achievement of Performance Goals. The Performance Goals will be set by the Administrator.
11.Reserved.
12.Performance Goals. The granting and/or vesting of Awards of Restricted Stock, Restricted Stock Units, Performance Shares and Performance Units and other incentives under the Plan may be made subject to the attainment of performance goals relating to one or more business criteria and may provide for a targeted level or levels of achievement (“Performance Goals”) including: (i) cash position, (ii) earnings per Share, (iii) net income, (iv) operating cash flow, (v) operating income, (vi) operating expenses, (vii) product revenues, (viii) profit after-tax, (ix) revenue, (x) revenue growth, and (xii) total stockholder return. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant. Any Performance Goals may be used to measure the performance of the Company as a whole or a business unit of the Company and may be measured relative to a peer group or index. With respect to any Award, Performance Goals may be used alone or in combination. The Performance Goals may differ from Participant to Participant and from Award to Award. Prior to the Determination Date, the Administrator will determine whether any significant element(s) will be included in or excluded from the calculation of any Performance Goal with respect to any Participant.
13.Outside Director Limitations. No Outside Director may be granted, in any Fiscal Year, Awards with a grant date fair value (determined in accordance with U.S. generally accepted accounting principles) of greater than $400,000. Any Awards granted to an individual while he or she was an Employee, or while he or she was a Consultant but not an Outside Director, will not count for purposes of the limitations under this Section 13.
14.Leaves of Absence. Unless the Administrator provides otherwise, vesting of Awards granted hereunder will be suspended during any unpaid leave of absence. A Service Provider will not cease to be an Employee in the case of (i) any leave of absence approved by the Company, or (ii) transfers between locations of the Company or between the Company, its Parent, or any Subsidiary. For purposes of Incentive Stock Options, no such leave may exceed three (3) months, unless reemployment upon expiration of such leave is guaranteed by statute or contract. If reemployment upon expiration of a leave of absence approved by the Company is not so guaranteed, then six (6) months and one day following the commencement of such leave any Incentive Stock Option held by the Participant will cease to be treated as an Incentive Stock Option and will be treated for tax purposes as a Nonstatutory Stock Option.
15.Transferability of Awards. Unless determined otherwise by the Administrator, an Award may not be sold, pledged, assigned, hypothecated, transferred, or disposed of in any manner other than by will or by the laws of descent or distribution and may be exercised, during the lifetime of the Participant, only by the Participant. If the Administrator makes an Award transferable, such Award will contain such additional terms and conditions as the Administrator deems appropriate.
16.Dividends. To the extent an Award permits the payment of dividends or other distributions on the Shares underlying the Award, Participants will not be entitled to receive such dividends or other distributions until such Award vests. For the avoidance of doubt, Participants will never be entitled to receive dividends or other distributions paid with respect to Shares underlying an Award that accrue prior to the vesting of such Award.
17.Adjustments; Dissolution or Liquidation; Merger or Change in Control.
a.Adjustments. In the event that any dividend or other distribution (whether in the form of cash, Shares, other securities, or other property), recapitalization, stock split, reverse stock split, reorganization, merger, consolidation, split-up, spin-off, combination, repurchase, or exchange of Shares or other securities of the Company, or other change in the corporate structure of the Company affecting the Shares occurs, the Administrator, in order to prevent diminution or enlargement of the benefits or potential benefits intended to be made available under the Plan, shall appropriately adjust the number and class of Shares that may be delivered under the Plan and/or the number, class, and price of Shares covered by each outstanding Award, and the numerical Share limits set forth in Sections 3, 6, 7, 8, 9, 10 and 13.
b.Dissolution or Liquidation. In the event of the proposed dissolution or liquidation of the Company, the Administrator will notify each Participant as soon as practicable prior to the effective date of such proposed transaction. To the extent it has not been previously exercised, an Award will terminate immediately prior to the consummation of such proposed action.
c.Change in Control. In the event of a Change in Control, each outstanding Award will be assumed or an equivalent option or right substituted by the successor corporation or a Parent or Subsidiary of the successor corporation. In the event that the successor corporation refuses to assume or substitute for the Award, the Participant will fully vest in and have the right to exercise all of his or her outstanding Options and Stock Appreciation Rights, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock shall lapse, and, with respect to Restricted Stock Units, Performance Shares and Performance Units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met. In addition, if an Option or Stock Appreciation Right is not assumed or substituted for in the event of a Change in Control, the Administrator will notify the Participant in writing or electronically that the Option or Stock Appreciation Right will be fully vested and exercisable for a period of time determined by the Administrator in its sole discretion, and the Option or Stock Appreciation Right will terminate upon the expiration of such period.
With respect to Awards granted to an Outside Director that are assumed or substituted for, if on the date of or following such assumption or substitution the Participant’s status as a Director or a director of the successor corporation, as applicable, is terminated other than upon a voluntary resignation by the Participant not at the request of the successor, then the Participant will fully vest in and have the right to exercise Options and/or Stock Appreciation Rights as to all of the Shares subject to the Award, including Shares as to which such Awards would not otherwise be vested or exercisable, all restrictions on Restricted Stock shall lapse, and, with respect to Restricted Stock Units, Performance Shares and Performance Units, all performance goals or other vesting criteria will be deemed achieved at target levels and all other terms and conditions met.
For the purposes of this subsection (c), an Award will be considered assumed if, following the Change in Control, the Award confers the right to purchase or receive, for each Share subject to the Award immediately prior to the Change in Control, the consideration (whether stock, cash, or other securities or property) or, in the case of a Stock Appreciation Right upon the exercise of which the Administrator determines to pay cash or a Restricted Stock Unit, Performance Share or Performance Unit which the Administrator can determine to pay in cash, the fair market value of the consideration received in the merger or Change in Control by holders of Common Stock for each Share held on the effective date of the transaction (and if holders were offered a choice of consideration, the type of consideration chosen by the holders of a majority of the outstanding Shares); provided, however, that if such consideration received in the Change in Control is not solely common stock of the successor corporation or its Parent, the Administrator may, with the consent of the successor corporation, provide for the consideration to be received upon the exercise of an Option or Stock Appreciation Right or upon the payout of a Restricted Stock Unit, Performance Share or Performance Unit, for each Share subject to such Award (or in the case of Performance Units, the number of implied shares determined by dividing the value of the Performance Units by the per share consideration received by holders of Common Stock in the Change in Control), to be solely common stock of the successor corporation or its Parent equal in fair market value to the per share consideration received by holders of Common Stock in the Change in Control.
Notwithstanding anything in this Section 17(c) to the contrary, an Award that vests, is earned or paid-out upon the satisfaction of one or more Performance Goals will not be considered assumed if the Company or its successor modifies any of such Performance Goals without the Participant’s consent; provided, however, a modification to such Performance Goals only to reflect the successor corporation’s post-Change in Control corporate structure will not be deemed to invalidate an otherwise valid Award assumption.
18.Tax Withholding
a.Withholding Requirements. Prior to the delivery of any Shares or cash pursuant to an Award (or exercise thereof), the Company will have the power and the right to deduct or withhold, or require a Participant to remit to the Company, an amount sufficient to satisfy federal, state, local, foreign or other taxes (including the Participant’s FICA obligation) required to be withheld with respect to such Award (or exercise thereof).
b.Withholding Arrangements. The Administrator, in its sole discretion and pursuant to such procedures as it may specify from time to time, may permit a Participant to satisfy such tax withholding obligation, in whole or in part by (without limitation) (i) paying cash, (ii) electing to have the Company withhold otherwise deliverable cash or Shares having a Fair Market Value equal to the minimum amount required to be withheld, (iii) delivering to the Company already-owned Shares having a Fair Market Value equal to the amount required to be withheld, or (iv) selling a sufficient number of Shares otherwise deliverable to the Participant through such means as the Administrator may determine in its sole discretion (whether through a broker or otherwise) equal to the amount required to be withheld. The amount of the withholding requirement will be deemed to include any amount which the Administrator agrees may be withheld at the time the election is made, not to exceed the amount determined by using the maximum federal, state or local marginal income tax rates applicable to the Participant with respect to the Award on the date that the amount of tax to be withheld is to be determined. The Fair Market Value of the Shares to be withheld or delivered will be determined as of the date that the taxes are required to be withheld.
19.No Effect on Employment or Service. Neither the Plan nor any Award will confer upon a Participant any right with respect to continuing the Participant’s relationship as a Service Provider with the Company, nor will they interfere in any way with the Participant’s right or the Company’s right to terminate such relationship at any time, with or without cause, to the extent permitted by Applicable Laws.
20.Date of Grant. The date of grant of an Award will be, for all purposes, the date on which the Administrator makes the determination granting such Award, or such later date as is determined by the Administrator. Notice of the determination will be provided to each Participant within a reasonable time after the date of such grant.

21.Term of Plan. Subject to Section 25 of the Plan, the Plan will become effective upon its adoption by the Board. It will continue in effect until the date of the annual meeting of the stockholders of the Company in 2030, unless terminated earlier under Section 22 of the Plan.
22.Amendment and Termination of the Plan.
a.Amendment and Termination. The Administrator may at any time amend, alter, suspend or terminate the Plan.
b.Stockholder Approval. The Company will obtain stockholder approval of any Plan amendment to the extent necessary and desirable to comply with Applicable Laws.
c.Effect of Amendment or Termination. No amendment, alteration, suspension or termination of the Plan will impair the rights of any Participant, unless mutually agreed otherwise between the Participant and the Administrator, which agreement must be in writing and signed by the Participant and the Company. Termination of the Plan will not affect the Administrator’s ability to exercise the powers granted to it hereunder with respect to Awards granted under the Plan prior to the date of such termination.
23.Conditions Upon Issuance of Shares.
a.Legal Compliance. Shares will not be issued pursuant to the exercise of an Award unless the exercise of such Award and the issuance and delivery of such Shares will comply with Applicable Laws and will be further subject to the approval of counsel for the Company with respect to such compliance.
b.Investment Representations. As a condition to the exercise of an Award, the Company may require the person exercising such Award to represent and warrant at the time of any such exercise that the Shares are being purchased only for investment and without any present intention to sell or distribute such Shares if, in the opinion of counsel for the Company, such a representation is required.
c.Company Policy. Any Shares received by a Participant pursuant to an Award granted on or after June 14, 2019, shall, to the extent applicable, be subject to the terms of the Company’s Stock Ownership Guidelines, as amended. Further, any amounts, whether in cash or Shares, received by a Participant pursuant to an Award granted on or after June 14, 2019 shall, to the extent applicable, be subject to a right of recoupment by the Company under the terms of the Company’s Clawback Policy, Compensation Recovery Policy, or other similar policy adopted by the Board, in each case as further amended from time to time hereafter.
24.Inability to Obtain Authority. The inability of the Company to obtain authority from any regulatory body having jurisdiction, which authority is deemed by the Company’s counsel to be necessary to the lawful issuance and sale of any Shares hereunder, will relieve the Company of any liability in respect of the failure to issue or sell such Shares as to which such requisite authority will not have been obtained.
25.Stockholder Approval. The Plan will be subject to approval by the stockholders of the Company within twelve (12) months after the date the Plan is adopted. Such stockholder approval will be obtained in the manner and to the degree required under Applicable Laws.

THIS PROXY IS SOLICITED ON BEHALF OF THE BOARD OF DIRECTORS OF CUTERA, INC.

2024 ANNUAL MEETING OF STOCKHOLDERS

The undersigned stockholder of Cutera, Inc., a Delaware corporation, hereby acknowledges receipt of the Notice of Annual Meeting of Stockholders and Proxy Statement each dated July , 2024 and hereby appoints Taylor C. Harris (our Chief Executive Officer) and Kevin J. Cameron (our Chairperson), each as proxy and attorney-in-fact, with full power of substitution, on behalf and in the name of the undersigned to represent the undersigned at the 2024 Annual Meeting of Stockholders of Cutera, Inc. to be held on June 15, 2024 at 10:00 a.m., local time, at Cutera’s offices located at www.virtualshareholdermeeting.com/CUTR2024, and at any postponement or adjournment thereof, and to vote all shares of common stock which the undersigned would be entitled to vote if then and there personally present, on the matters set forth below:

SEE REVERSE SIDE

FOLD AND DETACH HERE

The Board of Directors of Cutera, Inc. recommends a vote “FOR” the following proposals:

Please mark your votes as indicated: ☒

	FOR	AGAINST	ABSTAIN		FOR	AGAINST	ABSTAIN
1.Election of Directors:				2. Ratification of BDO USA, P.C. as the Independent Registered Public Accounting Firm for the fiscal year ending December 31, 2024.	☐	☐	☐

Kevin Cameron	☐	☐	☐

Taylor Harris	☐	☐	☐
					FOR	AGAINST	ABSTAIN
Keith Sullivan	☐	☐	☐	3. Non-binding advisory vote on the compensation of Named Executive Officers.	☐	☐	☐

Nicholas Lewin	☐	☐	☐

Jeryl Hilleman	☐	☐	☐
					FOR	AGAINST	ABSTAIN
				4. Approval of the amendment and restatement of our 2019 Equity Incentive Plan to increase the total shares available for issuance under the 2019 Equity Incentive Plan by 2,395,275.	☐	☐	☐

					FOR	AGAINST	ABSTAIN
				5. Approval of the amendment of outstanding stock options to reduce the exercise price per share to the closing price on the date of the annual meeting.	☐	☐	☐

THIS PROXY WILL BE VOTED AS DIRECTED OR, IF NO CONTRARY DIRECTION IS INDICATED, WILL BE VOTED AS FOLLOWS: (1) FOR THE ELECTION OF THE NOMINATED DIRECTORS; (2) FOR THE RATIFICATION OF THE APPOINTMENT OF BDO USA, P.C. AS OUR INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM FOR THE FISCAL YEAR ENDING DECEMBER 31, 2024; (3) FOR THE APPROVAL BY NON-BINDING ADVISORY VOTE ON THE COMPENSATION OF NAMED EXECUTIVE OFFICERS; (4) FOR THE APPROVAL OF THE AMENDMENT AND RESTATEMENT OF OUR 2019 EQUITY INCENTIVE PLAN TO INCREASE THE TOTAL NUMBER OF SHARES AVAILABLE FOR ISSUANCE UNDER THE 2019 EQUITY INCENTIVE PLAN; (5) FOR THE APPROVAL OF THE AMENDMENT OF OUTSTANDING STOCK OPTIONS TO REDUCE THE EXERCISE PRICE PER SHARE TO THE CLOSING PRICE ON THE DATE OF THE ANNUAL MEETING; AND (6) AS THE PROXY HOLDERS DEEM ADVISABLE ON SUCH OTHER MATTERS AS MAY BE BROUGHT PROPERLY BEFORE THE ANNUAL MEETING.

PLEASE SIGN EXACTLY AS YOUR NAME APPEARS HEREON. IF THE STOCK IS REGISTERED IN THE NAME OF TWO OR MORE PERSONS, EACH SHOULD SIGN. EXECUTORS, ADMINISTRATORS, TRUSTEES, GUARDIANS AND ATTORNEYS-IN-FACT SHOULD ADD THEIR TITLES. IF SIGNER IS A CORPORATION, PLEASE GIVE FULL CORPORATE NAME AND HAVE A DULY AUTHORIZED OFFICER SIGN, STATING TITLE. IF SIGNER IS A PARTNERSHIP, PLEASE SIGN IN PARTNERSHIP NAME BY AUTHORIZED PERSON.

PLEASE SIGN, DATE AND PROMPTLY RETURN THIS PROXY IN THE ENCLOSED RETURN ENVELOPE, WHICH IS POSTAGE PREPAID IF MAILED IN THE UNITED STATES.

SIGNATURE(S)	SIGNATURE(S)	DATE:

NOTE: This Proxy should be marked, signed by the stockholder(s) exactly as his or her name appears hereon, and returned promptly in the enclosed envelope. Persons signing in fiduciary capacity should so indicate. If shares are held by joint tenants or as community property, both should sign.